As filed with the Securities and Exchange Commission on March 28, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SGS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2796	20-3939981
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

626 West Main Street, Suite 500

Louisville, Kentucky 40202

(502) 637-5443

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrants Below

Benjamin F. Harmon, IV

Vice President, General Counsel and Secretary

SGS International, Inc.

626 West Main Street, Suite 500

Louisville, Kentucky 40202

(804) 672-4750

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Craig L. Godshall, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
12% Senior Subordinated Notes due 2013	$25,000,000	100%	$25,000,000	$982.50
Guarantees(2)	$25,000,000	—	—	N/A

(1)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(2)	The other companies listed in the Table of Additional Registrants below have guaranteed, jointly and severally, the 12% Senior Subordinated Notes due 2013 being registered hereby. The Guarantors are registering the Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Southern Graphic Systems, Inc.	Kentucky	2796	54-0676916
Project Dove Holdco, Inc.	Delaware	2796	20-3967961

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2008

PROSPECTUS

SGS INTERNATIONAL, INC.

OFFER TO EXCHANGE

$25,000,000 12% Senior Subordinated Notes due 2013 and related Guarantees for up to $25,000,000 remaining originally issued 12% Senior Subordinated Notes due 2013 outstanding

The exchange offer expires at 5:00 p.m., New York City time, on                , 2008, unless extended.

Terms of the exchange offer:

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•

We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Summary of certain United States federal income tax considerations” on page 116 for more information.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing public market for the old notes or the new notes. We do not intend to list the new notes on a securities exchange or quotation system.

•

The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

See “Risk Factors” beginning on page 9 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2008

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This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. Such request may be made in writing to 626 West Main Street, Suite 500, Louisville, Kentucky 40202, Attn: Secretary, or orally to Benjamin F. Harmon, IV, at (804) 672-4750. To obtain this information in a timely fashion, you must request such information no later than five business days before                 , 2008 which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein).

You should rely only on the information contained in this prospectus and any supplement, including any other information to which we have referred you. See “Where You Can Find More Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act, to register the notes offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and current reports and other information with the SEC. Under the terms of the indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, after September 30, 2006 and for so long as any of the notes remain outstanding, we will furnish to the trustee and the holders of the notes, file with the SEC (unless the SEC will not accept such a filing) and post on our website, (i) all quarterly and annual reports that would be required to be filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with respect to annual information only a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. In addition, for so long as any of the notes remain outstanding, at any time when we are not required to file reports with the SEC, we have agreed to make available to any holder of the notes, securities analysts and prospective investors, at their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our web site (http://www.sgsintl.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

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FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project” or “continue” or the negatives thereof or other variations thereon or similar terminology. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations that relate to, among other things, trends affecting our financial condition or results of operations and our business and strategies. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. Forward-looking statements speak only as of the date the statement is made. Readers are cautioned that these forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside of our control, including competitive factors, industry trends, changes in government regulation, the cost of and our ability to integrate new acquisitions, and our ability to introduce new products, execute our business plan, retain existing customers and acquire new customers. The accompanying information contained in this prospectus and in our Annual Report on Form 10-K identifies additional important factors that could cause these differences. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this prospectus or in our Annual Report on Form 10-K will not be realized. You are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting for or on our behalf are expressly qualified in their entirety by this section. For a discussion of some of these factors, see “Risk Factors,” beginning on page 9 of this prospectus and beginning on page 13 of our 2007 Annual Report on Form 10-K.

PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It may not contain all the information that may be important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. You should carefully consider the information contained in this prospectus, including the information set forth under the heading “Risk Factors” and in our Annual Report on Form 10-K. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

SGS International, Inc. will be the issuer of the new notes offered hereby. Unless otherwise indicated, the term “Issuer” or “Registrant” refers to SGS International, Inc., the terms “Company,” “we,” “our” and “us,” as used in this prospectus refer to SGS International, Inc. and its subsidiaries, the term “old notes” refers to the $200 million aggregate principal amount of 12% senior subordinated notes due 2013 issued on December 30, 2005, of which $25 million is outstanding, and the term “new notes” refers to up to the $25 million aggregate principal amount of 12% senior subordinated notes due 2013 offered in exchange for the $25 million aggregate principal amount outstanding of old notes pursuant to this prospectus, along with the $175 million aggregate principal amount of 12% senior subordinated notes due 2013, previously exchanged on August 4, 2006, and the term “notes” refers collectively to the old notes and the new notes.

COMPANY OVERVIEW

We are a global leader in the digital imaging and communication industry and offer design-to-print graphic services to the international consumer products packaging market. We offer a full spectrum of innovative digital solutions that streamline the capture, management, execution and distribution of graphics information. Our brand development, creative design, prepress, image carriers and print support services are utilized in each of the three main printing processes: flexography, gravure and lithography. Our customers, many of which we have served for over 20 years, include large branded consumer products companies, mass merchant retailers and the printers and converters that service them. Our services ensure that our customers are able to obtain or produce consistent, high quality packaging materials often on short turnaround times. For the years ended December 31, 2006 and 2007, we had sales of $276.3 million and $308.8 million, respectively, net income of $0.9 million and a net loss of $2.1 million, respectively, and EBITDA of $57.9 and $57.1, respectively.

Our top ten customers accounted for 33% of sales for fiscal 2007. We have 30-year relationships on average with these top ten customers. Approximately half of our revenue is derived from contractual relationships. In addition, our services are provided on short lead times and require significant interaction with customers resulting in a familiarity with workflows that we believe could not be replicated easily by our competitors. Our services require skilled, highly trained technicians that are familiar with computerized design, image manipulation and assembly. We have approximately 1,700 employees, substantially all of whom work in our non-union facilities, utilize the latest graphic services technologies and standards and know the printing press specifications of converters and printers that utilize our image carriers. We have a broad geographic reach through our network of 39 low cost production facilities located across the United States, Canada, Mexico, the United Kingdom, the Netherlands, and Hong Kong. We also operate on-site at numerous consumer products company locations and several printer locations. On-site services typically involve packaging graphics services and project management work. We also operate five facility-managed locations. This work typically involves production of flexographic plates at printers. Our on-site and facility-managed locations are characterized by the deployment of our personnel at a customer’s location and are a component of our customer relations strategy. Additionally, we often provide unique or customized services based on customer specification and seek to deliver our image carriers to converters and printers as soon as they are produced, which requires our locations to be at or near our customers.

Our services are used in the production of various forms of packaging including folding cartons, corrugated boxes, cans, trays, containers, bags, pouches, labels, wraps and related point-of-sale and promotional articles. A significant portion of our fiscal 2007 sales were to food and beverage consumer products companies or the printers and converters that service them and we believe these sectors have graphic services demand characteristics that are more favorable than the overall consumer products sector. We believe the consumer products sector demands shorter turnaround and delivery times, is dependent on an increasing number of SKUs to compete for shelf space and market share, recognizes the importance of package appearance to customers and is undergoing a shift toward global brand consistency and awareness. In addition to growth in packaging volume, demand for our services is generated by new product launches, brand portfolio changes that result from either consolidations or divestitures, design refreshing and promotional or seasonal events, changes in labeling requirements, changes in packaging products and changing consumer tastes.

COMPANY HISTORY

We are a wholly owned subsidiary of Southern Graphics Inc., or SGS Holdco, a Delaware corporation formed by Citigroup Venture Capital Equity Partners, LP and certain of its affiliates (collectively, “CVC”). CVC’s investment is managed by Court Square Capital Partners and certain of its affiliates. The capital stock of SGS Holdco is held by CVC, members of our management team and certain other third parties.

SGS was established in 1946 as a single- facility gravure operation in Louisville, Kentucky. SGS and its affiliates were acquired by Reynolds Metals Company in 1957. In 1978, SGS adopted a growth strategy of strategically locating manufacturing operations based on customers’ locations and service requirements. SGS opened its first dedicated prepress facility in 1991. In 1994, SGS expanded its geographic scope to include Canada, with the opening of a gravure facility just outside Toronto. In 1995, SGS entered the growing flexographic market with the acquisition of Wilson Engraving Company. In 1998, SGS further expanded its geographic scope within North America by opening a graphics facility in Mexico City, Mexico. SGS’s ownership changed in 2000 when its parent, Reynolds Metals Company, was acquired by Alcoa Inc. In November, 2005, SGS acquired MCG Graphics Limited (“MCG”), a UK-based provider of prepress graphics and flexographic image carriers serving customers in the UK and Europe.

On November 11, 2005, we entered into an acquisition agreement with RMC Delaware, Inc., or RMC, Southern Graphic Systems-Canada, Ltd./Systemes Graphiques Southern-Canada, Ltee., or SGS Canada, and Alcoa UK Holdings Limited, or Alcoa UK. Upon the satisfaction of the conditions set forth in the acquisition agreement, we purchased from RMC and Alcoa UK all of the issued and outstanding shares of capital stock of each of Southern Graphic Systems, Inc., or SGS, Southern Graphic Systems Mexico, S. De R.L., De. C.V., or SGS Mexico, and SGS-UK Limited, or SGS UK, and our wholly-owned Canadian subsidiary purchased from SGS Canada substantially all of SGS Canada’s assets and certain of its liabilities. The acquisition of SGS, SGS Mexico, SGS UK, SGS Canada by us and our Canadian subsidiary is referred to herein as the Acquisition. In connection with the Acquisition, the Registrant offered certain of its 12% senior subordinated notes due 2013 and entered into a new senior secured credit facility.

In 2006, the Company further expanded its global presence with acquisitions in the UK and the Netherlands and strengthened its Canadian business with the acquisition of a Quebec pre-press company. In February 2007, the Company acquired the assets of C.M. Jackson Associates, Inc. (“CMJ”), a packaging graphics firm with an emphasis on “store brands.” In April 2007, the Company acquired McGurk Studios Limited and Thames McGurk Limited (collectively “McGurk”), a UK-based provider of end-to-end digital design, artwork and reprographics for packaging solutions with locations in Hull and London, England, and Hong Kong. In January of 2008, as more fully described below in Recent Developments, the Company acquired certain additional Canadian operations to strengthen its position in Canada.

OUR PRINCIPAL EXECUTIVE OFFICES

SGS International, Inc. is a Delaware corporation. Our principal executive offices are located at 626 West Main Street, Suite 500, Louisville, Kentucky 40202 and our telephone number at that address is 502-637-5443.

RECENT DEVELOPMENTS

On January 3, 2008, the Company, through its subsidiary Southern Graphic Systems-Canada, Co., closed on transactions (together, the “Tri-Ad Acquisition”) by which it acquired all of the outstanding stock of 1043497 Ontario Limited, of which Tri-Ad Graphic Communications Ltd. and Flex-Art Design Inc. are wholly owned subsidiaries, and Cooper & Williamson, Inc., a related company (collectively, “Tri-Ad”). Tri-Ad is a Canadian provider of packaging and retail graphics services with locations in Toronto, Ontario and outside of Montreal, Quebec. In connection with the Tri-Ad Acquisition, the Company borrowed the remaining $17 million available under its $40 million senior secured acquisition facility prior to the expiration of the acquisition facility on December 27, 2007. See “Description of Other Indebtedness.”

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” is defined as income (loss) before income taxes, minority interest and “fixed charges.” “Fixed charges” consist of interest cost, whether expensed or capitalized.

Successor			Predecessor
Year ended December 31,		One-Day ended December 31,	Period ended December 30,	Year ended December 31,
2007	2006	2005	2005	2004	2003
A	1.07	B	4.60	6.14	6.17

A	Earnings were insufficient to cover fixed charges in the amount of $4.0 million.

B	Earnings were insufficient to cover fixed charges in the amount of $0.1 million.

THE EXCHANGE OFFER

On December 30, 2005, we issued and sold $200 million aggregate principal amount of 12% Senior Subordinated Notes due 2013, referred to as the old notes. In connection with this sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver a prospectus to the initial purchasers and to complete an exchange offer for the old notes. On July 31, 2006, the Company announced the expiration of the exchange offer relating to the old notes. As of the closing date for such exchange offer, August 4, 2006, holders of $175.0 million aggregate principal amount of the old notes tendered their notes and the tendered old notes were exchanged by the Company for a like principal amount of the Company’s currently outstanding 12% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, referred to as the new notes. Following that exchange offer, and after August 4, 2006, $25 million aggregate principal amount of the old notes remained outstanding. The outstanding $25 million aggregate principal amount of the old notes are eligible for exchange for up to $25 million aggregate principal amount of the new notes pursuant to this prospectus.

Notes Offered

Up to $25 million aggregate principal amount of 12% Senior Subordinated Notes due 2013, which have been registered under the Securities Act.

The terms of the new notes and old notes are identical in all material respects, except that

•        the new notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•        certain registration rights applicable to the old notes do not apply to the new notes; and

•        the new notes bear a different CUSIP number than the old notes.

You are urged to read the discussions under the heading “The New Notes” for further information regarding the new notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of each of our new notes for each $1,000 principal amount of our old notes.

In this prospectus, except as otherwise noted, the term “exchange offer” means the offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the exchange offer.”

Procedures for Tendering Old Notes

If you wish to accept the exchange offer and tender your old notes, you must either:

•        complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•        if old notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

See “The Exchange Offer—Procedures for tendering old notes.”

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Summary of Certain United States Federal Income Tax Considerations.”

Accrued Interest	The new notes will bear interest from the most recent date to which interest has been paid on the corresponding old notes. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.

CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The exchange offer—Resales of new notes.”

The old notes were eligible for trading, but not traded, in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

THE NEW NOTES

The following summary describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	SGS International, Inc.

Notes Offered	$25 million aggregate principal amount of 12% Senior Subordinated Notes due 2013.

Maturity Date	December 15, 2013.

Interest Payments	The notes will bear interest at a rate of 12% per year from and including December 15, 2007, payable semi-annually, in arrears on June 15 and December 15 of each year, commencing on June 15, 2008.

Guarantees	All of our existing domestic subsidiaries guarantee the new notes. Additionally, subject to certain exceptions described in this prospectus, each of our future domestic subsidiaries will also guarantee the notes.

Ranking	The new notes are our general unsecured obligations and will:

•        rank junior in right of payment with all of our existing and future senior indebtedness;

•        rank equally in right of payment to all of our existing and future subordinated indebtedness; and

•        be structurally subordinated to all obligations, including trade payables, of our subsidiaries that are not guarantors.

Our existing and future domestic subsidiaries will jointly and severally guarantee the notes on a senior subordinated basis. Future domestic subsidiaries, excluding subsidiaries that are designated unrestricted subsidiaries in accordance with the indenture governing the notes, will be required to guarantee the notes. The guarantees will be general unsecured obligations of the guarantors and will:

•        rank junior in right of payment with all of the applicable guarantor’s existing and future senior indebtedness; and

•        rank equally in right of payment to all of the applicable guarantor’s existing and future subordinated indebtedness.

Optional Redemption

We may redeem some or all of the notes at any time and from time to time on or after December 15, 2009 at redemption prices set forth in this prospectus, together with accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to December 15, 2008, we may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time and from time to time prior to December 15, 2009, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

For more information, see “Description of Notes—Optional Redemption.”

Change of Control	If we experience a change of control as defined in the indenture governing the notes, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date. See “Description of Notes—Repurchase at the option of Holders—Change of control.”

Certain Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•        incur or guarantee additional indebtedness;

•        pay dividends, redeem capital stock or make distributions or certain other restricted payments;

•        make certain investments;

•        incur liens;

•        enter into transactions with affiliates;

•        issue dividends or other payments by our restricted subsidiaries to us; and

•        sell all or substantially all of our assets or merge with or into other companies.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.”

Risk factors	You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 9 and in our 2007 Annual Report on Form 10-K beginning on page 13 and all the other information provided in this prospectus regarding your investment in the notes.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus in connection with your investment in the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other documents that we file with the Securities and Exchange Commission prior to completion of this exchange offer. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risk Related To Our Business

Our indebtedness is substantial, which could adversely affect our financial health and limit our ability to obtain financing in the future and to react to changes in our business.

As of December 31, 2007, our total consolidated indebtedness was $363.1 million and we had $35.0 million of additional borrowings available under our senior credit facility. Our large amount of debt could have important consequences, including, but not limited to, the following:

•

it will require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate expenses;

•	it could make it more difficult for us to satisfy our obligations under our senior secured credit facility and our senior subordinated notes;

•	it could place us at a disadvantage compared to our competitors that have proportionately less debt; and

•	it could limit our ability to borrow additional funds in the future, if needed, because of applicable financial and restrictive covenants of our indebtedness.

Our debt agreements have restrictions that limit our flexibility in operating our business.

Our senior secured credit facility and the indenture under which our senior subordinated notes were issued have a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	issue or sell capital stock;

•	sell assets or consolidate or merge with or into other companies;

•	pay dividends or repurchase or redeem capital stock;

•	make certain investments;

•	make loans, incur liens and transfer property; and

•	enter into certain types of transactions with our affiliates.

These covenants, as well as our level of indebtedness, could have the effect of limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete.

In addition, under the senior secured credit facility, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with those provisions and we may not be able to meet those ratios and tests, which would result in a default under the senior secured credit facility. In the event of a default, the lenders under the senior secured credit facility could elect to declare all amounts borrowed under the senior secured credit facility, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the senior secured credit facility are senior in right of payment to the senior subordinated notes. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the senior subordinated notes.

We are subject to competitive pressures.

We compete with other providers of graphic products and related services. The market for such products and services is highly fragmented, with several national and many regional participants. We face, and will continue to face, competition in our business from many sources, including national and large regional companies, some of which have greater financial, marketing and other resources than we do. In addition, local and regional firms specializing in particular markets compete on the basis of established long-term relationships or specialized knowledge of such markets. The introduction of new technologies may create lower barriers to entry that may allow other firms to provide competing services.

There can be no assurance that competitors will not introduce services or products that achieve greater market acceptance than, or are technologically superior to, our current service offerings. There is no assurance that we will be able to continue to compete successfully or that competitive pressures will not adversely affect our business, financial condition and results of operations.

Our business is sensitive to general economic conditions. An economic decline or other circumstances that result in reductions in our customers’ marketing and advertising budgets could negatively impact our sales volume and revenues and our ability to respond to competition or take advantage of business opportunities.

Our revenues are derived from many customers in a variety of industries and businesses, some of whose spending levels can be cyclical in nature and subject to significant reductions based on changes in, among other things, general economic conditions. Our operating results may reflect our customers’ order patterns or the effects of economic downturns on their businesses. In addition, because we conduct our operations in a variety of markets, we are subject to economic conditions in each of these markets. We are subject to downward price pressures in certain of the markets we serve. Accordingly, general economic downturns, localized downturns, or downward price pressures in markets where we have operations could have a material adverse effect on our business, results of operations and financial condition.

Our operations may be subject to quarterly and cyclical fluctuations.

The timing of particular jobs or types of jobs at particular times of year may cause significant fluctuations in the operating results of our various operations in any given quarter. We are subject to factors that are beyond our control, including changes in interest costs, currency exchange rates and tax rates, costs associated with compliance with legal and regulatory requirements and the health of the consumer products industry. We also depend, to some extent, on sales to certain industries, such as the food and beverage and tobacco industries. To the extent these industries experience downturns, the results of our operations may be adversely affected.

We are dependent on certain key customers and are subject to unpredictable order flows.

Our ten largest customers accounted for approximately 33% of our revenues in fiscal 2007. In fiscal 2007, no one customer accounted for more than 7% of our total revenues. While we seek to build long-term customer relationships, revenues from any particular customer can fluctuate from period to period due to such customer’s purchasing patterns. Further, our services and related business activity generally have been characterized by individual assignments from customers on a project-by-project basis, and continued engagements for successive jobs are primarily dependent upon our customers’ satisfaction with services previously provided. While technological advances have enabled us to shorten considerably our production cycle to meet our customers’ increasing speed-to-market demands, we may in turn receive less advance notice from our customers of upcoming projects. Any termination or significant disruption of our relationships with any of our principal customers could have a material adverse effect on our business, financial condition and results of operations.

We have long-term contracts with certain key customers. The terms of most of our largest contracts are initially between two and five years. However, most of these contracts may be terminated by the customer without cause upon 30 to 90 days notification. While terms and conditions in our customer contracts vary, in general the contracts do not obligate our customers to purchase any specific minimum volume or dollar amount of product from us. Any cancellation, deferral or significant reduction in sales to these principal customers or a significant number of smaller customers could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on certain key suppliers. Any problem or interruption in our supply of primary raw materials could delay production and adversely affect our sales.

Our primary raw material purchases include sheet photopolymer for flexographic plates, photographic film, chemicals, storage media, ink, colorants, plate materials, proofing paper and various other supplies and chemicals. We purchase the majority of our raw materials based on long-term contracts with our key supplier. Although we believe we could find other suppliers, our continued supply of raw materials is subject to a number of risks, some of which are beyond our control, which could delay production and adversely affect our sales. In fiscal 2007, materials and supplies costs accounted for approximately 17% of our cost of goods sold.

We may be unable to effectively integrate acquired businesses.

Since the beginning of 2003, we have completed 15 graphic services acquisitions. As part of our long-term strategy, we will seek to make other graphic services acquisitions. While management has experience acquiring companies and integrating their operations into our existing operations, we may not be able to find additional attractive acquisition candidates or succeed at effectively integrating acquired businesses into our existing business.

Future acquisitions could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to intangible assets, which could have a material adverse effect upon our business, financial condition and results of operations. Risks we could face with respect to acquisitions include:

•	difficulties in the integration of the operations, technologies, products and personnel of the acquired company;

•	risks of entering markets in which we have no or limited prior experience;

•	potential loss of employees;

•	diversion of management’s attention from other business concerns; and

•	expenses of any undisclosed or potential legal liabilities of the acquired company.

The risks associated with acquisitions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure that we will be successful in consummating future acquisitions on favorable terms or at all.

Our foreign operations are subject to currency exchange, political, investment and other risks that could hinder us from transferring funds out of a foreign country, delay our debt service payments, cause our operating costs to increase and adversely affect our results of operations.

We currently have operations in the United States, Mexico, Canada, the United Kingdom, the Netherlands, and Hong Kong, and our long-term strategy contemplates having operations in other foreign jurisdictions. For the year ended December 31, 2007, total sales from operations outside the United States were approximately $91 million (excluding intercompany sales), which represented approximately 30% of our consolidated net sales.

We would expect this number and percentage to increase if we are successful in making additional foreign acquisitions. As a result of our current and contemplated foreign operations, we are subject to certain risks which could disrupt our operations or force us to incur unanticipated costs and have an adverse effect on our ability to make payments on our debt obligations. See the table under Results of Operations in the Management’s Discussion & Analysis of Financial Condition and Results of Operations summarizing the concentrations of sales, net income, and long-lived assets by major geographic region.

Devaluations and fluctuations in currency exchange rates may affect our operating performance by impacting revenues and expenses outside of the U.S. due to fluctuations in currencies other than the U.S. dollar or where we translate into U.S. dollars for financial reporting purposes the assets and liabilities of our foreign operations conducted in local currencies.

We are subject to various other risks associated with operating in foreign countries, such as the following:

•	acts of terrorism;

•	changes in government policies and regulations;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

The loss of key personnel could adversely affect our current operations and our ability to achieve continued growth.

We are highly dependent upon the continued service and performance of our senior management team and other key employees. Although we generally have been successful in our recruiting efforts, we compete for qualified individuals with companies engaged in our business lines and with other companies. Accordingly, we may be unable to attract and retain suitably qualified individuals, and our failure to do so could have an adverse effect on our ability to implement our business plan. If, for any reason, these officers or key employees do not remain with us, our operations could be adversely affected until suitable replacements with appropriate experience can be found.

If we do not keep pace with technological changes, we will not be able to maintain our competitive position.

We believe our ability to develop and exploit emerging technologies has contributed to our success and has demonstrated to our customers the value of using our services rather than attempting to perform these functions in-house or through lower-cost, reduced-service competitors. We believe our success also has depended in part on our ability to adapt our business as technology advances in our industry have changed the way graphics projects are produced. These changes include a shift from traditional production of images to offering more consulting and project management services to customers. Accordingly, our ability to grow will depend upon our ability to keep pace with technological advances and industry evolutions on a continuing basis and to integrate available technologies and provide additional services commensurate with customer needs in a commercially appropriate manner. Our business may be adversely affected if we were unable to keep pace with relevant technological industry changes or if the technologies that we adopt or services we promote do not receive widespread market acceptance.

We are subject to strict environmental laws and regulations that may lead to significant, unforeseen expenses.

We are subject to various federal, state, local and foreign environmental laws, regulations and ordinances, including those that:

•	govern activities or operations that may adversely affect the environment, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes;

•	seek to protect occupational safety and health; and

•	impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances.

The violation of such laws and regulations can result in substantial civil and criminal fines and penalties. We may not be, at all times, in compliance with all such requirements. As is the case with manufacturers in general, we have made and will continue to make capital expenditures to comply with environmental requirements. Although we do not believe that we are currently subject to any material environmental liabilities, the operation of manufacturing plants entails risks in these areas and there can be no assurance that we will not discover previously unknown environmental non-compliance or contamination. Noncompliance with or liability for cleanup under the environmental laws applicable to us could have a material adverse effect on our results of operations and financial condition. In addition, changes in environmental laws and regulations, or the interpretation or enforcement thereof, the discovery of previously unknown contamination or other liabilities relating to our current or former properties and operations, developments in environmental litigation or technological advances could increase the amount of future expenditures and could have a material adverse effect on our results of operations and financial condition.

We may be subject to losses that might not be covered in whole or in part by our insurance coverage. These uninsured losses could result in substantial liabilities to us that would negatively impact our financial condition.

We carry comprehensive liability, fire and extended coverage insurance on all of our facilities, and other specialized coverages, including errors and omissions coverage, with policy specifications and insured limits which we believe to be reasonable for similar properties and purposes. However, there are certain types of risks and losses, such as losses resulting from wars or acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could incur significant liabilities, and if such loss affects property we own, we could lose capital invested in that property or the anticipated future revenues derived from the activities conducted at that property, while remaining liable for any lease or other financial obligations related to the property. In addition to substantial financial liabilities, an uninsured loss or a loss that exceeds our coverage could adversely affect our ability to replace property or capital equipment that is destroyed or damaged, and our productive capacity may diminish.

Our ability to report our financial results or prevent fraud is dependent on our ability to maintain an effective system of internal controls.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. Beginning in 2008, the Sarbanes-Oxley Act of 2002 will require our auditors to evaluate and assess the effectiveness of our internal controls, in addition to management’s evaluation and assessment. If we fail to remedy or maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal control could result in financial statements that do not accurately reflect our financial condition. We might not be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act, which could prevent our auditors from completing their review and assessment of our internal controls in a timely manner. Finally, our management and our auditors might not conclude that our internal controls are effective.

Risks Related To The Notes

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, acquisitions and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility will be adequate to meet our future liquidity needs for at least the next few years.

There is no assurance, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs or that there will not be material adverse developments in our business, liquidity or capital requirements. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we may need to refinance or restructure all or a portion of our indebtedness, sell material assets or operations or obtain additional debt or equity capital. There is no assurance that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, the terms of our existing or future debt agreements, including the notes and our senior secured credit facility, may limit our ability to pursue any of these alternatives.

Our senior secured credit facility and the indenture governing the notes impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

Our senior secured credit facility and the indenture governing the notes contain a number of restrictive covenants that may limit, among other things, our ability to:

•	incur indebtedness;

•	make certain restricted payments;

•	pay certain dividends, make certain distributions, make loans and transfer property;

•	incur liens;

•	sell assets;

•	issue or sell capital stock;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Our senior secured credit facility also contains financial covenants. If we or our subsidiaries default on any of these covenants, the lenders could cause all amounts outstanding under our senior secured credit facility and the notes to be due and payable immediately, and the lenders under our senior secured credit facility could proceed against any collateral securing that indebtedness. Our assets or cash flow may not be sufficient to repay in full the borrowings under our senior secured credit facility or the notes, either upon maturity or if accelerated upon an event of default. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

We and our subsidiaries may still be able to incur substantial additional debt, which could exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur additional debt in the future, including debt that is senior to or equal in right of payment to the notes. Although the indenture governing the notes and our senior secured credit facility contain restrictions on our and/or our subsidiaries’ ability to incur indebtedness, those restrictions are or will be subject to a number of exceptions. We can borrow up to $193.7 million under our senior secured credit facility, all of which would rank senior to the notes. The indenture governing the notes will permit us and/or our subsidiaries to incur at least $195.0 million in indebtedness that could be senior to the indebtedness under the notes. We and our guarantor subsidiaries may also incur in the aggregate an additional $25.0 million of indebtedness under the indenture governing the notes at any time. In addition, the indenture governing the notes will permit our foreign subsidiaries or other non-guarantor restricted subsidiaries to incur an aggregate of an additional $20.0 million of indebtedness at any time. This indebtedness may be senior to or equal in right of payment with the notes. To the extent it is incurred by subsidiaries, even if not senior by its terms, it may be effectively senior to the indebtedness under the notes. We can also incur additional indebtedness that could be senior indebtedness to the extent that, after incurring such debt, we would have a Consolidated Fixed Charge Coverage Ratio (as defined in the indenture governing the notes) of greater than 2.25 to 1.0. In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing the notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. Adding new debt to current debt levels could intensify the related risks that we and our subsidiaries now face. See “Description of Other Indebtedness.”

Your right to receive payments on the notes and the related guarantees is subordinated to our and the guarantors’ senior debt, including our senior secured credit facility.

The notes and related guarantees given by our subsidiaries are contractually subordinated to all of our existing and future senior debt (as defined in the indenture governing the notes), including all obligations under our senior secured credit facility. In the event of any distribution to our creditors under any bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of the notes will not be entitled to receive, and will have an obligation to pay over to holders of senior debt, any payments they may receive in respect of the notes, including any payments received in respect of claims (as defined in the indenture governing the notes). As of December 31, 2007, the notes were effectively subordinated to an aggregate amount of indebtedness equal to $163.1 million, of which $121.6 million ($118.7 million of initial borrowings plus the net impact of foreign exchange losses on debt denominated in currency other than U.S. Dollar and required principal payments) was outstanding under our senior secured term loan facility, $39.8 million was outstanding under our senior secured acquisition facility and an additional $35.0 million was available to be borrowed under our senior secured revolving credit facility and senior secured acquisition facility.

SGS International, Inc. is a holding company and therefore we depend on our subsidiaries to service our obligations under the notes and our other indebtedness. Our ability to repay the notes depends upon the performance of our subsidiaries and their ability to make distributions.

SGS International, Inc. has no direct operations and no significant assets other than ownership of the stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the notes. Legal and contractual restrictions in agreements governing current and future indebtedness, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund interest and principal payments on the notes when due.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of December 31, 2007, the notes are effectively subordinated to $0.1 million of indebtedness of our non-guarantor subsidiaries, other than liabilities under our senior secured credit facility. Our guarantor subsidiaries generated 79.3% of our EBITDA and 70.5% of our sales for the year ended December 31, 2007. The guarantor subsidiaries held 65.6% of our total consolidated assets as of December 31, 2007.

Federal and state statutes could allow courts, under specific circumstances, to void subsidiary guarantees and require noteholders to return payments received from subsidiary guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or subordinate claims in respect of a subsidiary guarantee to all other debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in, or about to engage in, a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to a subsidiary guarantee and require that payment be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its subsidiary guarantee of the notes, will not be insolvent, will not have insufficient capital for the business in which we or it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

The notes will not be secured by our assets.

The notes are not secured debt. Substantially all of our assets will serve as collateral under our senior secured credit facility. In addition, we may incur additional secured debt. If we do not pay or otherwise default on our secured debt, the holders of the secured debt may seize our assets and use the proceeds to pay off the secured debt. Because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining to pay the notes or that there would only be enough assets remaining to pay a portion of the notes.

Indebtedness under our senior secured credit facility is subject to floating interest rates, which may cause our interest expense to increase.

Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. A 1% increase in market interest rates would result in an annual increase in our interest expense and a decrease in our earnings before income taxes, of approximately $0.9 million. Any borrowings under our senior secured revolving credit facility and under our senior secured acquisition facility would be subject to similar fluctuations.

If we or our subsidiaries default on our or their obligations to pay our or their indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our subsidiaries’ indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, interest, if any, on the notes and substantially decrease the market value of the notes. If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, interest and liquidated damages, if any, on our or their indebtedness, or if we or our subsidiaries otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our or their indebtedness (including our senior secured credit facility), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and liquidated damages, if any, the lenders under our senior secured credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our or our subsidiaries’ assets, and we or our subsidiaries could be forced into bankruptcy or liquidation. If our subsidiaries’ operating performance declines, we may need to seek to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If our subsidiaries breach the covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights as described above, and we and our subsidiaries could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Notes.”

We may not have sufficient funds to repay the notes upon a change of control.

If we experience certain changes of control, you will have the right to require us to purchase your notes at a purchase price equal to 101% of the principal amount of your notes, plus accrued and unpaid interest and liquidated damages, if any. In such circumstances, we may also be required to repay our other outstanding debts or obtain consents that may be required to permit us to repurchase your notes. If we cannot repay our debts or obtain the needed consents, we may be unable to purchase the notes. This would be an event of default under the indenture governing the notes. The change of control provisions of the indenture governing the notes will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in the event of default under the indenture governing the notes. Accordingly, the change of control provisions are likely to be of limited usefulness in such situations. Upon a change of control, we may not have sufficient funds to make any required payments, including purchases of the notes, as described above. See “Description of Notes—Repurchase at the option of holders—Change of control.”

Citigroup Venture Capital Equity Partners, LP, as controlling stockholder, and Court Square Capital Partners, as the manager of its investment, may have interests that conflict with yours.

Citigroup Venture Capital Equity Partners, LP, as our controlling stockholder, and Court Square Capital Partners, as the manager of Citigroup Venture Capital Equity Partners, LP’s investment in the Company, are able to exercise control over decisions affecting us, including:

•	composition of our board of directors, and, through it, our direction and policies, including the appointment and removal of officers;

•	mergers or other business combinations and opportunities involving us;

•	further issuance of capital stock or other securities by us;

•	payment of dividends; and

•	approval of our business plans and general business development.

The interests of Citigroup Venture Capital Equity Partners, LP and Court Square Capital Partners may conflict with your interests and may present risks to you as a holder of the notes.

RISKS RELATED TO THE EXCHANGE OFFER

If an active trading market for the notes does not develop, the liquidity and value of the new notes could be harmed and you may be unable to sell your new notes at the price you desire or may not be able to sell them at all.

The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL Market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market. We do not believe there is or will be an active trading market for the new notes.

Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

If you fail to tender your old notes for new notes, your old notes will continue to be subject to transfer restrictions and the market value of your old notes may be adversely affected because they may be more difficult to sell.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, except in the limited circumstances provided under the registration rights agreement and summarized in “The exchange offer—Consequences of failure to exchange.” If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. We do not intend to register resales of the old notes.

The tender of the old notes under the exchange offer will reduce the principal amount of the old notes outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old note that you continue to hold following completion of the exchange offer.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” in this prospectus.

The issuance of the new notes may adversely affect the market for the old notes.

To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2007. This table should be read in conjunction with “Use of Proceeds,” and the consolidated financial statements and related notes that are included in this prospectus.

December 31, 2007
(in millions)
Cash and cash equivalents	$34.5

Debt:
Senior secured revolving credit facility(1)	—
Senior secured acquisition facility(2)	39.8
Senior secured term loan facility(3)	121.6
Senior subordinated notes	200.0
Other debt(4)	1.7

Total debt	363.1
Total stockholders equity	119.2

Total capitalization	$482.3

(1)	Total revolving loan availability under our senior secured revolving credit facility is $35.0 million.

(2)	As of December 31, 2007, we have borrowed all of the $40 million available under the senior secured acquisition facility.

(3)	The senior secured term loan facility exceeds the $118.7 million availability due to the impact of currency exchange losses related to debt that was issued in foreign currencies.

(4)	Other debt primarily consists of capital lease obligations.

SELECTED FINANCIAL DATA

On December 30, 2005, Southern Graphic Systems (the Predecessor) was acquired by CVC from Alcoa Inc. As a result, this report reflects the financial position and results of operations of the Predecessor up to the date of acquisition and reflects the financial position and results of operations of SGS International, Inc. and its subsidiaries (the Successor) after the date of acquisition.

The following table presents selected consolidated / combined financial information and other data for the periods indicated. The historical statement of operations data and statement of cash flows data for the years ended December 31, 2007 and December 31, 2006 and the one-day ended December 31, 2005, and the balance sheet data for December 31, 2007 and December 31, 2006 are derived from our audited consolidated financial statements of the Successor, included elsewhere in this Registration Statement. The historical balance sheet data for December 31, 2005, is derived from our audited consolidated financial statements of the Successor not contained in this Registration Statement. The historical statement of operations data and statement of cash flows data for the period ended December 30, 2005 are derived from our audited combined financial statements of the Predecessor included elsewhere in this Registration Statement. The historical statement of operations data and statement of cash flows data for the years ended December 31, 2004 and December 31, 2003, and the historical balance sheet data for December 31, 2004 and December 31, 2003 are derived from other audited combined financial statements of the Predecessor not contained in this Registration Statement.

The information contained in this table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated / combined financial statements and accompanying notes thereto included elsewhere in this Registration Statement.

	Successor			Predecessor
	Year ended December 31, 2007	Year ended December 31, 2006	One-Day ended December 31, 2005	Period ended December 30, 2005	Year ended December 31, 2004	Year ended December 31, 2003
			(dollars in millions)
Statement of Operations Data:
Sales	$308.8	$276.3	$—	$260.3	$242.3	$226.4
Net sales growth	11.8%	6.1%	0.0%	7.4%	7.0%	6.0%
Costs of good sold (exclusive of depreciation)	205.1	180.5	—	170.9	156.1	143.6
Selling, general and administrative expenses	46.6	37.9	—	32.6	31.5	29.9
Depreciation and amortization	23.7	20.1	—	16.4	15.0	15.1
Income from (loss on) operations	33.4	37.8	—	40.4	39.7	37.8
Related party interest expense	—	—	—	6.4	4.8	4.6
Interest expense	36.9	35.0	0.1	—	—	—
Other expense, net	0.5	0.2	—	1.5	—	0.2
Income from (loss on) continuing operations before income taxes	(4.0)	2.6	(0.1)	32.5	34.9	33.0
Provision (benefit) for taxes on income	(1.2)	1.4	(0.1)	12.7	13.9	12.8
Income from (loss on) continuing operations	(2.8)	1.2	—	19.8	21.0	20.2
Income from (loss on) discontinued operations	0.9	(0.5)	—	0.1	(0.6)	—
Provision (benefit) for taxes on income	0.2	(0.2)	—	0.1	(0.2)	—
Net income (loss)	(2.1)	0.9	—	19.8	20.6	20.2
Balance Sheet Data:
Cash and cash equivalents	34.5	12.7	4.1	N/A	0.8	—
Working capital	71.9	50.7	37.8	N/A	(26.8)	(39.7)
Adjusted working capital[1]	39.6	41.6	35.6	N/A	31.6	34.2
Properties, plant and equipment, net	53.4	52.4	56.4	N/A	44.6	40.8
Total assets	530.2	469.5	461.5	N/A	329.2	283.6
Total debt[2]	363.1	322.0	320.4	N/A	128.2	106.9
Enterprise capital	—	—	—	N/A	139.8	116.9

	Successor			Predecessor
	Year ended December 31, 2007	Year ended December 31, 2006	One-Day ended December 31, 2005	Period ended December 30, 2005	Year ended December 31, 2004	Year ended December 31, 2003
			(dollars in millions)
Stockholder’s equity	119.2	110.3	106.9	N/A	—	—
Statement of Cash Flows Data:
Net cash provided by operations	23.8	20.2	0.9	14.6	15.0	27.7
Net cash provided by (used in) financing activities	36.4	(0.5)	414.5	17.4	5.2	(17.4)
Net cash used for investing activities	(39.7)	(11.0)	(412.5)	(28.8)	(19.3)	(10.9)
Other Financial Data:
Capital expenditures	11.1	8.7	—	13.9	5.6	5.6
Business acquisitions, net of cash acquired	29.3	4.4	412.5	15.4	13.8	5.3

1	Adjusted working capital is defined as current assets (excluding cash and cash equivalents and related party receivables) less current liabilities (excluding short-term borrowings, current portion of long-term debt and related party payables). However, adjusted working capital is not a recognized measurement under GAAP, and when analyzing our financial position, investors should use adjusted working capital in addition to, and not as an alternative for working capital, as defined in GAAP. The following table reconciles working capital to adjusted working capital:

	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004	December 31, 2003
Working capital	$71.9	$50.7	$37.8	$(26.8)	$(39.7)
Less cash	(34.5)	(12.7)	(4.1)	(0.8)	0.0
Less related party receivables	0.0	0.0	0.0	(67.8)	(33.0)
Add related party payables[2]	0.0	0.0	0.0	34.7	23.1
Add short-term borrowings[2]	0.0	0.0	0.0	91.9	83.8
Add current portion of long-term debt	2.2	3.6	1.9	0.4	0.0

Adjusted working capital	$39.6	$41.6	$35.6	$31.6	$34.2

2	Years ended December 31, 2003 and 2004 include short- and long-term borrowings with related parties, as well as related party payables.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The statements in the discussion and analysis regarding our expectations regarding the performance of our business, our liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any of these forward-looking statements. You should read the following discussion together with the financial statements and the related notes included elsewhere in this Registration Statement.

OVERVIEW

We are a global leader in the digital imaging industry, offering design-to-print graphic services to the international consumer products packaging market in North America, Europe and Asia. Our global service platform and financial capability provide a distinct competitive advantage over the majority of companies in our industry. We offer a full spectrum of innovative digital solutions that streamline the capture, management, execution, and distribution of graphics information. Our brand development, creative design, prepress, image carriers and print support services are utilized in each of the three main printing processes: flexography, gravure and lithography. Our customers, many of which we have served for over 20 years, include large branded consumer products companies, mass merchant retailers and the printers and converters that service them. Our services ensure that our customers are able to obtain or produce consistent, high quality packaging materials often on short turnaround times.

In our industry, we believe a global presence provides the best platform to serve all of our customers’ needs. Therefore, our strategy for fiscal 2007 included strengthening our global presence through further expansion into Europe and entry into Asia. We executed this strategy with our acquisition of McGurk Studios Limited and Thames McGurk Limited (collectively “McGurk”) in April 2007. McGurk is a UK-based provider of end-to-end digital design, artwork and reprographics for packaging solutions with locations in Hull and London, England and Hong Kong. McGurk contributed sales of $15.9 in fiscal 2007.

In addition to our global expansion, we continue to grow our business in North America through acquisitions. In February 2007, we acquired the assets of C.M. Jackson Associates, Inc. (“CMJ”). CMJ is a supplier of design and creative, production art and pre-press, packaging management, project tracking and digital asset management services with an emphasis on “store brands” located in the United States. The acquisition of the operations of CMJ contributed sales of $7.1 million in fiscal 2007. In January 2008, we acquired 1043497 Ontario Limited, Cooper & Williamson, Inc., Tri-Ad Graphic Communications Ltd. and Flex-Art Design Inc. (collectively “Tri-Ad”). Tri-Ad is a Canadian provider of packaging and retail graphics services with locations in Toronto, Ontario and outside of Montreal, Quebec.

While we continue to successfully grow our business through acquisitions, organic growth in our base business was flat during 2007 primarily due to price erosion in the industry; however, we were able to partially offset the negative impact of this price erosion through volume growth. Based on current economic conditions, we expect pricing pressures to continue into 2008. To control costs in response to these pressures, we started the process of consolidating certain operations in North America during 2007 resulting in approximately $2.6 million of severance charges included in selling, general and administrative expenses. Additionally, we expanded our sales force during 2007, which we believe positions us well to generate organic growth during 2008.

During 2007, our operations generated cash flow of $23.8 million, an 18% increase over the prior year. The majority of this cash was used to service debt through interest payments and to fund acquisitions. Our ability to generate cash from operations positions us to achieve our financial goals in 2008, fund acquisitions and compete in difficult economic conditions.

RESULTS OF OPERATIONS

The following table sets forth our results of operations based on the amounts and the percentage relationship of the items listed to net sales for the periods indicated (dollars in thousands).

	Successor		Successor		Successor		Predecessor
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year Ended December 31, 2005		Year Ended December 30, 2005
Net sales	$308,809	100.0%	$276,276	100.0%	$—	0.0%	$260,328	$100.0%
Cost of goods sold	205,132	66.4%	180,512	65.3%	—	0.0%	170,926	65.7%
Selling, general, and administrative expenses	46,555	15.1%	37,913	13.7%	—	0.0%	32,632	12.5%
Depreciation and amortization	23,689	7.7%	20,061	7.3%	42	0.0%	16,415	6.3%

Income from (loss on) operations	33,433	10.8%	37,790	13.7%	(42)	0.0%	40,355	15.5%
Related party interest expense	—	0.0%	—	0.0%	—	0.0%	6,431	2.5%
Interest expense	36,929	12.0%	35,012	12.7%	97	0.0%	10	0.0%
Other expense, net	497	0.2%	225	0.1%	—	0.0%	1,457	0.6%

Income from (loss on) continuing operations before income taxes	(3,993)	-1.3%	2,553	0.9%	(139)	-0.1%	32,457	12.5%
Provision (benefit) for income taxes	(1,182)	-0.4%	1,345	0.5%	(54)	0.0%	12,690	4.9%

Income from (loss on) continuing operations	(2,811)	-0.9%	1,208	0.4%	(85)	0.0%	19,767	7.6%

Income from (loss on) discontinued operations	842	0.3%	(480)	-0.2%	—	0.0%	94	0.0%
Provision (benefit) for income taxes on discontinued operations	170	0.1%	(197)	-0.1%	—	0.0%	67	0.0%

Net income (loss)	$(2,139)	-0.7%	$925	0.3%	$(85)	0.0%	$19,794	7.6%

The following table summarizes the concentrations of sales by major geographic region (dollars in thousands).

	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 30, 2005
United States	$221,426	$216,835	$220,559
Canada	42,582	40,853	40,486
United Kingdom	44,576	23,867	3,188
Other geographic locations	6,423	1,881	2,114
Eliminations	(6,198)	(7,160)	(6,019)

Total	$308,809	$276,276	$260,328

Year ended December 31, 2007 compared to the year ended December 31, 2006

Sales. Sales increased 11.8%, or $32.5 million, to $308.8 million for fiscal 2007 from $276.3 million for fiscal 2006. The acquisition of McGurk in the United Kingdom on April 2, 2007 added sales of $15.9 million for fiscal 2007. The acquisition of the operations of C.M Jackson Associates, Inc. (“CMJ”) in the United States on February 28, 2007 added sales of $7.1 million for fiscal 2007. The operations of businesses acquired during 2006 generated sales of $6.3 million for fiscal 2007 compared to sales of $1.5 million for fiscal 2006.

In addition, sales for fiscal 2007 included $4.3 million for amounts invoiced to customers for shipping and handling costs. In fiscal 2006, amounts invoiced to customers for shipping and handling costs were netted against the actual cost incurred and reflected as a reduction in cost of sales.

After excluding the impact of sales generated from acquisitions and the presentation of amounts invoiced to customers for shipping and handling costs, sales in the United States decreased by $5.5 million in fiscal 2007 compared to 2006. This decrease was due to price erosion in the industry partially offset by volume growth. Sales in Canada increased by $1.8 in fiscal 2007 compared to fiscal 2006 primarily as a result of the weakening of the United States dollar compared to the Canadian dollar, which positively impacted sales in Canada by $2.0 million. This increase was slightly offset by price erosion in the industry. After excluding the impact of sales generated from acquisitions, sales in the United Kingdom increased by $4.7 million in fiscal 2007 compared to fiscal 2006. The weakening of the United States dollar compared to the British pound positively impacted sales in the United Kingdom by $1.9 million and the remaining increase was primarily due to organic growth.

Cost of Goods Sold. Cost of goods sold for fiscal 2007 increased 13.6%, or $24.6 million, to $205.1 million from $180.5 million for fiscal 2006. The acquisitions previously discussed added estimated incremental costs of goods sold in fiscal 2007 compared to fiscal 2006 of $10.4 for McGurk, $5.6 million for the operations of CMJ, and $4.1 million for businesses acquired during 2006. In addition, cost of goods sold for fiscal 2007 increased by $4.3 million for shipping and handling costs billed to customers that were recorded as a component of net sales in fiscal 2007 but were reflected as a reduction of costs of goods sold in fiscal 2006. The remaining increase in cost of goods sold was due to the weakening of the United States dollar compared to the Canadian dollar and the British pound. The increase in cost of goods sold as a percentage of sales to 66.4% for fiscal 2007 from 65.3% in fiscal 2006 is primarily due to the accounting for shipping and handling costs billed to customers and price erosion, as previously discussed.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 2007 increased 22.8%, or $8.7 million, to $46.6 million from $37.9 million for fiscal 2006. The acquisitions previously discussed added estimated incremental expenses in fiscal 2007 compared to fiscal 2006 of $2.0 million for McGurk, $3.8 million for the operations of CMJ, and $0.3 million for businesses acquired during 2006. The CMJ expenses of $3.8 million include $3.1 million of expense payable under the purchase agreement. We expect this component of CMJ expenses to decrease to $1.7 million for fiscal 2008 and $0.2 million for fiscal 2009. The remaining increase in expenses is due to expenses associated with potential and other business combinations and severance costs related to consolidating certain operations in North America. Professional fees associated with potential and other business combinations were $1.2 million in fiscal 2007 compared to $0.3 million in fiscal 2006. Severance costs incurred in connection with consolidating certain operations were $2.6 million in fiscal 2007 compared to $0.4 million in fiscal 2006. We expect the expenses associated with potential and other business combinations and severance costs to decrease in 2008.

Depreciation and Amortization Expenses. Depreciation and amortization expenses for fiscal 2007 increased 18.1%, or 3.6 million, to $23.7 million from $20.1 million for fiscal 2006. The acquisitions previously discussed added expenses in fiscal 2007 compared to fiscal 2006 of $1.4 for McGurk, $0.5 million for the operations of CMJ, and $0.5 million for businesses acquired during 2006. The remaining increase of $1.2 million was primarily due to depreciation and amortization on assets acquired or placed in service during 2006 and 2007.

Interest Expense. Interest expense for fiscal 2007 increased 5.5%, or $1.9 million, to $36.9 million from $35.0 million for fiscal 2006. This increase was primarily due to interest expense on borrowings made on the senior secured acquisition facility during 2007. Interest expense from borrowings on the senior secured acquisition facility was $1.5 million in fiscal 2007 compared to zero in fiscal 2006. The remaining increase of $0.4 million was primarily due to higher average interest rates on the senior secured term loan during fiscal 2007 compared to fiscal 2006.

Other Expense, net. Other expenses, net for fiscal 2007 increased by $0.3 million to $0.5 million from $0.2 million for fiscal 2006. Other expense, net, primarily consists of realized (gains) losses on foreign exchange, net of interest income. The fluctuation from fiscal 2007 to fiscal 2006 was not significant.

Provision for taxes on income. The effective tax rate for fiscal 2007 was 29.6%, compared to 52.7% for fiscal 2006. The decrease in the effective tax rate is primarily due to expenses not fully deductible for income tax purposes having a smaller impact on the effective tax rate for fiscal 2007 than for fiscal 2006. This smaller impact in fiscal 2007 than fiscal 2006 is due to the loss before income taxes for fiscal 2007 being a larger amount than the income before income taxes for fiscal 2006.

Income from (loss on) discontinued operations. Income from (loss on) discontinued operations was a gain of $0.8 million in fiscal 2007 compared to a loss of $0.5 million in fiscal 2006. This fluctuation was primarily due to the gain on divestiture of the controlling interest in Mozaic Group, Ltd. of $0.9 million during fiscal 2007.

There is no discussion of the one-day ended December 31, 2005 due to the insignificance of the results of operation for this period.

Year ended December 31, 2006 compared to the period ended December 30, 2005

Sales. Sales for fiscal 2006 increased 6.1% to $276.3 million from $260.3 million for the period ended December 30, 2005. This increase is largely due to the acquisition of MCG Graphics in November 2005. This acquisition added sales of $20.8 million in fiscal 2006 compared to sales of $3.2 million in the period ended December 30, 2005. The acquisition of The Box Room in June 2006 (included in United Kingdom operations) added incremental sales of $1.1 million in fiscal 2006 and the acquisition of a business supplying photographic and digital images for the packaging printing industry in the Netherlands added incremental sales of $0.4 million in fiscal 2006.

Cost of Goods Sold. Cost of goods sold for fiscal 2006 increased 5.6% to $180.5 million from $170.9 million for the period ended December 30, 2005. The acquisitions previously discussed added estimated incremental costs of goods sold in fiscal 2006 compared to the period ended December 30, 2005 of $15.3 million for MCG Graphics, $1.6 million for The Box Room, and $0.5 million for operations in the Netherlands. The increase in cost of goods sold due to acquisitions was partially offset by a reduction in cost of goods sold of $2.4 million in fiscal 2006 compared to the period ended December 30, 2005 due to the elimination of a defined benefit pension plan associated with the operations of the Predecessor and a reduction in cost of goods sold of approximately $1.4 million in fiscal 2006 compared to the period ended December 30, 2005 as a result of plant restructuring activities during 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 2006 increased 16.2% to $37.9 million from $32.6 million for the period ended December 30, 2005. The acquisition of MCG Graphics previously discussed added estimated incremental expenses in fiscal 2006 compared to the period ended December 30, 2005 of $1.4 million. In addition, we incurred an incremental $2.2 million in one-time expenses in fiscal 2006 for establishing ourselves as a stand-alone company and an additional $0.5 million in fiscal 2006 for management fees. The $2.2 million in one-time expenses in fiscal 2006 included professional fees incurred in connection with SGS International, Inc.’s Registration Statement filed on Form S-4, professional fees incurred in connection with the acquisition of Southern Graphic Systems and its affiliated businesses from Alcoa Inc., and one-time expenses related to personnel changes. The remaining increase in expenses is primarily due to additional personnel costs and administrative services related to our operation as a stand-alone company.

Depreciation and Amortization Expenses. Depreciation and amortization expenses for fiscal 2006 increased 22.2% to $20.1 million from $16.4 million for the period ended December 30, 2005. The acquisition of MCG Graphics previously discussed added incremental expenses in fiscal 2006 of $1.3 million. The remaining increase was primarily due to depreciation and amortization on assets placed in service during 2006. This increase was partially offset by a reduction in amortization due to the adjustments to the remaining useful lives of intangible assets through the purchase accounting process.

Interest Expense. Interest expense, including related party interest expense, for fiscal 2006 increased $28.6 million to $35.0 million from $6.4 million for the period ended December 30, 2005. This increase was primarily due to the impact of the financing required for SGS International, Inc.’s purchase of Southern Graphic Systems from Alcoa Inc.

Other Expense, net. Other expenses, net for fiscal 2006 decreased by $1.2 million to $0.2 million from $1.4 million for the period ended December 30, 2005. The decrease was primarily due to $1.6 million in restructuring charges associated with the shutdown of a gravure engraving facility in May 2005 and interest income of $0.8 million in fiscal 2006. The impact of the restructuring charges in 2005 and interest income in 2006 was partially offset by a realized foreign exchange loss of $1.3 million in 2006 and a foreign exchange gain of $0.3 million in 2005.

Provision for taxes on income. The effective tax rate for fiscal 2006 was 52.7% compared to 39.1% for the period ended December 30, 2005. The increase in the effective tax rate is primarily due to expenses not fully deductible for income tax purposes having a much larger impact on the effective tax rate for fiscal 2006 than for the period ended December 30, 2005 due to the significant decrease in income before income taxes for fiscal 2006 compared to the period ended December 30, 2005.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any material off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CONTRACTUAL OBLIGATIONS

The following table reflects the contractual obligations and commercial commitments as of December 31, 2007.

	Years ending December 31, (dollars in thousands)
	2008	2009	2010	2011	2012	2013 and after	Total
Contractual obligations:
Principal payments on debt	$1,638	$1,635	$1,630	$156,449	$0	$200,000	$361,352
Interest payments on debt [1]	35,969	35,847	35,726	35,605	24,000	23,000	190,147
Capital lease obligations	590	557	503	37	37	9	1,733
Operating lease obligations	6,648	4,846	3,237	2,424	3,681	—	20,836
Other long-term liabilities	2,755	2,755	51	51	—	—	5,612
Management advisory fee	500	500	500	500	500	1,500	4,000

Total contractual obligations	$48,100	$46,140	$41,647	$195,066	$28,218	$224,509	$583,680

1	The interest payments on debt include interest on $161.4 million of variable rate debt in the senior credit facility. Interest payments on the senior secured term loan are based on LIBOR + 2.5%. The interest payment amounts in the table above on the senior secured term loan were calculated using the interest rate in effect on December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2007, we had $34.5 million in cash and $39.6 million in adjusted working capital compared with $12.7 million in cash and $41.6 million in adjusted working capital at December 31, 2006. The $21.8 million increase in cash is primarily due to cash provided by operations and $17.0 million borrowed in December 2007 for the Tri-Ad acquisition. On January 3, 2008, we acquired the outstanding shares of Tri-Ad for a cash purchase price of 22.0 million Canadian dollars (approximately $22.2 million based on the U.S. dollar/Canadian dollar exchange rate on January 2, 2008). The $2.0 million decrease in adjusted working capital is primarily due to the increase in accounts payable.

We expect that cash generated from operating activities and availability under our revolving credit facility, which is included in our senior secured credit facility, will be our principal sources of liquidity. At December 31, 2007, there were no borrowings outstanding under the revolving credit facility, which had $35 million of borrowing availability. Based on our current level of operations, we believe our cash flow from operations and availability under the revolving credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to repay our indebtedness, or to fund our other liquidity needs.

We are highly leveraged and our aggregate indebtedness at December 31, 2007 was $363.1 million. In 2011, our debt service requirements will substantially increase as a result of the maturity of the senior secured term loans and borrowings on the senior secured acquisition facility on December 30, 2011. We anticipate that we will refinance these borrowings prior to the maturity of these debt obligations. Our ability to operate our business, service our debt requirements and reduce our total debt will depend upon our future operating performance.

Our senior secured credit facility contains customary financial and other covenants, including a maximum leverage ratio and a minimum interest coverage ratio, as defined in the senior secured credit facility agreement. Our senior secured credit facility also places certain restrictions on our ability to make capital expenditures. As of December 31, 2007 we were in compliance with all covenants. Below are the required financial covenant levels and the actual levels as of December 31, 2007:

	Required		Actual
Maximum leverage ratio		5.75	5.35
Minimum interest coverage ratio		1.60	1.94
Maximum annual capital expenditures	not to exceed $	15.0 million	$11.1 million

We believe that our financing arrangements provide us with sufficient financial flexibility to fund our operations, debt service requirements and contingent earnout obligations. Our ability to access additional capital in the long-term depends on availability of capital markets and pricing on commercially reasonable terms as well as our credit profile at the time we are seeking funds. From time-to-time, we review our long-term financing and capital structure. As a result of our review, we may periodically explore alternatives to our current financing, including the issuance of additional long-term debt, refinancing our credit facility and other restructurings or financings. In addition, we may from time to time seek to retire our outstanding notes in open market purchases, privately negotiated transactions or otherwise. These repurchases, if any, will depend on prevailing market conditions based on our liquidity requirements, contractual restrictions and other factors. The amount of repurchases of our notes may be material and may involve significant amounts of cash and/or financing availability.

Capital expenditures

Capital expenditures were $11.1 million for fiscal 2007. Capital expenditures for fiscal 2008 are expected to be approximately $14.0 million.

Cash flow

Year ended December 31, 2007 compared to the year ended December 31, 2006

Cash flows from operating activities. Net cash provided by operating activities was $23.8 million for fiscal 2007 as compared to $20.2 million for fiscal 2006. The primary reason for the increase was that adjusted working capital decreased $2.0 million from December 31, 2006 to December 31, 2007 compared to an increase of $6.0 million from December 31, 2005 to December 31, 2006.

Cash flows from investing activities. Net cash used in investing activities was $39.7 million for fiscal 2007 as compared to $11.0 million for fiscal 2006. The increase in cash used in investing activities is primarily due to an increase in cash used in business acquisitions. The net cash used in business acquisitions increased $24.9 million to $29.3 million for fiscal 2007 compared to $4.4 million for fiscal 2006. This increase was the result of our acquisition of the assets of CMJ in February 2007 and our acquisition of McGurk in April 2007. The increase in cash used in investing activities was also partially due to an increase in capital expenditures of $2.4 million to $11.1 million for fiscal 2007 compared to $8.7 million for fiscal 2006. Capital expenditures are generally made to replace existing assets, support new business or customer initiatives, increase productivity, facilitate cost reductions, or meet regulatory requirements. Our operations typically do not have large capital requirements.

Cash flows from financing activities. Net cash provided by financing activities was $36.4 million for fiscal 2007 as compared to $0.5 million of cash used in financing activities for fiscal 2006. The primary reason for this fluctuation was $40.0 million in borrowings on the acquisition facility in fiscal 2007 to finance the acquisitions of the assets of CMJ in February 2007, McGurk in April 2007 and Tri-Ad in January 2008. The cash flows from the borrowings on the acquisition facility were partially offset by an increase in payments made on long-term debt obligations during fiscal 2007 compared to fiscal 2006.

Year ended December 31, 2006 compared to the period ended December 30, 2005

Cash flows from operating activities. Net cash provided by operating activities was $20.2 million for fiscal 2006 as compared to $14.5 million for the period ended December 30, 2005. The primary reasons for the increase were changes in adjusted working capital offset by a decrease in net income. Net income decreased $18.9 million for fiscal 2006 compared with the period ended December 30, 2005.

Cash flows from investing activities. Net cash used in investing activities was $11.0 million for fiscal 2006 as compared to $28.8 million for the period ended December 30, 2005. The decrease in cash used in investing activities is primarily due to a decrease in capital expenditures and a decrease in business acquisitions, net of cash acquired. Capital expenditures decreased $5.3 million to $8.7 million in fiscal 2006 compared to $13.9 million in the period ended December 30, 2005. Capital expenditures are generally made to replace existing assets, support new business or customer initiatives, increase productivity, facilitate cost reductions, or meet regulatory requirements. Our operations typically do not have large capital requirements. Cash used in business acquisitions, net of cash acquired, decreased $11.0 million to $4.4 million in fiscal 2006 compared to $15.4 million in the period ended December 30, 2005.

Cash flows from financing activities. Net cash used in financing activities was $0.5 million for fiscal 2006 as compared to $17.3 million of cash provided by financing activities for the period ended December 30, 2005. The primary reason for this fluctuation was a decrease in short-term borrowings of $15.9 million to $1.6 million in fiscal 2006 compared to $17.5 million in the period ended December 30, 2006. The remainder of this fluctuation is primarily due to the $1.2 million in principal payments made on the senior secured term loan in fiscal 2006 compared to no payments made in the period ended December 30, 2005.

One-day ended December 31, 2005

Cash flows from operating activities. Net cash provided by operating activities was $0.9 million for the one-day ended December 31, 2005. This cash provided by operating activities was due to a decrease in accounts receivable for the one-day ended December 31, 2005.

Cash flows from investing activities. Net cash used in investing activities was $412.5 million for the one-day ended December 31, 2005. This cash was used in the acquisition of Southern Graphic Systems and its affiliated businesses from Alcoa Inc.

Cash flows from financing activities. Net cash provided by financing activities was $414.5 million for the one-day ended December 31, 2005. This cash provided by financing activities was primarily due to the proceeds from the common stock issuance, borrowings on the senior secured credit facility, and proceeds from the issuances of senior subordinated notes used in connection with the acquisition of Southern Graphic Systems and its affiliated businesses from Alcoa Inc.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an on-going basis, we evaluate our estimates and assumptions, including those related to revenue recognition, accounts receivable and the allowance for doubtful accounts, work-in-process inventory, impairment of goodwill, other intangible assets and long-lived assets, accrued health and welfare benefits, and the income tax provision. We base our estimates and assumptions on our historical experience and other relevant factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported results would differ under different assumptions or conditions. Actual results may differ from our estimates, and such differences could be material to the consolidated financial statements.

We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Revenue Recognition—We recognize revenue when title, ownership, and risk of loss pass to the customer in accordance with the provisions of Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Revenues are recorded net of allowances for customer rebates, customer claims and cash discounts. The Company records revenue in the period when shipped because all of the requirements of SAB No. 104 have been met and the price can be reasonably estimated based on the services performed, historical experience and customer information.

We recognize customer rebates as sales deductions, and they are accrued as earned by the customer based on a systematic allocation of the total estimated rebates to be paid to the underlying sales that result in progress toward earning the rebate. In addition, we provide for estimated customer claims, which also are recorded as sales deductions and are accrued based on estimated claims. The amount of future claims can be reasonably estimated based on historical experience, specific notification of pending claims, and estimated lag times for processing credit memos. Also, we record cash discounts as sales deductions. Cash discounts are recorded based on actual discounts given to customers.

Accounts Receivable and Allowance for Doubtful Accounts—Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in the existing accounts receivable. We determine the allowance based on specifically identified probable credit losses and also consider historical write-off experience. In addition, we also maintain allowances for customer claims due to returned products, billing errors, disputed amounts, etc., which result in credit memos charged to net sales. Management’s estimated allowances are based on historical experience, specific notification of pending claims, and estimated lag times for processing credit memos. In our opinion, these allowances are adequately established and sufficient to cover future collection problems. However, should business conditions deteriorate and more customers have financial problems, these allowances may be increased, which would negatively impact our results of operations.

Work-in-process Inventory—Work-in-process inventories are recorded based on the estimated costs incurred for orders that have not satisfied the revenue recognition considerations in SAB No. 104. This estimate is based on an itemized listing of unbilled orders, considerations of SAB No. 104 and completion percentage for these unbilled orders, an estimated amount to be billed based on historical experience and customer information, and gross profit margin. Although we believe the current estimated amount for work-in-process inventory is reasonable, variations between the estimated amount to be billed and the actual billings to the customer, variations between the estimate completion percentage and actual completion percentage, and variations in gross profit margin could materially affect the recorded work-in-process inventory and cost of goods sold, impacting financial condition and results of operations

Impairment of Goodwill, Other Intangible Assets and Long-Lived Assets—We have goodwill and other intangible assets, most notably customer relationships. Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. Intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited, with a weighted average useful life of approximately 20 years.

According to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is subject to an assessment for impairment on a reporting unit basis by applying a fair-value-based test annually and more frequently if circumstances indicate a possible impairment. We perform the annual test for impairment during the fourth quarter. All other long-lived and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If a reporting unit’s carrying value exceeds its fair value, and the reporting unit’s carrying value of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The evaluation of goodwill for impairment requires us to use significant estimates and assumptions including, but not limited to, projecting future revenue, operating results, and cash flow of the reporting unit. We have one reporting unit. Although we believe the estimates and assumptions used in the evaluation of goodwill are reasonable, differences between actual and projected revenue, operating results, and cash flows could cause a future impairment of this goodwill. If this were to occur, we would be required to write down the goodwill, which could have a material negative impact on our results of operations and financial condition.

Accrued Health and Welfare Benefits—We are self-insured for health and welfare benefits. The accrual for health and welfare benefits is the Company’s best estimate of health and welfare costs incurred, but not paid as of the balance sheet date. We estimate our liability for claims incurred by applying a lag factor to our historical claims experience. The validity of the lag factor is evaluated periodically and revised if necessary. Although we believe the current estimated liabilities for health and welfare claims are reasonable, changes in the lag in reporting claims, changes in claims experience, unusually large claims, and other factors could materially affect the recorded liabilities and expense, impacting financial condition and results of operations.

Income Tax Provision—Significant judgment is required in developing our income tax provision which is further complicated by the multiple taxing jurisdictions in which we operate. Results of Internal Revenue Service or other jurisdictional audits, statute closings on prior tax returns, and future tax law changes could have a material impact on our future tax liabilities and provisions, impacting financial condition and results of operations. In addition, realization of certain deferred tax assets is dependent upon our ability to generate future taxable income. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. In addition, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties in accordance with FIN 48. Such uncertainties include any claims by the Internal Revenue Service for income taxes, interest, and penalties attributable to audits of open tax years.

Recently Issued and Adopted Accounting Standards

See Footnote A to the Financial Statements that are included within this prospectus beginning on page F-1.

BUSINESS

INDUSTRY OVERVIEW

End markets served

We operate in the graphic services industry, which is estimated to be a $30.0 billion global industry. Within this industry, we compete principally in the value-added packaging market, providing services to consumer products companies and to the converters and printers who serve them. We estimate that the North American market for graphic services for consumer packaging products is approximately $2.0 billion and the global market for these services is approximately $6.0 billion. We focus on a variety of end markets, with food and beverage representing a large portion of our business. Other key end markets include tobacco, personal care, household products, pet food and pharmaceutical. We estimate that the remainder of the global market in the graphic services industry is comprised of the $9.6 billion advertising and promotion market, where we participate on a limited basis, and the $14.4 billion “other” market which includes catalogs, newspapers and magazines, where we do not participate.

OUR SERVICE OFFERINGS

General overview

The packaging graphic services we provide include the preparatory steps that precede the actual printing of an image onto packaging material. We are one of the very few participants in the industry capable of providing the full range of services from “design-to-print.”

Creative services and brand development

The process begins with “creative services,” where we work with the customer to develop brand strategy, conceptualize the marketing campaign and ensure an accurate and consistent brand image and design packaging that takes advantage of technological improvements in the printing process. Product packaging and graphics play a key role in a consumer products company’s marketing efforts and the on-shelf appeal of its products. Our creative services at this creation and design phase of the process enable our consumer products customers to realize the full potential of synergies between high quality graphics and a brand’s core value. The creative services we provide include brand identity, concept, naming and logo development, package design, interactive development, photography, illustration and copywriting.

Prepress graphics and image carrier services

Our “prepress” services then convert the creative idea and design into an image suitable for volume printing, a key step in speeding brands to market. The steps taken in this phase of the process include (i) graphics activities such as production art, composition and typesetting, creative retouching, image assembly, file creation, color separation and digital/film output, and (ii) image carrier preparation. Our prepress process is key to ensuring that our consumer products customers’ brands and graphics are reproduced accurately and with uniform color using different package printing processes and substrates, in a timely and cost-effective manner. While color separation and other prepress services were in the past performed by hand (i.e., the “conventional” method), our employees today use MacIntosh computers and software programs such as Barco, ArtPro and Collage to provide digital imaging services. It has become typical for customers to forward designs to us in digital format for image manipulation, layout and assembly. We work closely with the customer during this process and we offer a wide spectrum of proofing services, including soft proofing, online proofing and digital proofing, to facilitate customer involvement and approval. We provide extensive graphics prepress services for the flexographic, gravure and lithographic industries.

At the final step of the prepress process, an “image carrier” is produced that transfers ink in the form of the image to the packaging substrate in the printing process. As with prepress graphics, image carrier technology has transitioned from an analog to a digital process. Laser technology in both flexography and gravure has improved resolution and quality while reducing the cost to produce image carriers. We offer a wide variety of image carriers for the flexographic, gravure and lithographic printing processes.

All the major printing processes have similar steps in the prepress stage, except for image carrier preparation, and are distinguished by the method of image transfer and the kind of image carrier utilized in the process. We have particular expertise in image carriers and believe we are the clear leader in this important part of the value chain.

Other services

In addition to the packaging graphics and image carrier production services we provide, our offerings in support of other stages of the value chain are crucial elements of the overall proposition to the customer and necessary to generate the graphics and image carrier business.

The enterprise solutions we offer comprise a secure Web-based suite of enterprise tools that can help automate production art services, manage digital graphic assets, review graphics online and track the entire production process, all via a standard Web browser. We design and implement systems to manage workflow, and enable clients to host, organize, search and retrieve brand assets. In addition, we provide process audits and prepress, color management, printing and IT consulting services.

We also have significant competencies in interactive media and offer short run reproduction service to our clients through our digital printing studio.

PRINTING MARKETS SERVED

Flexography

Flexography uses an imager carrier (plate) made of rubber, plastic or any other flexible material. The fast-drying inks used in flexography make it ideal for printing on materials like plastics and foils. This method is most suitable for printing flexible bags, wrappers and similar packaging. The soft photopolymer image carriers are also well-suited for printing on thick, compressible surfaces such as cardboard packaging, or corrugated material. We are a leading flexographic plate producer in North America with 18 state-of-the art flexographic imaging facilities (16 of which have digital capability). We have two flexographic imaging facilities in the UK, both of which have digital capability. Virtually all of our locations can provide prepress graphics for the flexography process.

We estimate the North American flexography market at approximately $800 million. We believe this market is growing at approximately 2% to 4% annually, a higher rate of growth than we estimate for the gravure and lithography markets. Flexographic printers continue to add flexographic printing capacity to handle the growth. Flexographic plates can be manufactured faster and more inexpensively than gravure cylinders, and allow for faster problem resolution and change-outs in the printing process. The quality and speed of flexographic printing has continued to improve over the years, allowing it to become a cost-effective alternative to the gravure process in many situations.

Gravure

In gravure printing, the image carriers are generally copper coated cylinders that are protected from wear by the application of a thin electroplate of chromium. Gravure is generally suitable for long runs of high quality printing, such as point-of-sale advertisements and cartons for cosmetic, pharmaceutical and tobacco packaging. We are the leading packaging gravure producer in North America with nine state-of-the-art gravure engraving facilities. Virtually all of our locations can provide prepress for the gravure process.

We believe the growth rate in the gravure packaging market is flat to 2% annually. While the flexography process has lowered gravure’s share of the printing market, gravure is, and we believe will continue to be, a viable market. The gravure process can be used for any type of packaging where flexography can be used, but flexography is not always an alternative to gravure. Gravure’s characteristics make it the preferred process in certain applications, such as tobacco packaging (where we estimate approximately 90% of the cartons manufactured in North America use gravure printing), fluorescent and metallic substrates, package converting involving the attachment of another layer to the substrate (such as labels), and generally where a long run involving high quality printing is necessary or desirable. The trend in the gravure printing industry is away from wide-web and toward narrower-web printing, helping to reduce the flexographic process’s cost advantage over gravure.

Lithography

Lithographic image carriers range from paper (a lower quality end-product) to aluminum (the best quality possible). Lithography is typically used for point-of-sale advertisements and labels. We have three lithographic plate facilities offering high quality digital plates. Virtually all of our locations can provide prepress graphics for the lithography process.

The North American lithography market is the largest of the three markets we serve. Most of our lithography sales are attributable to prepress graphics rather than image carriers. Lithographic plates typically are produced by the printer as they are low cost and relatively easy to manufacture. The limited number of lithographic plates we produce are for very few of our customers. The lithography process has more limited applications than flexography and gravure and is not as suited to long runs. However, lithography is generally preferred to gravure for printing on rough substrate surfaces.

COMPETITION

The packaging graphic services industry for consumer products is highly fragmented with several national firms and hundreds of regional and local participants. Only a small number of the regional and local firms have annual revenue exceeding $20.0 million. To remain competitive, each firm must maintain client relationships and recognize, develop and exploit state-of-the-art technology and contend with the customers’ increasing demand for speed-to-market. We believe that most of the firms in the industry are family-owned and lack the scale and service breadth to effectively serve the premier consumer products companies’ demands for consistent brand graphics, faster turnaround times, improved speed-to-market and customized services on a national and global basis.

Some converters with graphics service capabilities compete with us by performing such services in connection with printing work. However, these firms must still match our technical capabilities, image quality control and speed of delivery. Converters often use our services because of the rigorous demands being placed on them by clients who are requiring faster turnaround times. Increasingly, converters are being required to invest in technology to improve speed in the printing process and many have avoided spending on graphics technology.

We compete on the basis of offering our clients creative design capabilities, production art expertise, high quality customized imaging capabilities, rapid turnaround, cost of image carriers and delivery times, up-to-date knowledge of the printing press specifications of converters and printers, color expertise, digital asset management and workflow management. We have grown from a one-facility gravure cylinder engraver to an integrated strategic partner for our customers with a broad array of services.

INDUSTRY TRENDS

Our revenues are primarily driven by demand for graphics services from consumer products companies and the printers and converters that service them. In addition to growth in packaging volume, demand for our services is generated by new product launches, brand portfolio changes that result from either consolidations or divestitures, design refreshing, promotional or seasonal events (e.g., events such as the Kentucky Derby, Super Bowl, World Series and Olympics), changes in labeling requirements (e.g., government-required tobacco warnings and consumer-driven preferences for “heart healthy,” “low in carbohydrates,” and “low in saturated fat” products), changes in packaging products and changes in consumer tastes. Other demand drivers include customer consolidation, changes in brand ownership, changes in packaging printers, and changes in packaging structures, substrates and formats. Key trends within the industry include:

Outsourcing. For many consumer products companies, prepress graphics and related services do not constitute a core competency and they have increasingly been outsourcing this function as graphics services providers can provide “design-to-print” services on a more cost-efficient basis. This trend of outsourcing, while advanced, continues to play a significant role in shaping the industry and has created further opportunities for graphic service providers to expand their offerings and customer base. Further, by offering design and other creative services to our customers, we become involved in our customer’s operations at an earlier stage of the graphics process which provides a greater opportunity for downstream sales.

Supplier consolidation. There has been a significant shift by consumer products companies to decrease the number of suppliers used while still embracing the model of outsourcing graphics services needs. Historically, consumer products companies would use separate specialists for each step in the graphic services value chain when bringing products to market. As demands, including cost minimization, ‘speed-to-market’ and product consistency, from consumer products companies have become increasingly important, the leading graphic services providers have responded by broadening their product and service offerings. Industry leaders such as us, that have both the scale and capabilities to provide additional services along the value chain, have been the primary beneficiaries of this trend. We believe we have gained market share recently with important customers by offering full service capabilities. We believe that our complementary digital asset management and consulting services enhance the value proposition to our customers, which further integrates us into their graphics packaging operations. We believe that the number of participants in the graphics services business presents significant consolidation opportunities. Competitive forces, such as accelerating technological requirements for advanced systems, equipment and highly-skilled personnel, as well as the growing customer demand for full-service capabilities, continue to create attractive acquisition opportunities for the larger players.

Globalization. We believe that over the last 3 to 4 years several multi-national consumer products companies have decided to globalize their brands. As these companies begin to globalize their brands, ensuring image consistency and continuity with package designs becomes critical. These companies are increasingly looking to their existing graphic services providers, including us, to service them globally. In 2005, we expanded outside North America with the acquisition of MCG, adding facilities in Hull, Cambria and London, England, and significantly expanding our ability to serve our multinational customers. In 2006, we continued our expansion outside North America with the acquisition of The Box Room Limited in the United Kingdom and the acquisition of a business supplying photographic and digital images for the packaging printing industry in the Netherlands. During 2007, we increased our presence in Europe and expanded into Asia with our acquisition of McGurk. McGurk is a UK-based provider of end-to-end digital design, artwork and reprographics for packaging solutions with locations in Hull and London, England and Hong Kong. We also have relationships with certain regional graphic services providers in continental Europe, India, and The Philippines. These acquisitions and relationships significantly enhance our ability to provide services to our existing multi-national customers and to seek new business from other multi-national companies. We believe we are in an excellent position to leverage our North American experience in setting up on-site locations, developing custom client workflow solutions and acquiring businesses outside North America. In addition, our secure web-based asset management system houses the brand imagery of many clients. This secure database is accessible from the internet and contains digital artwork which can be searched and downloaded from anywhere in the world. See “Risk Factors” for a discussion of currency exchange, political, investment and other risks related to our foreign operations.

Technological advances. New technologies have increased the array of value-added services that graphic services companies are able to offer their customers. By providing technology solutions, such as automated workflow and digital asset management, we have been able to both increase ancillary revenue and strengthen our customer relationships. We also deploy state-of-the art laser imaging and workflow technologies at our gravure locations. We believe that by integrating new technology with our customers and standardizing and automating the process related to their prepress services, we are able to reduce costs and lower the time that it takes them to deliver their products to the marketplace.

Private label or store brands. In recent years, there has been steady growth of private label or store brands within the United States, following similar trends in Europe, which has a very strong private label market. There is a trend in the industry for retailers to aggressively grow their own “store brand” within their own retail environment to solidify customer loyalty, as well as offer more competitive pricing. Selling under their private label offers them an opportunity to do both. Retailers also enjoy a meaningful profitability advantage when their private label products are sold to customers. We have undertaken a comprehensive initiative to systematically target private label business opportunities and are benefiting from these efforts. We currently support the private label initiatives of several companies. Our recent acquisitions of CMJ and McGurk bolster our expertise and capabilities with respect to store brands.

We believe we are able to take advantage of these industry trends due to our strengths in the following areas:

Broad geographic reach with low-cost, strategically positioned footprint

We service our customers at a local level while maintaining quality standards appropriate for a global company. We have 31 locations in North America that are within close proximity to our customers’ plants. In addition, in North America we also have multiple on-site locations at our customers’ facilities and multiple facility-managed locations. We entered the European market through our 2005 acquisition of MCG and continued to expand through acquisitions in 2006 and 2007. We now have nine locations in Europe. In 2007, we entered the Asia market through our acquisition of McGurk, including their Hong Kong operations. Our on-site and facility-managed locations are characterized by the deployment of our personnel at a customer’s location and are a component of our customer relations strategy. Additionally, we often provide unique or customized services based on customer specification and seek to deliver our image carriers to converters and printers as soon as they are produced, requiring our locations to be at or near our customers.

Blue chip customer base with long-standing relationships

We serve a blue chip client base of consumer products companies including Kraft, Procter & Gamble and Nestlé, as well as the printers and converters that serve them, including Bemis, Smurfit Stone, and Mead Westvaco. We have 30-year relationships on average with our top ten customers. We typically service our customers as sole suppliers on designated brands and service multiple brands at each customer. Additionally, we believe we can leverage our broad geographic footprint and relationships with global customers to further expand the services and offerings to blue chip customers around the world.

Leading provider of graphic services

We believe we are the second largest domestic provider of digital imaging graphic services to the international consumer products packaging industry. We utilize the leading graphic technologies and standards and retain the highest quality skilled technicians, thereby allowing us to meet our customers’ most exacting requirements. We believe our scale allows us to more effectively manage our cost structure and optimize the efficiencies of our assets. We also believe our leading market position provides a competitive advantage which allows us to retain existing business and compete for new business.

Design-to-print service provider

We offer a full spectrum of innovative digital solutions to our customers, including brand development, creative design, pre-press, image carriers and print support. We also offer our customers enterprise solutions including workflow management and digital asset management. Our services support the three main printing processes, which are flexography, gravure and lithography. We believe our customers value our broad product offering and will increasingly rely on us to provide more of their graphic services needs.

Stable, large-scale competitor

We believe we are one of three domestic graphic design services providers with revenues in excess of $100.0 million serving global packaging customers. Our size allows us to support our customers at multiple facilities, invest in and implement the latest technologies and pursue acquisitions. We have also been able to consistently maintain EBITDA margins in excess of 18% since fiscal 2001 by implementing best practices across our facilities, efficiently allocating resources and implementing synergies in acquired businesses. We believe our scale will allow us to continue to operate efficiently and benefit from the increasing importance of packaging in the global consumer branded products market. We also believe that our services are somewhat resistant to economic cycles as our target end-markets exhibit relative stability, our services are a relatively small portion of our customers’ overall package cost and packaging and design changes are often viewed as fixed costs within a customer’s marketing budget. Nevertheless, our 2007 personnel cost represented approximately 45% of our total costs and expenses and we believe we would be able to quickly react to a reduction in the demand for our services.

Expertise in identifying and integrating acquisitions

We have completed 15 acquisitions since the beginning of 2003. We consummated these acquisitions for a variety of reasons, including obtaining additional scale, acquiring a specific design or technical skill, achieving geographic diversification, strengthening existing customer relationships, forming new customer relationships or acquiring an underutilized asset that could more efficiently perform existing services within our organization. We have successfully integrated these acquisitions, improving the financial and operational performance of these assets over time by optimizing workflows and implementing best practices.

Highly experienced management team

On average, our management team has been with us and our predecessors for more than 14 years. Our management has instilled a culture that places an emphasis on cost consciousness, profitable growth and meeting targets. Additionally, our management team has consistently generated positive cash flow from operations while maintaining our leadership in service and technology trends that shape our industry. Our management team is seasoned in identifying, negotiating and integrating acquisitions.

BUSINESS STRATEGY

Provide additional services on existing business

We are a leading provider of digital imaging graphic services to the international consumer products packaging market. Our customers entrust us with their brands by utilizing our services and we value and protect that relationship. We intend to further strengthen our existing relationships by offering more products and services to existing customers. The graphic work attributable to a particular product represents a small overall percentage of the packaging cost but is disproportionately important in a package’s impact and effectiveness. We believe we have been successful at increasing the amount of services provided to customers over time by providing consistently high service levels. We also provide our customers complementary services, such as digital asset management and work flow management solutions. We believe our customers view many of the graphic services functions they perform in-house as non-core and will seek to outsource them to a trusted partner such as us. We intend to aggressively pursue brand development and creative design services with our consumer products customers, as well as image carrier and print support services with our printer and converter customers. We believe we have the capacity and personnel skills today to allow us to service more of our customers’ graphic services needs.

Pursue new business opportunities

We intend to aggressively pursue new business opportunities. We believe our existing customers recognize our superior service levels and are looking to us to provide graphic services on brands that we do not currently service. We also believe we have developed strong customer recognition and that new customers will be attracted to our suite of service offerings. For example, we have recently experienced significant growth in services to providers of private label or store brands and believe they will be an important customer base in the future as they increase their efforts to develop premium brands to compete with international brands.

Capitalize on dynamic industry trends

The technological requirements and advanced systems and equipment necessary to meet customer needs continue to accelerate. The graphic services process is becoming an all-digital workflow from design through printing. These changes require an adaptive organization that has the highly-skilled personnel to understand, implement and utilize this technology. Given the rapid pace of change in our industry, we believe our customers will continue to outsource their graphic services needs. We also believe we are better positioned to service the needs of graphic services customers than our smaller competitors.

Continue our North American acquisition strategy

Since the beginning of 2003, we have completed 11 acquisitions in North America, including our acquisition of Tri-Ad in January 2008. We will continue to strategically acquire North American businesses in our industry. We will typically look to acquire businesses with less than $20.0 million in annual revenue that offer additional scale, broaden our geographic footprint, provide a specific design or technical skill, strengthen existing customer relationships, create new customer relationships, or have underutilized assets that could more efficiently perform existing services within our organization. Our management team will continue to apply strict standards in evaluating acquisition opportunities including the businesses’ leadership, customer retention probability, employee satisfaction, strategic fit, financial targets, synergies, and time and costs of integration.

Pursue international acquisition opportunities

We believe many of our customers are in the early stages of implementing brand globalization strategies. These strategies are intended to provide consistency within their brands, including, for example, packaging, coloring and text setting. We believe these customers may look to fulfill their graphic services needs with a single provider in order to aid in the effort of providing brand consistency across regions and overseas. We acquired UK-based MCG in 2005, acquired UK-based The Box Room Limited in 2006, acquired a business supplying photographic and digital images for the packaging printing industry in the Netherlands in 2006, and acquired McGurk, a UK-based provider of end-to-end digital design, artwork and reprographics for packaging solutions with locations in Hull and London, England and Hong Kong in 2007, with the intention of further strengthening our relationship with some of our top customers and servicing them on a global level. We will continue to evaluate acquisition opportunities in Europe and Asia and look to acquire assets that will fulfill the needs of our customers as they implement their globalization strategies.

ACQUISITION HISTORY

The highly fragmented nature of the packaging graphics industry, the desire of consumer products companies to consolidate their supplier base and the pressure on smaller suppliers to meet consumer products companies’ increasing demands have presented many opportunities for us to grow through acquisitions. Since 2003, we have completed 15 acquisitions.

The following table summarizes our acquisitions from 2003 through February 2008:

Acquisition	Year of acquisition	Key capabilities
LiveWire	2003	Graphics
Hobbs	2003	Graphics
Wetzel	2003	Gravure
Smurfit Stone (Winston-Salem assets)	2003	Gravure
Mozaic Group (51% acquired)	2004	Creative/Photography/Interactive
MacKay (Florence facility)	2004	Gravure
Smurfit Stone (Dayton operations)	2004	Graphics
L’Image Creo	2005	Graphics/Flexo
MCG	2005	Graphics/Flexo
The Box Room Limited	2006	Graphics
Lukkein Packaging Department	2006	Graphics
Synnoflex	2006	Graphics/Flexo
C.M. Jackson	2007	Creative/Store Brands
McGurk	2007	Graphics /Flexo
Tri-Ad	2008	Graphics /Flexo

CUSTOMERS

Our customers consist of end-use consumer packaged goods manufacturers, mass merchant retailers, and the printers and converters that supply them. We serve a significant number of customers with no one customer accounting for more than 7% of fiscal 2007 revenue. Our ten largest customers accounted for approximately 33% of our revenues in fiscal 2007. Over the course of our 60 year history, we have established close and stable relationships with our customers. On average, we have enjoyed 30-year relationships with our top ten customers.

While consumer products companies have continued to outsource their graphics services needs, they are increasingly focused on consolidation of their supplier base. They often single-source their graphics work with respect to a particular product line to assure brand consistency and quality, improve speed-to-market and procure a full range of services. This supplier consolidation trend continues to play a significant role in shaping the graphics services industry and has created further market opportunities for full-service industry leaders, such as us, to expand our services and customer base and gain market share. Consistent with the supplier consolidation and single sourcing trends, consumer products companies are increasingly moving towards doing business with their graphic service providers under long-term supply contracts. Historically, this business has been done on a purchase order basis, with services purchased for discrete projects on an as needed basis. For an industry leader such as us, the move towards written contracts covering ongoing business and multiple projects over a number of years further strengthens our already consistent and stable business relationships and improves predictability. Roughly half of our revenue currently is generated under long-term contracts with our customers. These contracts typically provide that we are the sole supplier of services related to a product for an initial three to five year period. However, most of these contracts may be terminated by the customer without cause upon 30 to 90 days notification and do not provide that our customers have to purchase a minimum amount of our services.

Our employees have developed a network of relationships at all levels of the various customer organizations and value chain partners. These relationships not only facilitate optimal day-to-day operations but also help us to remain abreast of evolving industry trends and anticipate upcoming changes.

Over the last several decades, we have established strong working relationships with various design houses and printers. Our personnel are familiar with the equipment and software at these value chain partners and have developed close relationships with their counterparts at these organizations. This knowledge and familiarity provide us with a significant competitive advantage in meeting customer demands. In addition, these longstanding relationships help generate repeat business, both through referrals from the printers and design houses to packaged goods companies, as well as through the selection of us for their discretionary work.

MARKETING AND SALES

We have one team of sales people and client service technicians who call on consumer packaging companies and a separate team of sales people and print support specialists who call on printers/converters. Recently, we have added experienced industry sales people to actively pursue new business, primarily in the United States. We assess category opportunities in current and adjacent markets to focus on optimizing the marketing and sales effort with regard to our product and services portfolio. Category assessment and management is an optimization process that takes place on the level of a cluster of product and service offerings tailored to a specific category. We assess the percentage of companies in a specific category market in which we currently enjoy business relationships, versus the percentage where we can focus resources on developing new opportunities and relationships. While we may not have a single source relationship (all branding media) with all the companies in a specific category, the assessment demonstrates which areas could produce the greatest benefit and where synergies may deliver incremental value.

Our account managers have built strong relationships with internationally renowned companies, such as Kraft, Nestlé and Procter & Gamble, through years of hard work and today these customers rely on us to provide graphic services for several of their brands. We believe that one key to the longevity and success of these relationships has been our ability to support our account managers with superior execution. Our technical specialists have strengthened many customer relationships by helping introduce new graphics that differentiate customers’ products in stores.

RESEARCH AND DEVELOPMENT

We utilize state-of-the-art information technology to support our service offerings to our customers as well as our internal operations. Our IT team comprises experts focused on information systems, manufacturing technologies, plant engineering systems, shop floor systems and enterprise solutions.

Our manufacturing technologies team includes a unique and dedicated group of regional technology experts with a focus on research and analysis of new technologies, standardization of technology and designing/implementing smooth workflows. This group concentrates its efforts on understanding the systems and equipment available in the marketplace and creating solutions using off-the-shelf products, customized to meet a variety of specific client and internal requirements. This team has a combined experience of 100 years in the graphics services industry and has become an extension of many of our technology vendors, providing them with valuable feedback that helps improve product quality and capabilities.

INTELLECTUAL PROPERTY

Our customers own the designs and graphics images that are the subject of our services and own the gravure image carriers used in the pre-printing process. Our only significant intellectual property assets are the names we operate under: “Southern Graphic Systems” and “SGS” in North America, and “SGS Europe” in the United Kingdom and the Netherlands.

RAW MATERIALS

Our primary raw material purchases include sheet photopolymer for flexographic plates, photographic film, chemicals, storage media, ink, colorants, plate materials, proofing and various other supplies and chemicals. We purchase our most commonly used raw materials under long-term contracts and are not impacted by short-term movements in raw material prices. In fiscal 2007, material and supply costs represented approximately 17% of our cost of goods sold.

BUSINESS CYCLES AND SEASONALITY

Our business is not generally seasonal because of the number of design changes that we are able to process as a result of our speed-to-market and emphasis on digital technology. There may be some decline in December as any holiday-specific design changes have been executed, and there may be similar, more modest slowdowns in conjunction with other holidays.

BACKLOG

The amount of backlog orders is immaterial to the Company due to the quick turn-around time of orders customary in the industry.

EMPLOYEES

As of December 31, 2007, we had 1,733 employees, 1,089 of whom are located at United States production facilities, 91 of whom are United States corporate employees, 229 of whom are located in Canada, and 20 of whom are located in Mexico. We have an additional 253 employees in the UK, 17 employees in the Netherlands, and 34 employees in Hong Kong. All of our employees in the United States, Canada, Mexico, the Netherlands, and Hong Kong are non-union. A number of our employees in the UK are members of the Graphical, Paper & Media Union (GPMU), although the GPMU is not a bargaining agent for the employees at our facilities.

ENVIRONMENTAL MATTERS

As with most manufacturers, our facilities and operations are subject to federal, state, local and foreign environmental laws, regulations and ordinances, including those that:

•	govern activities or operations that may adversely affect the environment, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes;

•	seek to protect occupational safety and health; and

•	impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances.

The violation of such laws and regulations can result in substantial civil and criminal fines and penalties. We do not currently anticipate any material adverse effect on our operations or financial condition as a result of our efforts to comply with, or our liabilities under, these requirements. We will, from time to time, incur costs to attain or maintain compliance with frequently changing regulatory requirements under environmental law, but do not currently expect any such costs to be material.

We may be required to obtain or update air permits under state or federal laws at certain of our facilities. We do not believe we will require any additional pollution reduction or capital improvements, nor do we believe we will be subject to fines or penalties, the costs of which, in the aggregate, are reasonably likely to be material.

Certain of our facilities are known to have low levels of contaminants from hazardous substances. Additional contamination could be detected at other current or former facilities. In connection with the purchase of SGS from Alcoa Inc. on December 30, 2005, Alcoa Inc. provided an indemnity for certain of these conditions, subject to certain limitations, and based on the nature of the environmental impacts and such indemnity, we do not believe our liability for these conditions is likely to be material. Although we do not believe that we are currently subject to any material environmental liabilities, the operations of manufacturing plants entail risks in these areas and there can be no assurance that we will not discover previously unknown environmental non-compliance or contamination.

We have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future costs of compliance with existing environmental laws and regulations (and liability for known environmental conditions) are not reasonably likely to have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to future environmental claims and liabilities.

GEOGRAPHIC FINANCIAL INFORMATION

The sales and long-lived asset information by geographic area presented within Footnote B in the Financial Statements.

LEGAL PROCEEDINGS

Various lawsuits, claims and proceedings have been or may be instituted or asserted against entities within the Company. While the amounts claimed may be substantial, the ultimate liability cannot be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on currently available facts and in light of legal and other defenses available to us, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the Company’s financial position, results of operations, and liquidity.

PROPERTIES

We began operations in Louisville, Kentucky and continue to maintain our headquarters there. We have a broad geographic reach through our network of 39 low cost production facilities located across the United States, Canada, Mexico, the United Kingdom, the Netherlands, and Hong Kong. Virtually all of these production facilities provide prepress graphics services; 20 of them produce flexographic plates; and nine of them produce gravure cylinders. Due to shipping costs, proximity to the customer is particularly important with respect to image carriers. While graphic services can be provided at a greater distance from the customer, it is still a competitive advantage to be able to have face-to-face contact with the customer on short notice when necessary or desirable. We are evaluating potential acquisition opportunities to expand our footprint on the west coast of the United States.

We also operate on-site at numerous consumer products company locations and several printer locations. On-site services typically involve packaging graphics services and project management work. We also operate five facility-managed locations. This work typically involves production of flexographic plates at printers. We have expanded our on-site and facility-managed presence to strengthen customer relationships, improve cost efficiencies, and increase speed and accuracy of the end-products. Image quality, consistency and response times are becoming increasingly important to our customers and on-site and facility-managed locations help us to better serve our customers’ needs.

In 2005, we expanded outside North America with the acquisition of MCG, adding facilities in Hull, Cambria and London, England, and significantly expanding our ability to serve our multinational customers. We also established a prepress facility in Nottingham, England in 2005. During 2006, we continued our expansion outside North America with the acquisition of The Box Room Limited in the United Kingdom and the acquisition of a business supplying photographic and digital images for the packaging printing industry in the Netherlands. During 2007, we increased our presence in Europe and expanded into Asia with our acquisition McGurk. McGurk is a UK-based provider of end-to-end digital design, artwork and reprographics for packaging solutions with locations in Hull and London, England and Hong Kong. We also have relationships with certain regional graphic services providers in Europe, India, and The Philippines.

As of March 14, 2008, excluding our headquarters in Louisville, we have 39 operating facility locations.

Location	Owned	Leased
United States
Appleton, WI		X
Atlanta, GA (Gravure)		X
Atlanta, GA (Flexo)		X
Battle Creek, MI		X
Charlotte, NC		X
Cincinnati, OH		X
Dallas, TX		X
Elgin, IL		X
Florence, KY	X
Fulton, NY	X
Greensboro, NC		X
McBee, SC		X
Milwaukee, WI		X
Minneapolis, MN		X
Philadelphia, PA		X
Plymouth, MN		X
Ramsey, NJ		X
Reidsville, NC		X

Location	Owned	Leased
Richmond, VA (Creative)		X
Richmond, VA (Prepress, Flexo, Gravure)		X
St. Louis, MO		X
West Monroe, LA	X
Winston Salem, NC		X
Canada
Brampton, Ontario		X
Mississauga, Ontario (Gravure)		X
Montreal, Quebec (Flexo)		X
Montreal, Quebec (Flex-Art Design)		X
Toronto, Ontario (Tri-Ad Communications)		X
Toronto, Ontario (Tri-Ad Communications)		X
Toronto, Ontario (Evolution Design)		X
Mexico
Mexico City		X
United Kingdom
Hull (MCG Graphics Limited)		X
Hull (SGS Studios)		X
London (SGS Thames)		X
London (Design Studio)		X
Nottingham		X
Tamworth		X
The Netherlands
Ede		X
China
Hong Kong		X

MANAGEMENT

The following sets forth certain information with respect to the persons who are members of the Registrant’s Board of Directors, our executive officers and key management employees of the Company and its subsidiaries.

Name	Age*	Position
Henry R. Baughman	60	President, Chief Executive Officer and Director
Luca C. Naccarato	47	Executive Vice President; Chief Executive Officer of Southern Graphic Systems- Canada, Co.
James M. Dahmus	51	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Michael L. Shannon	41	Senior Vice President
Marriott W. Winchester, Jr.	47	Senior Vice President
Benjamin F. Harmon, IV	55	Vice President, General Counsel and Secretary
Vic Baranowski	49	Vice President, Northeast Region
Terence E. Dunn	51	Vice President, Global Business Unit Manager
Christopher Horton	46	Vice President, Southern Region
C. Michael Jackson, Sr.	66	Chief Operating Officer, C.M. Jackson Associates, Inc. Division
William D. Klocke	61	Regional Vice President
Larry S. Nussbaum	56	Chief Executive Officer, C.M. Jackson Associates, Inc. Division
Todd C. Santo	45	Vice President of Creative Services
David J. Scheve	32	Vice President and Controller
Brian C. Sinta	40	Vice President Sales, Consumer Packaged Goods
Mark E. Spurgeon	46	President of Southern Graphic Systems-Canada, Co.
Dennis Wilcox	53	Regional Vice President
Joseph M. Silvestri	45	Director
John P. Civantos	39	Director
Thomas L. Hammond	72	Director
Richard Leong	35	Director

*	As of March 31, 2008.

Henry R. Baughman has been employed by us since 1973. He became President and a director of Southern Graphic Systems, Inc. in 1999. Prior to becoming President he held various senior executive level positions with us. Mr. Baughman is a graduate of Rochester Institute of Technology. Mr. Baughman became President and Chief Executive Officer of SGS International, Inc. and one of our directors upon completion of the Acquisition in December 2005. As our President, Mr. Baughman leads our strategic planning, acquisition process, resource units and customer value determination system.

Luca C. Naccarato has been employed by us since 1993. He became Executive Vice President of Southern Graphic Systems, Inc. in 2000 and of SGS International, Inc. upon completion of the Acquisition in December 2005. He is also the Chief Executive Officer of Southern Graphic Systems-Canada, Co./Systemes Graphiques Southern-Canada, Co. As our Executive Vice President, Mr. Naccarato is responsible for integrating our new acquisitions, managing our operations, and developing annual growth and business objectives. Prior to joining us, Mr. Naccarato worked for a mid-sized packaging graphics and gravure supplier near Toronto, Canada.

James M. Dahmus has been employed with us since April 2006. He joined the Company as Chief Financial Officer and was promoted to Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary on May 31, 2007. He served as the senior vice president and chief financial officer of Sunny Delight Beverages Co., an international consumer products company from 2004 until April 2006. From 2003 until 2004, he was the CFO for ADVO®, the largest direct marketing company in the world with $1.2 billion in revenue. Prior to that, he served in a variety of business leadership roles at Convergys and Cincinnati Bell beginning in 1995, including President of Asia/Pacific, CFO of the Software Division, and Corporate Controller. Prior to that, he served for 15 years at Procter & Gamble, with 13 of those years in finance and two as a brand manager of Pringles®. He received his MBA from Northwestern University, and his BA from Penn State University.

Michael L. Shannon has been employed with us since 2000. He has been a Senior Vice President of Southern Graphic Systems, Inc. since 2002 and of SGS International, Inc. since completion of the Acquisition in December 2005. He is also our Senior Vice President of Global Operations and a director of MCG, McGurk and SGS Packaging Europe Holdings Limited. He is currently responsible for leading and executing our global strategy. Mr. Shannon has 20 years of experience in the graphic arts industry with responsibilities in Operations, Sales & Marketing, Information Technology, and Mergers/Acquisitions. Prior to joining SGS, he spent 12 years at Schawk.

Marriott W. Winchester, Jr. has been employed with us since November 2006 as Assistant to the President. He initially served as Senior Vice President of Sales and Marketing with responsibility for the Company’s sales and marketing activities in the US, Asia and Latin America markets. His title was changed to Senior Vice President on March 18, 2008 with the addition of senior responsibilities for our Florence, KY, Philadelphia, PA, Ramsey NJ and Mexico City production facilities. Mr. Winchester has 27 years of experience in the graphic arts industry with 17 years of senior leadership experience. Mr. Winchester was previously employed with Vertis, Inc., a provider of targeted advertising, media and marketing services, from March 2005 to October 2006. At Vertis, he served as Vice President Premedia Operations and most recently as Senior Vice President & General Manager for the Premedia business unit. Mr. Winchester previously was employed by Net Results, Inc., a computer integration and consulting company, from 2001 to 2005 as Vice President, Director of Operations. Mr. Winchester holds a BS in business management from the University of Maryland.

Benjamin F. Harmon, IV was employed by the Company as Vice President, General Counsel and Secretary in January 2006. Mr. Harmon joined Reynolds Metals Company (Southern Graphic Systems, Inc.’s former parent company) as an attorney in 1989 and handled various legal matters for Reynolds and its subsidiaries. After Alcoa Inc. acquired Reynolds in 2000, Mr. Harmon became Manager, Business Development for Alcoa’s Packaging and Consumer Group, where he worked with Southern Graphic Systems, Inc. and other Alcoa businesses in a non-legal capacity planning and negotiating acquisitions and divestitures through December 2005. Mr. Harmon is a member of the Virginia State Bar.

Vic Baranowski has been employed by us since 1989. He has been our Northeast Vice President since 2003. Mr. Baranowski’s responsibilities include sales, marketing, business operations and startups, and he is responsible for locations serving the gravure market in the northeast and midwest regions. Mr. Baranowski holds an MBA and an undergraduate degree from Rensselaer Polytechnic Institute.

Terence E. Dunn has been employed by us since 1983. He has been the Global Business Unit Manager for the Procter & Gamble account since 1997. Over the years, Mr. Dunn has held positions as our Production Control Manager, Sales Representative, Sales Manager, Print Production Manager and General Manager. In 1997, Mr. Dunn was responsible for the start up of SGS Mexico and managed the facility for five years. He graduated from Quincy University with a BS in elementary education.

Christopher Horton has been employed by us since 2001 as Vice President of the Southern Region. He founded Advance Printing Products in 1988, which grew profitably to an $8 million business with three locations before being acquired by us in March 2001. Mr. Horton currently manages five of our operations. Additionally, he has assumed national market sector responsibility for the corrugated box market. He has 18 years of experience in the graphic arts industry. He earned a BS in accounting from Clemson University.

C. Michael Jackson, Sr. has been employed with us since March 2007 following our acquisition of the business of C.M. Jackson Associates, Inc. (“CMJ”), a packaging graphics company Mr. Jackson helped found 25 years earlier. Mr. Jackson now serves as Chief Operating Officer of our C.M. Jackson Associates, Inc. Division. Mr. Jackson served in various executive roles with CMJ, most recently as President and CEO. Mr. Jackson earned a degree in Graphics Art from New York Community College and a Bachelors Degree in Graphics Art from Pratt Institute.

William D. Klocke has been employed by us since 2002 as a Regional Vice President. His responsibilities span business operations, sales, marketing and mergers/acquisitions. Mr. Klocke has responsibilities for three locations. He has over 30 years of experience in the graphics industry. Prior to joining us, he held various positions at COLORHOUSE, including serving as its President and Vice President of Operations. He holds a graphic arts degree from North Dakota College of Science.

Larry S. Nussbaum has been employed with us since March 2007 following our acquisition of the CMJ business. Mr. Nussbaum now serves as Chief Executive Officer of our C.M. Jackson Associates, Inc. Division. Mr. Nussbaum was co-owner of CMJ with C. Michael Jackson, Sr. and employed for over 15 years with CMJ as Principal Partner and Chief Financial Officer. Mr. Nussbaum holds a Bachelors degree from City College of New York and an MBA degree from Baruch College.

Todd Santo has been employed by us since 1994. He joined the Company in a senior sales management role in 1994 and was promoted to General Manager of the St. Louis operation in 1996. In 2005 he was promoted to Vice President of Creative Services. Prior to joining the Company, he served in a senior management role with Anheuser-Busch.

David J. Scheve has been employed with the company since August 2007 as Vice President and Controller. His responsibilities include the corporate accounting processes, internal audit, and financial reporting activities. Mr. Scheve has brought significant finance and audit experience to his role, most recently serving as Composites Mergers and Acquisition Leader at Owens Corning Corporation, a manufacturer of building materials products, from February 2006 to July 2007. Mr. Scheve served as Leader of External Financial Reporting for Owens Corning Corporation from April 2004 to February 2006, and before that was Assistant Controller, Consolidated Accounting Center, for the Kroger Co., a grocery retailer, from 2001 to April 2004. Mr. Scheve is a summa cum laude graduate of the University of Kentucky and has also earned an MBA degree from the University of Chicago.

Brian C. Sinta has been employed with the company since November 2006 as Vice President Sales, Consumer Packaged Goods. He was previously employed at Vertis, Inc. from 1995 through 2006 in a number of positions, including account executive and Director Consumer Packaged Goods and most recently as Vice President Sales, Consumer Packaged Goods. Mr. Sinta earned a BS degree from Western Michigan University and an MBA degree from the Kellogg School of Management.

Mark E. Spurgeon has been employed with us since January 2008 following our acquisition of Tri-Ad Graphic Communications, Ltd. Mr. Spurgeon is President of Southern Graphic Systems-Canada, Co. /Systemes Graphiques Southern-Canada, Co. Mr. Spurgeon joined Tri-Ad Graphic Communications, Ltd., a Canadian provider of packaging and retail graphics services, as Vice President, Sales and Marketing in March 2002 and became that company’s President in December 2005.

Dennis Wilcox has been employed by us since 1978. He became a Regional Vice President, with responsibility for four locations in the southeast, in 2001. Mr. Wilcox has held numerous positions in the gravure engraving industry since he started in the industry in 1971.

Joseph M. Silvestri has been since July 2006 a Managing Partner at Court Square Capital Partners, LP, a private equity firm, and became one of our directors in connection with our formation in November 2005. Mr. Silvestri previously was a Managing Partner of Citigroup Venture Capital (“CVC”), also a private equity firm, having joined CVC in 1990. Mr. Silvestri received his B.S. from Pennsylvania State University and his MBA from Columbia Business School. He is a director of MacDermid, Incorporated, Auto Europe Group and Newmarket, Inc.

John P. Civantos has been since July 2006 a Partner at Court Square Capital Partners, LP, a private equity firm, and became one of our directors in connection with our formation in November 2005. Mr. Civantos previously was a Partner of CVC, having joined CVC in 2004 after serving for several years with the leveraged buyout firm Hicks, Muse, Tate & Furst. Prior to Hicks, Muse, he was with Morgan Stanley & Co.

Thomas L. Hammond became one of our directors in December 2005. He was our president from 1978 to 2002, and our Chief Executive Officer from 2000 until 2002, when he retired. He has a BS in mechanical engineering from Purdue and a J.D. from the University of Louisville.

Richard Leong became one of our directors in February 2006. Mr. Leong has served as the Managing Director of Flexo Manufacturing Corporation, a Philippines-based maker of flexible packaging, since 2004 and served as that company’s Executive Vice President from 1996 to 2003. He is also the Chairman of Tigerpack Ltd. (Shanghai), a flexible packaging maker located in China, and serves as the Chief Investment Advisor to Lyon Capital Partners, a private investment fund. Mr. Leong received his BS in Economics, with a concentration in Decision Sciences, from the Wharton School of the University of Pennsylvania.

AUDIT COMMITTEE FINANCIAL EXPERT

Messrs. Silvestri, Civantos and Leong comprise our audit committee (the “Audit Committee”). The Audit Committee has determined that it does not have an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission rules and regulations. However, the Audit Committee believes that its members have demonstrated the capability of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

RECOMMENDATION OF NOMINEES TO THE BOARD OF DIRECTORS

The Registrant does not have in place procedures by which its security holders may recommend nominees to its Board of Directors.

CODE OF ETHICS

SGS International, Inc. has implemented a Code of Ethics which applies to our principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions (“covered employees”). The Code of Ethics may be found on our website at http://www.sgsintl.com. We intend to disclose any amendments to, or waivers of the Code of Ethics on behalf of our covered employees by posting such information on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy

The Compensation Committee has responsibility for establishing and monitoring our compensation philosophy. Executive officers shown in the Summary Compensation Table (each, an “Executive”) are compensated through a combination of base salary, bonus plan awards, equity-based awards and various other benefits that are designed to be competitive with the overall compensation paid to executives in comparable companies and to align the Executive’s interests with the long term interests of the Company’s shareholders. Base salaries and annual bonus awards are designed to reward performance. Our Compensation Committee annually reviews the base salaries and the performance targets for Executive bonus compensation. Executive bonus compensation is designed to be earned based on the achievement of Company-wide performance objectives and goals, personal performance and the Executive’s demonstrated adherence to Company values.

Targeted Overall Compensation

Messrs. Baughman, Naccarato, and Dahmus have employment agreements with the Company that set forth their compensation and terms and conditions of employment. Their compensation levels were initially set by the Company at prevailing levels for comparable positions in similarly sized companies in our industry. The Compensation Committee reviews their compensation annually. Because Messrs. Shannon and Winchester are not parties to an employment agreement, their base salary and bonus opportunity may be modified by the Compensation Committee, as it deems appropriate, from time to time.

Compensation Setting Process

The Compensation Committee reviews and approves compensation and awards for the Company’s officers at the level of Senior Vice President and above and provides oversight of management’s decisions concerning the compensation of other Company officers. Base salary is designed to be competitive by position in the marketplace, and is set at levels sufficient to attract and retain top management talent. Those salaries are reviewed periodically and compensation decisions are based on paying our executives a competitive compensation package as well as rewarding them annually based on their performance. The Compensation Committee determines whether executives are being offered competitive compensation packages by analyzing the compensation packages received by executive officers in similar sized companies in similar industries. Comparison components include base salary, group benefits and annual bonus awards.

Base Salary

Base salary compensates each Executive for the primary responsibilities of his position. Base salaries payable to each executive with an employment agreement may be increased but may not be decreased.

Base salaries as of December 31, 2007, for Messrs. Baughman, Dahmus, Naccarato, Winchester and Shannon were $336,000; $231,000; $288,750; $225,000; and $222,907 respectively.

Annual Bonus Compensation

The Company established the Management Incentive Bonus Plan to drive behaviors and motivate our employees to maximize profit and improve the Company’s productivity and cash flow. The bonus plan’s goal is to provide for commensurate reward for the eligible employees, including Executives, contributing to those profits and efficiencies.

The Compensation Committee reviews the bonus targets and related goals and objectives annually. For the 2007 plan year we established EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for one-time restructuring costs (“Adjusted EBITDA”) and Free Cash Flow as financial performance metrics for all Executives. In addition, Global Organic Growth was established as an additional performance metric for Mr. Winchester. EBITDA performance measures our operational cash flow generated. The Compensation Committee believes that EBITDA is an appropriate performance measure for the Company because it allows us to compare our performance against companies within and across industries. This measure is also of interest to our Company’s shareholders and securityholders, since EBITDA is essentially the income that a company has free for interest payments and principal repayment. The Compensation Committee believes that Free Cash Flow is a meaningful performance measure because it closely measures our progress toward achieving our Company objective of reducing debt -related service costs and improving Company net worth. Global Organic Growth measures the Company’s success in its business growing organically on a global basis. We believe that Global Organic Growth is an appropriate metric for Mr. Winchester because of his overall responsibilities for Sales and Marketing.

The 2007 Adjusted EBITDA target was established at $69.275 million, the Free Cash Flow target was established at $17.4 million, and the Global Organic Growth Target was established at $4 million. The performance metrics were weighted as described below. Each Executive has an individual bonus target expressed as a percentage of base salary. For the 2007 plan year, with respect to Messrs. Baughman, Naccarato, Dahmus and Shannon, Adjusted EBITDA was weighted at 80% and Free Cash Flow generated was weighted at 20% of their total management incentive bonus. With respect to Mr. Winchester, Adjusted EBITDA was weighted at 50%, Free Cash Flow generated was weighted at 30% and Global Organic Growth was weighted at 20% of his 2007 total management incentive bonus. The Company’s performance during 2007 resulted in a 77.5% payout based on Adjusted EBITDA, a 120% payout on Free Cash Flow, and 0% payout on Global Organic Growth. Although the Company exceeded its Free Cash Flow target, because it fell just short of the Adjusted EBITDA target and did not achieve its Global Organic Growth target, none of the Executives received their target bonus for 2007. Adjusted EBITDA and Free Cash Flow are non-GAAP measures. A reconciliation of Adjusted EBITDA to our financial statements can be found in the footnotes following our Summary Compensation Table below. The Free Cash Flow calculation begins with the Adjusted EBITDA amount and adjusts for certain interest and taxes, capital spending, changes in working capital, and other items allowed by the Compensation Committee. Due to the detailed nature of this calculation, a reconciliation of this non-GAAP measure to the financial statements provided within is not practicable.

Messrs. Baughman, Dahmus and Naccarato had target bonus amounts set at 50% of their respective base salary, while their threshold and maximum bonus opportunities were set at 1% and 100% of their base salaries, respectively. Mr. Winchester’s target bonus amount was set at 40% of his base salary, while his threshold and maximum bonus opportunities were set at 50% and 120% of his target bonus opportunity, respectively. Mr. Shannon’s target bonus amount was set at 35% of his base salary, while his threshold and maximum bonus opportunities were set at 50% and 120% of his target bonus opportunity, respectively. The bonuses for Messrs. Baughman, Naccarato and Dahmus are calculated according to a special performance grid which reflects their status as the Company’s three highest ranking officers. This resulted in each such Executive receiving 99.6% of his target bonus. The bonuses for Messrs. Winchester and Shannon are calculated using the same bonus calculation table that is used for the Company’s other officers which resulted in them receiving 74.75% and 86.5% of their target bonus, respectively. The resulting bonus payment amounts are shown in the Summary Compensation Table, below, in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Ownership

Our compensation philosophy includes adding an equity based element to our compensation package for senior management. Equity ownership is intended to motivate Executives to make stronger business decisions, improve financial performance and enhance the long term interests of the Company’s stockholders. Each Executive was given the opportunity to, and did, purchase common and preferred stock of Southern Graphics Inc. in 2006. See the discussion under “Equity Investment.” Also in 2006, Mr. Dahmus was granted options to purchase shares of Southern Graphics Inc. No equity-based awards were granted in 2007. However, the Company may, in its discretion, grant options under the Stock Incentive Plan to senior management, including Executives, in the future.

Severance Benefits

The Company may terminate an Executive’s employment without cause at any time. For those who have employment agreements, severance benefits are outlined in the employment agreements. Severance benefits for Executives not having an employment agreement would be determined by reference to the Company’s severance guidelines. The purpose of the severance benefits is to assist the Executive with his transition into new employment, recognizing that it may take time for that person to find comparable employment elsewhere. Each Executive’s potential severance is described below under the heading “Potential Payments upon Termination or Change in Control.”

Other Benefits

Reflecting the Company’s culture of respect and value for all employees, the Company offers salaried employees, including Executives, a group benefits package that is competitive in our industry. Executives may participate in a group retirement savings plan, various group health and welfare benefit plans and a deferred compensation plan.

The Retirement Savings Plan is available to all employees including Executives. The plan is funded with both employer and employee contributions. Plan participants may voluntarily contribute from 1% to 16% of their annual pay to the plan on a pre-tax basis, not to exceed an annual dollar IRS limitation, which was $15,500 in 2007. The plan provides for Company matching contributions of up to 6% of the plan participant’s pre-tax eligible contributions.

Executives are also eligible to participate in the Deferred Compensation Plan. This plan allows plan participants to continue to contribute a percentage of their annual pay on a pre-tax basis after they have reached the annual dollar IRS limitation in the Retirement Savings Plan. The plan is funded with both employer and employee contributions. Plan participants may voluntarily contribute from 1% to 16% of their annual pay to the plan on a pre-tax basis. The plan provides for Company matching contributions of up to 6% of the plan participant’s pre-tax eligible contributions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included.

COMPENSATION COMMITTEE

Joseph M. Silvestri

John P. Civantos

Thomas L. Hammond

Compensation Summary

The following table summarizes the principal components of compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for our fiscal year ended 2007. We refer to these persons as our “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Henry R. Baughman President and Chief Executive Officer	2007	$332,000	None	None	None	$167,348	None	$42,370	$541,718
	2006	$316,727	None	None	None	$163,960	None	$28,030	$508,717
James M. Dahmus Senior Vice President and Chief Financial Officer (1)	2007	$228,250	None	None	None	$115,052	None	$30,404	$373,706
	2006	$160,417	None	None	$111	$112,723	None	$15,350	$288,601
Luca C. Naccarato Executive Vice President	2007	$285,312	None	None	None	$143,814	None	$32,718	$461,844
	2006	$272,944	None	None	None	$140,903	None	$19,950	$433,797
Michael L. Shannon Senior Vice President Global Operations (3)	2007	$221,283	None	None	None	$67,095	None	$25,277	$313,655
	2006	$216,414	None	None	None	$67,201	None	$15,492	$299,107
Marriot W. Winchester, Jr. Senior Vice President (2,3)	2007	$225,000	None	None	None	$67,275	None	$15,375	$307,650
	2006	$43,466	$45,674	None	None	None	None	$2,000	$91,140

(1)	James Dahmus commenced employment on April 10, 2006.

(2)	Marriott Winchester commenced employment October 23, 2006.

(3)	Michael Shannon and Marriot W. Winchester, Jr. are not employed under an employment agreement.

(4)	2007 and 2006 Non-Equity Incentive Plan Compensation based on the actual 2007 and 2006 Adjusted EBITDA performance of $66.6 million and $61.8 million, respectively, 2007 and 2006 Free Cash Flow at 120% of target for both years, and 2007 Global Organic Growth at 0% of target. EBITDA, a measure used by management to measure operating performance, is defined as net income before interest, taxes, depreciation and amortization. We also exclude the impact of other expense, net, and discontinued operations, net, from the calculation of EBITDA to be consistent with the determination of EBITDA under our senior secured credit facility. Other expense, net, primarily consists of the gain (loss) on foreign exchange and interest income. Adjusted EBITDA is comprised of EBITDA plus allowed adjustments, which are expenses added back to EBITDA with the approval of the Compensation Committee of our Board of Directors, as administrator of the Management Incentive Bonus Plan. The following table reconciles net income to Adjusted EBITDA for the years ended December 31, 2007 and 2006:

	Year Ended December 31, 2007 (in millions)	Year Ended December 31, 2006 (in millions)
Net income (loss)	$(2.1)	$0.9
Depreciation and amortization	23.7	20.1
Interest expense	36.9	35.0
Other expense, net	0.5	0.2

	Year Ended December 31, 2007 (in millions)	Year Ended December 31, 2006 (in millions)
Provision (benefit) for income taxes	(1.2)	1.3
Discontinued operations, net	(0.7)	0.4

EBITDA	57.1	57.9
Allowed adjustments	9.5	3.9

Adjusted EBITDA	$66.6	$61.8

ALL OTHER COMPENSATION

Name and Principal Position	Year	Company Contributions to Retirement Savings Plan ($) (1)	Contributions to Non-Qualified Def. Comp ($) (2)	Other ($) (3)	Total ($)
(a)	(b)	(c)	(e)	(g)	(j)
Henry R. Baughman President and Chief Executive Officer	2007	$5,813	$14,495	$22,062	$42,370
	2006	$1,679	$8,302	$18,049	$28,030
James M. Dahmus Senior Vice President and Chief Financial Officer	2007	$13,962	None	$16,442	$30,404
	2006	$6,600	None	$8,750	$15,350
Luca C. Naccarato	2007	$5,437	$11,681	$15,600	$32,718
Executive Vice President	2006	$5,552	$2,698	$11,700	$19,950
Michael L. Shannon	2007	$13,277	None	$12,000	$25,277
Senior Vice President Global Operations	2006	$6,492	None	$9,000	$15,492
Marriott W. Winchester, Jr. Senior Vice President	2007	$3,375	None	$12,000	$15,375
	2006	None	None	$2,000	$2,000

(1)	The Retirement Savings Plan provides for matching contributions not greater than 100% of the participant’s elective deferrals that do not exceed the first 6% of the plan participant’s compensation.

(2)	The Deferred Compensation Plan provides for matching contributions not greater than 100% of the participant’s elective deferrals that do not exceed the first 6% of the plan participant’s compensation.

(3)	Other compensation includes auto allowance and unused paid vacation.

Employment Agreements

We entered into employment agreements with Messrs. Baughman and Naccarato in connection with the closing of the Acquisition. The term of these employment agreements is initially three years for Mr. Baughman and four years for Mr. Naccarato and will automatically renew for successive one-year periods, unless either party gives written notice to the other not less than ninety days prior to the end of the original term (or any subsequent term, as the case may be). Each of these agreements was amended on January 25, 2006, to increase Mr. Baughman’s base salary from $241,440 to $320,000 and Mr. Naccarato’s base salary from $225,649 to $275,000. The remaining terms of such agreements were not changed by such amendments. Effective April 1, 2007, Mr. Baughman’s salary was increased to $336,000 and Mr. Naccarato’s salary was increased to $288,750.

We entered into an employment agreement with Mr. Dahmus on April 10, 2006. The term of the employment agreement is initially three years and will automatically renew for successive one-year periods, unless either party gives written notice to the other not less than ninety days prior to the end of the original term (or any subsequent term, as the case may be). Mr. Dahmus’ base salary was $220,000 from April 10, 2006 to April 1, 2007, at which time his salary increased to $231,000.

The Company has not entered into any employment agreements with Messrs. Shannon and Winchester.

Each executive is entitled to receive the base salary set forth in such executive’s employment agreement, which will be reviewed annually throughout the term. In addition to base salary, the executives are entitled to participate in our employee benefit plans for senior management. The executives are also eligible to participate in our senior management bonus plans with annual incentive targets of up to 50% of base salary.

Each executive’s employment will terminate automatically upon his death. We may terminate the executive’s employment for any disability that has continued for a period of ninety days. We may also terminate the executive’s employment at any time for “cause” (as described below) upon written notice. We may also terminate the executive’s employment at any time without cause, upon written notice. The executive may terminate his employment upon not less than thirty days written notice prior to the effective date of such termination. If the executive terminates his employment for “good reason” (as defined below) it will be deemed to be a termination of the executive’s employment without cause by us.

“Cause” generally means any of the following: (i) gross or willful misconduct; (ii) willful and repeated failure to comply with the directives of our board of directors or any of our supervisory personnel; (iii) any criminal act or act of dishonesty or willful misconduct or any act of fraud, dishonesty or misappropriation involving us or any of our subsidiaries; (iv) any conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; (v) breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the executive has with us or any of our subsidiaries; (vi) acts of malfeasance or negligence in a matter of material importance to us or any of our subsidiaries; (vii) the material failure to perform the duties and responsibilities of the executive’s position after written notice and a reasonable opportunity to cure (not to exceed 30 days), (viii) grossly negligent conduct; or (ix) activities materially damaging to us or any of our subsidiaries.

“Good reason” generally means, after written notice by the executive to our board of directors and a reasonable opportunity for us to cure (not to exceed 30 days), any of the following: (i) the executive’s base salary is not paid or is reduced by more than ten percent in the aggregate other than as part of a salary reduction program pursuant to which the base salaries of all executive officers are reduced by the same percentage at the same time and for the same period of time; (ii) the executive’s target incentive payments are reduced; or (iii) the executive’s job duties and responsibilities are diminished. The expiration of the term of the employment agreement (including notice of non-renewal) shall not be considered “good reason.”

If an executive’s employment is terminated for any reason, the executive shall be entitled to receive the employee benefits to which he is entitled pursuant to the terms of the relevant employee benefit plans in which the executive participates. If an executive’s employment is terminated because of disability, the executive shall receive his normal compensation for the period of disability prior to termination of employment, and then will be entitled to receive a pro rata portion of his bonus payments from the senior management bonus plan. If an executive is terminated, other than for cause or by death or disability, or if an executive terminates employment for good reason, he shall be entitled to (i) receive 50% of his base salary for a twenty-four month period thereafter for Messrs. Baughman and Naccarato and for the 12 month period thereafter for Mr. Dahmus; (ii) receive a pro rata share of the estimated bonus for the year in which the termination occurs; and (iii) continued participation in the employee welfare benefit plans for the executive and his dependents (other than disability and life insurance) for twenty-four months for Messrs. Baughman and Naccarato and twelve months for Mr. Dahmus.

If an executive is terminated for cause, dies or becomes disabled or voluntarily terminates employment other than for good reason, he shall be entitled to payment only of earned and unpaid base salary to the date of termination and, in the case of death, payment of earned and unpaid incentive payments.

The employment agreements also provide that, during the executive’s employment and for a period of twenty-four months after the end of the executive’s employment with us for Messrs. Baughman and Naccarato and twelve months after the end of the executive’s employment for Mr. Dahmus, referred to below as the non-competition period, the executive will not (i) compete, directly or indirectly, with us (ii) solicit or hire current and former employees, or (iii) solicit current and former customers. In consideration of the executive’s non-competition and non-solicitation agreement with respect to periods after termination of employment, we will pay the executive an amount equal to 50% of his base salary during the non-competition period. If the executive breaches any of the non-competition or non-solicitation restrictions, the executive will waive and forfeit any and all rights to any further payments under his employment agreement and will repay any severance pay received under such agreement to us.

Equity Awards

Below is a summary of the future payouts under non-equity incentive plan awards and all other option awards:

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1,2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Henry R. Baughman President and Chief Executive Officer	N/A	$3,360	$168,000	$336,000	None	None	None	None	None	None	None
James M. Dahmus Senior Vice President and Chief Financial Officer	N/A	$2,310	$115,500	$231,000	None	None	None	None	None	None	None
Luca C. Naccarato Executive Vice President	N/A	$2,888	$144,375	$288,750	None	None	None	None	None	None	None
Michael L. Shannon Senior Vice President Global Operations	N/A	$39,009	$78,017	$93,620	None	None	None	None	None	None	None
Marriott W. Winchester, Jr. Senior Vice President	N/A	$45,000	$90,000	$108,000	None	None	None	None	None	None	None

(1)	The Estimated Future Payouts Under Non-Equity Incentive Plan Awards are determined using the Management Incentive Plan previously discussed.

(2)	Please see the description in the Compensation Discussion and Analysis above, under the heading “Annual Bonus Compensation,” for an explanation of each Executive’s threshold, target and maximum bonus opportunity.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Henry R. Baughman President and Chief Executive Officer	None	None	None	None	None	None	None	None	None
James M. Dahmus (1) Senior Vice President and Chief Financial Officer	600	900	None	151	7-25-2016	None	None	None	None
Luca C. Naccarato Executive Vice President	None	None	None	None	None	None	None	None	None
Michael L. Shannon Senior Vice President Global Operations	None	None	None	None	None	None	None	None	None
Marriott W. Winchester, Jr. Senior Vice President	None	None	None	None	None	None	None	None	None

(1)	On July 25, 2006, the Board of Directors of Southern Graphics Inc. adopted the Stock Incentive Plan. Also on July 25, 2006, the Board approved the grant under the Stock Incentive Plan to James M. Dahmus of options to acquire an aggregate of 1,500 shares of Southern Graphics Inc. Class A common stock, par value $.01 per share. The options granted on July 25, 2006, are non-qualified stock options that will terminate on July 25, 2016, and have an exercise price that declines (but not below fair market value of the underlying shares on the grant date) through the fifth anniversary of the grant date. The options will become exercisable at the rate of 20% per year, beginning on December 31, 2006 and ending on December 31, 2010. All outstanding options will vest immediately upon a change in control.

Nonqualified Deferred Compensation

Below is the summary of nonqualified deferred compensation. Executives are eligible to participate in the Deferred Compensation Plan. The plan is unfunded and benefits under the plan are paid from the general assets of the Company. Executives whose salary deferrals to the Company’s qualified plans are limited by Internal Revenue Code limitations may elect to reduce their salary and credit to the plan the excess, if any, of (i) the amount of salary deferrals that would have been credited pursuant to the Retirement Savings Plan on their behalf for the plan year had the statutory limitations not been applicable over (ii) the amount of salary deferrals actually credited for the year by the participant to the Retirement Savings Plan. Salary reduction credits under the plan are in the same percentage as most recently elected under the Retirement Savings Plan. For each payroll period for which the Company credits salary to the plan on behalf of the participant, matching credits are also credited to the plan on behalf of the participant. The matching credits for each payroll period are equal to an amount not greater than 100 percent of that portion of the salary reduction credits that do not exceed 6% of the participant’s salary for the payroll period. Effective June 1, 2008, eligible plan participants, including Executives, may defer all or a portion of their awards under the Management Incentive Bonus Plan into the Deferred Compensation Plan, in 10% increments. There are no employer matching contributions on management incentive compensation awards deferred into the plan. The balance of a plan participant’s benefit under the plan will be distributed upon the plan participant’s termination of employment or death (to the plan participant’s beneficiary) in a lump sum, unless the participant elects to have the benefit paid in annual installments over a period of not more than ten years.

NONQUALIFIED DEFERRED COMPENSATION

Name and Principal Position	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Henry R. Baughman President and Chief Executive Officer	$38,654	$14,495	$(1,797)	None	$82,086
James M. Dahmus Senior Vice President and Chief Financial Officer	None	None	None	None	None
Luca C. Naccarato Executive Vice President	$30,150	$11,681	$(1,346)	None	$47,704
Michael L. Shannon Senior Vice President Global Operations	None	None	None	None	None
Marriott W. Winchester, Jr. Senior Vice President	None	None	None	None	None

(1)	Registrant Contributions (column c) are reported as Contributions to Non-Qualified Deferred Compensation in the All Other Compensation Table.

Potential Payments upon Termination or Change in Control

Below is the summary of the estimated termination benefits that would be paid to each current executive as of December 31, 2007 in the various circumstances listed.

TERMINATION BENEFITS

Name and Principal Position	Termination With Cause	Termination Without Cause	Death or Disability	Change In Control
(a)	(b)	(c)	(d)	(e)
Henry R. Baughman
President and Chief Executive Officer
Cash Payments		$672,000	$168,000
Health and welfare benefits		$29,304	—
Total		$701,304	$168,000
James M. Dahmus
Senior Vice President and Chief Financial Officer
Cash Payments		$231,000	$115,500
Health and welfare benefits		$14,652	—
Total		$245,652	$115,500
Luca C. Naccarato
Executive Vice President
Cash Payments		$577,500	$144,375
Health and welfare benefits		$29,304	—
Total		$606,804	$144,375
Michael L. Shannon
Senior Vice President Global Operations
Cash Payments		$111,454	—
Health and welfare benefits		$7,325	—
Total		$118,779	—

Name and Principal Position	Termination With Cause	Termination Without Cause	Death or Disability	Change In Control
(a)	(b)	(c)	(d)	(e)
Marriott W Winchester, Jr
Senior Vice President
Cash Payments		$120,939	—
Health and welfare benefits		$7,325	—
Total		$128,264	—

(1)	Henry Baughman would be paid a severance in the amount equal to one hundred percent (100%) of his base salary for a period of twenty four (24) months if terminated without cause. Additionally, Mr. Baughman would be entitled to continued participation in the welfare benefit plans for a period of twenty four (24) months. Finally, Mr. Baughman would be paid an incentive bonus amount equal to the full target incentive bonus payment for the year terminated prorated by the number of months worked in the year terminated. In case of termination for disability, Mr. Baughman would be entitled only to his target management incentive bonus.

(2)	James Dahmus would be paid a severance in the amount equal to one hundred percent (100%) of his base salary for a period of twelve (12) months if terminated without cause. Additionally, Mr. Dahmus would be entitled to continued participation in the welfare benefit plans for a period of twelve (12) months. Finally, Mr. Dahmus would be paid an incentive bonus amount equal to the full target incentive bonus payment for the year terminated prorated by the number of months worked in the year terminated. In case of termination for disability, Mr. Dahmus would be entitled only to his target management incentive bonus.

(3)	Luca Naccarato would be paid a severance in the amount equal to one hundred percent (100%) of his base salary for a period of twenty four (24) months if terminated without cause. Additionally, Mr. Naccarato would be entitled to continued participation in the welfare benefit plans for a period of twenty four (24) months. Finally, Mr. Naccarato would be paid an incentive bonus amount equal to the full target incentive bonus payment for the year terminated prorated by the number of months worked in the year terminated. In case of termination for disability, Mr. Naccarato would be entitled only to his target management incentive bonus.

(4)	Michael Shannon and Marriott W Winchester Jr. would be paid a severance, pursuant to Company severance guidelines, in the amount equal to one hundred percent (100%) of their base salary for a period of six (6) months if terminated without cause. Additionally, Mr. Shannon and Mr. Winchester would be entitled to continued participation in the welfare benefit plans for a period of six (6) months.

Compensation of Directors

Below is the summary of Director compensation. Directors (other than management directors) are paid $15,000 per year for serving on the Registrant’s board and are reimbursed for out-of-pocket expenses incurred in connection with attending the Registrant’s board of director meetings.

DIRECTOR COMPENSATION

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joseph M. Silvestri	None	None	None	None	None	None	None
John P. Civantos	None	None	None	None	None	None	None
Thomas L. Hammond	$15,000	None	None	None	None	None	$15,000
Richard Leong	$15,000	None	None	None	None	None	$15,000

(1)	Joseph Silvestri and John Civantos waived their Directors fees for 2007. Mr. Silvestri is a Managing Partner, and Mr. Civantos a Partner, of Court Square Advisor LLC, which receives an annual fee from the Company pursuant to an Advisory Agreement.

Compensation Committee Interlocks and Insider Participation

Messrs. Silvestri, Civantos and Hammond comprise our Compensation Committee. Mr. Silvestri is a Managing Partner, and Mr. Civantos a Partner, of Court Square Advisor LLC, which receives an annual fee of $0.5 million per year plus reasonable out-of-pocket expenses from the Company, pursuant to an Advisory Agreement. See the discussion under “Advisory Agreement.”

Messrs. Silvestri and Civantos were officers of the Registrant before the Acquisition and resigned their positions on December 30, 2005 effective with the Acquisition. Mr. Hammond was the former Chief Executive Officer of Southern Graphic Systems, Inc. from 2000 until 2002, when he retired.

None of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

All of the Registrant’s outstanding capital stock is held by Southern Graphics Inc. (“SGS Holdco”). The following table sets forth certain information regarding the beneficial ownership of SGS Holdco by (i) each person or entity known to us to own more than 5% of any class of the outstanding securities of SGS Holdco, (ii) each member of the Registrant’s board of directors and each of our named executive officers and (iii) all members of the Registrant’s board of directors and executive officers as a group. The outstanding securities of SGS Holdco consist of approximately 996,674 shares of common stock and 969,719 shares of preferred stock. To our knowledge, each of such stockholders has sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Number and Percent of Shares of Southern Graphics Inc.[1]
	Common Stock		Preferred Stock
	Number	Percent	Number	Percent
Greater than 5% Stockholders:
Citigroup Venture Capital Equity Partners, L.P.[2] 399 Park Avenue New York, NY 10043	731,462	73.39%	788,354	81.30%
Lyon Southern	127,358	12.78%	137,264	14.16%
Named Executive Officers and Directors:
Henry R. Baughman	22,712	2.28%	229.02%
James M. Dahmus[3]	14,161	1.42%	1,144.12%
Luca C. Naccarato	22,712	2.28%	229.02%
Michael L. Shannon	5,425.54%		458.05%
Marriott W. Winchester, Jr.	5,425.54%		458.05%
Joseph M. Silvestri[2,4,5]	733,160	73.56%	790,184	81.49%
John P. Civantos[2,4]	731,760	73.42%	788,674	81.33%
Thomas L. Hammond	1,698.17%		1,830.19%
Richard Leong	—	—	—	—
All executive officers and directors as a group (10 persons)[2,4,5,6]	808,303	81.10%	795,081	81.99%

1	Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

2	Includes shares of Common Stock (717,467.988) and Preferred Stock (773,271.028) held by Citigroup Venture Capital Equity Partners, L.P., shares of Common Stock (7,400.479) and Preferred Stock (7,976.069) held by CVC/SSB Employee Fund, L.P. and shares of Common Stock (6,593.814) and Preferred Stock (7,106.676) held by CVC Executive Fund LLC.

3	Includes options to acquire 600 shares of Common Stock under the Southern Graphics Inc. Stock Incentive Plan.

4

Court Square Advisor LLC, an independent company formed by the former managers of CVC, manages and has voting power with respect to the shares owned by Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., and CVC Executive Fund LLC. Messrs. Silvestri and Civantos are the Managing Partner and Partner, respectively, of Court Square Advisor LLC, which manages CVC’s investment in Southern Graphics Inc., and disclaim beneficial ownership of the shares held by CVC, CVC/SSB Employee Fund, L.P. and CVC Executive Fund LLC. The address of Mr. Silvestri and Mr. Civantos is c/o Court Square Capital Partners, L.P., Park Avenue Plaza, 55 East 52nd Street, 34th Floor, New York, NY 10055.

5	Includes shares of Common Stock held by the Silvestri 2002 Trust. Mr. Silvestri disclaims beneficial ownership of the shares held by the Silvestri 2002 Trust.

6	Includes shares purchased by Messrs. Baughman, Dahmus, Naccarato, Shannon and Winchester, as well as certain other members of management after December 30, 2005. See “Certain relationships and related party transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY INVESTMENT

In connection with the Acquisition, CVC and SGS Holdco entered into a Stockholders’ Agreement providing for CVC’s investment in SGS Holdco and containing agreements among its stockholders with respect to certain rights and restrictions and with respect to its corporate governance. SGS Holdco contributed the proceeds from the sale of its equity interest to the Registrant. The following is a summary description of the principal terms of the equity investment provisions of the Stockholders’ Agreement.

Pursuant to the Stockholders’ Agreement and a related subscription agreement, CVC and certain employees of CVC purchased 1,000,000 shares of common stock of SGS Holdco for $10.0 million and 970,000 shares of perpetual preferred stock of SGS Holdco for $97.0 million. Since the closing of the Acquisition and through the end of December 2006, Messrs. Baughman, Dahmus, Naccarato, Shannon, Winchester, and Harmon along with other management investors purchased approximately 105,094.32 shares of common stock and 5,493.572 shares of perpetual preferred stock of SGS Holdco, in the aggregate, at the same purchase price per share as CVC. The proceeds from the sale of shares to management investors were used to repurchase an equivalent number of shares of SGS Holdco from CVC. In transactions in 2007 and January of 2008, SGS Holdco repurchased an aggregate of 10,849.06 shares of its common stock and 915.095 shares of its perpetual preferred stock from three management investors in connection with their termination of employment with the Company at an aggregate price of $232,220, and sold 7,522.934 of such common shares and 634.544 of such perpetual preferred shares to three new management investors for an aggregate price of $200,550. The common stock of SGS Holdco purchased by the management investors will vest in five equal annual installments or, in the case of Mr. Baughman, if he retires after three years, he will be fully vested upon retirement. All vesting of such common stock is subject to the employee’s continuous employment with us and the terms and conditions of the Stockholders’ Agreement, including SGS Holdco’s repurchase rights upon termination of employment. In addition, Mr. Hammond made an investment of $200,000 in SGS Holdco. Mr. Hammond purchased approximately 1,700 shares of common stock and 1,830 shares of perpetual preferred stock of SGS Holdco at the same price per share and in the same ratio as CVC. The purchase price for such shares consisted of $150,000 in cash and the waiver of a $50,000 consulting fee owed to Mr. Hammond from the Registrant. The proceeds were used to repurchase from CVC the same number of shares of common stock and perpetual preferred stock of SGS Holdco. In other transactions, Lyon Southern, Inc. (“Lyon”), an affiliate of Richard Leong, purchased approximately 127,000 shares of common stock and 137,000 shares of perpetual preferred stock of SGS Holdco, and other third party investors purchased approximately 8,500 shares of common stock and 9,150 shares of perpetual preferred stock of SGS Holdco, in each case at the same price per share and in the same ratio as CVC, with the proceeds being used to repurchase from CVC the same number of shares of common stock and perpetual preferred stock of SGS Holdco. SGS Holdco has the right to redeem the shares of perpetual preferred stock at any time at a price equal to $100 per share plus dividends accrued to the date of redemption. The following chart sets forth a summary of such stock sales:

Name	Class A Common	Series A Preferred	Purchase Price
Management Investors	101,768.19	5,213.021	$1,568,630
Thomas Hammond	1,698.113	1,830.189	$200,000
Lyon Southern	127,358.491	137,264.151	$15,000,000
Others	8,490.970	9,150.940	$1,000,000

OTHER PROVISIONS OF THE STOCKHOLDERS’ AGREEMENT

Pursuant to the Stockholders’ Agreement, the stockholders of SGS Holdco will agree to take all actions so that its Board of Directors is composed of up to six directors, which so long as SGS Holdco has not consummated a public offering will include SGS Holdco’s CEO and up to five individuals designated by CVC. SGS Holdco’s board of directors currently consists of Messrs. Silvestri, Civantos, Baughman, Hammond and Leong.

The Stockholders’ Agreement contains provisions that, with some exceptions, restrict the ability of the stockholders to transfer any common stock or preferred stock of SGS Holdco except pursuant to the terms of the Stockholders’ Agreement. If holders of more than 50% of the common stock of SGS Holdco approve the sale of either the Company or SGS Holdco, which is known under the Stockholders’ Agreement as an approved sale, each stockholder has agreed to consent to the sale and, if the sale includes the sale of stock of SGS Holdco, each stockholder has agreed to sell all of its common stock and preferred stock of SGS Holdco on the terms and conditions approved by holders of a majority of the common stock of SGS Holdco then outstanding. In the event SGS Holdco proposes to issue and sell, other than in a public offering under a registration statement, any shares of its common stock or any securities containing options or rights to acquire any shares of its common stock or any securities convertible into its common stock to CVC or any of its respective affiliates, SGS Holdco must first offer to each of the other stockholders a pro rata portion of such shares. These preemptive rights will not be applicable to certain issuances of shares of SGS Holdco, including issuances of common stock of SGS Holdco upon conversion of shares of one class of common stock into shares of another class. Subject to some limitations (including the ability of CVC to sell to affiliates and to sell a portion of its holdings to other investors) CVC may not sell any of its shares of common stock without offering the other stockholders of SGS Holdco a pro rata opportunity to participate in the sale.

The related subscription agreement for management investors also provides for additional restrictions on transfer of shares of SGS Holdco by our executive officers and other employees, including the right of SGS Holdco to repurchase shares upon termination of the stockholder’s employment prior to December 30, 2010. If the management investor resigns or is terminated without cause, the repurchase price for vested shares of common stock of SGS Holdco will be their fair market value and the repurchase price for unvested shares will be their cost. If the management investor is terminated for cause, the repurchase price for all shares of common stock of SGS Holdco will be based on the lower of cost or fair market value. The Stockholders’ Agreement also provides for a right of first refusal in favor of SGS Holdco in the event a management investor elects to transfer shares of stock of SGS Holdco.

The Stockholders’ Agreement also provides that in consideration for the opportunity to purchase common stock of SGS Holdco, each management investor released all claims against us and SGS Holdco (other than claims for compensation and benefits in the ordinary course of business) and agreed for a period of one year after his termination of employment to not (i) compete directly or indirectly with us, (ii) solicit or hire current and former employees, and (iii) solicit current and former customers.

REGISTRATION RIGHTS AGREEMENT

As part of the Stockholders’ Agreement, CVC and the other stockholders of SGS Holdco are parties to a registration rights agreement. Under the registration rights agreement, upon the written request of CVC, SGS Holdco will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares of SGS Holdco held by CVC or its affiliates and use its best efforts to cause the registration statement to become effective. If at any time SGS Holdco files a registration statement for its common stock pursuant to a request by CVC, or otherwise (other than a registration statement on Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or its existing stockholders, or a registration statement registering a unit offering, which we refer to as a qualified offering), SGS Holdco will use its best efforts to allow the other parties to the registration rights agreement to have their shares of common stock of SGS Holdco (or a portion of their shares under some circumstances) included in the offering of common stock of SGS Holdco. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or in some cases the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by SGS Holdco.

ADVISORY AGREEMENT

In connection with the Acquisition, we entered into an advisory agreement with CVC Management LLC. This agreement was assigned to Court Square Advisor LLC (“CS Advisor”) on July 31, 2006. CS Advisor may provide financial, advisory and consulting services to us under the advisory agreement. In exchange for these services, CS Advisor will be entitled to an annual advisory fee of $0.5 million per year plus reasonable out-of-pocket expenses. We have also agreed to pay CS Advisor a transaction fee in connection with the consummation of any acquisition, divestiture or financing with a value in excess of $25,000,000, including any refinancing, by us or any of our subsidiaries, in an amount equal to 1% of the value of the transaction, plus reasonable out-of-pocket expenses. This advisory agreement has an initial term of ten years from December 30, 2005, subject to automatic one year extensions thereafter unless terminated by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. The advisory agreement automatically terminates on a change of control upon payment of the relevant transaction fee, and also terminates, upon payment of a fee based on the discounted value of the remaining annual advisory fees, on an initial public offering of SGS Holdco’s common stock. There are no minimum levels of service required to be provided pursuant to the advisory agreement. The advisory agreement includes customary indemnification provisions in favor of CS Advisor. Mr. Silvestri is a Managing Partner, and Mr. Civantos is a Partner, of CS Advisor.

RELATED PERSONS POLICIES AND PROCEDURES

Our Board of Directors is responsible for reviewing and recommending action regarding potential material transactions with any related party. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests.

To identify related party transactions not otherwise brought to the Board’s attention, each year we require our directors, executive officers and certain stockholders to complete Director and Officer Questionnaires identifying any transactions with us in which the stockholder, officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests.

If a potential conflict is identified the Board of Directors will review and discuss the transaction. At a minimum, we are required to comply with Section 144 of the Delaware General Corporation Law and therefore we may request that any implicated director recuse himself from the discussions and vote regarding the transaction.

On February 20, 2007, we entered into an Undertaking Agreement (the “Undertaking Agreement”) with Marriott W. Winchester, Jr., a Senior Vice President of the Company. Pursuant to the Undertaking Agreement we agreed to advance to Mr. Winchester such legal fees and expenses as were actually and reasonably incurred by him in connection with his defense of a claim brought by Vertis, Inc. in which Vertis, Inc. alleged that Mr. Winchester breached a Business Responsibility Agreement between Mr. Winchester and Vertis, Inc. during his employment with us. Mr. Winchester agreed to repay the amount of any advance made by us if our Board of Directors determined that Mr. Winchester is not entitled to indemnification or if it was determined under our bylaws or the laws of the State of Delaware that Mr. Winchester is not entitled to indemnification. We amended the Undertaking Agreement on January 2, 2008 to increase to $150,000 the aggregate amount of legal fees and expenses that we could advance to Mr. Winchester. Our Board of Directors approved the Undertaking Agreement and the subsequent amendment to it. A total of $150,000 was advanced to Mr. Winchester under the Undertaking Agreement, as amended. Vertis, Inc.’s claim against Mr. Winchester has been settled.

On March 18, 2008, our Board of Directors authorized the Company to purchase prepress graphics services from (and enter into related transactions with) Flexo Manufacturing Corporation in an aggregate amount not to exceed $250,000 in 2008. Richard Leong is Managing Director of Flexo Manufacturing Corporation. Mr. Leong is one of our directors and Chief Investment Advisor to Lyon Capital Partners, an affiliate of our shareholder Lyon Southern, Inc.

DIRECTOR INDEPENDENCE

Director	Independent[1]
Henry R. Baughman	No
John P. Civantos[2,3]	Yes
Thomas L. Hammond[3]	Yes
Richard Leong[2]	Yes
Joseph M. Silvestri[2,3]	Yes

1	As defined by NASDAQ Rule 4200(a)(15)

2	Member of Audit Committee

3	Member of Compensation Committee

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not Applicable.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to foreign currency exchange rate risk due to our operations in Canada, Mexico, the United Kingdom, the Netherlands, and Hong Kong. Our results of operations can be impacted through foreign currency exchange rate risk (a) to the balance sheet components (assets and liabilities) and (b) through our foreign denominated revenue and expenses in Canada, Mexico, the United Kingdom, the Netherlands, and Hong Kong. A 10% strengthening in the Canadian dollar against the U.S. dollar would have increased fiscal 2007 net income by $0.1 million. A 10% strengthening in the British pound against the U.S. dollar would have decreased fiscal 2007 net income by $0.1 million. A 10% strengthening in any of the other currencies utilized by our subsidiaries, the Mexican peso, the Euro, and the Hong Kong dollar against the U.S. dollar would not have a material effect on the Company’s results of operations.

We do not use derivative financial instruments.

We have $161.4 million of variable rate debt outstanding at December 31, 2007. A 1% increase in the average interest rate would increase future interest expense by $0.9 million annually. To the extent we incur additional debt under our senior secured revolving credit facility, our exposure to variable rate interest rates will increase.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our senior secured credit facility. This summary is not a complete description of all of the terms of such agreements.

DESCRIPTION OF OUR SENIOR SECURED CREDIT FACILITY

General

The senior secured credit facility is provided by a syndicate of banks, financial institutions and other entities led by UBS Securities LLC and Lehman Brothers Inc. The following is a summary of the terms of the senior secured credit facility. The description of the senior secured credit facility does not purport to be complete. For more information, please review the credit agreement and related agreements, which are filed with the SEC.

We entered into the senior secured credit facility on December 30, 2005. The senior secured credit facility initially provided financing of up to $193.7 million, consisting of:

•	a $118.7 million senior secured term loan facility with a maturity of six years from the closing date;

•	a $40.0 million senior secured acquisition facility with a maturity of six years from the closing date for amounts which have been drawn before the second anniversary of the closing date; and

•

a $35.0 million senior secured revolving credit facility with a maturity of five years from the closing date, up to $20.0 million of which is available for acquisitions and $20.0 million of which is available for borrowing by our Canadian subsidiary, Southern Graphic Systems-Canada, Co./Systemes Graphiques Southern-Canada, Co. The senior secured revolving credit facility includes borrowing availability for letters of credit.

On December 30, 2005, we and our Canadian subsidiary, borrowed $98.7 million and $20.0 million, respectively, comprising the entire amount of the senior secured term loan facility. As of December 31, 2007, we have borrowed all of the $40 million available under the senior secured acquisition facility. The senior secured acquisition facility commitment expired on December 27, 2007 and no further amounts are available to be drawn under such facility. Until December 30, 2010, the senior secured revolving credit facility is available for borrowing from time to time up to the maximum amount of $35 million.

Interest rate and fees

The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime commercial lending rate of UBS and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the senior secured term loan facility and senior secured acquisition facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility may be reduced or increased subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

Prepayments

The senior secured credit facility requires us to prepay outstanding loans, subject to certain exceptions and limitations, with:

•	100% of the net cash proceeds from asset sales or casualty events by us or any of our subsidiaries;

•	100% of the net cash proceeds of issuances of debt or preferred stock by us or any of our subsidiaries; and

•	50% of the excess cash flow of us and our subsidiaries.

We may make voluntary prepayments on the outstanding loans at any time without premium or penalty, except for customary “breakage” costs with respect to LIBOR loans.

Guarantee and security

All U.S. dollar denominated loan obligations under the senior secured credit facility are unconditionally guaranteed on a joint and several basis by SGS Holdco, Southern Graphic Systems, Inc. and each of our existing and future direct and indirect domestic subsidiaries, referred to collectively as the Domestic Guarantors. All borrowings by our Canadian subsidiary under the senior secured credit facility are unconditionally guaranteed on a joint and several basis by us, SGS Holdco, the Domestic Guarantors, and each of our existing and future foreign subsidiaries.

All of our loan obligations under the senior secured credit facility are, and any interest rate protection or hedging facility relating to the senior secured credit facility entered into by the lenders or their affiliates (and, in each case, the guarantees of those obligations) will be secured by, perfected first priority security interests in, and mortgages on, substantially all the tangible and intangible assets of us and the Domestic Guarantors, including, but not limited to, a pledge of all of the equity interests of us, all of the equity interests of each of our direct and indirect domestic subsidiaries, and 66% of the total voting power of all equity interests and 100% of non-voting equity interests of all of our first tier foreign subsidiaries. All borrowings by our Canadian subsidiary under the senior secured credit facility are secured by perfected first priority security interests in, and mortgages on, substantially all the tangible and intangible assets of us, the Domestic Guarantors and all of our foreign subsidiaries.

Certain covenants and events of default

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of us and our subsidiaries to:

•	sell assets;

•	engage in mergers and acquisitions;

•	pay dividends and distributions or repurchase our capital stock;

•	incur additional indebtedness (including guarantees and other contingent obligations) or issue equity interests;

•	make investments and loans;

•	create liens or further negative pledges on assets;

•	engage in certain transactions with affiliates;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	enter into operating leases;

•	change our business or ownership;

•	amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Transactions in a manner materially adverse to the lenders; and

•	change our fiscal year.

In addition, the senior secured credit facility requires us and our subsidiaries to maintain the following financial covenants:

•	a minimum interest coverage ratio; and

•	a maximum total leverage ratio.

We will have $20.0 million in availability on the date of this offering to fund acquisitions, consisting of a $20.0 million sub-limit under our senior secured revolving credit facility.

Our acquisitions are, among other things, subject to pro forma compliance with our then prevailing interest coverage ratio and our total leverage ratio being at least 0.25x less than the total leverage ratio required by the financial covenants.

THE EXCHANGE OFFER

Purpose and effect of the exchange offer

We issued and sold the old notes to the initial purchasers on December 30, 2005. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we entered into a registration rights agreement dated December 30, 2005 with Southern Graphic Systems, Inc. and the initial purchasers under which we agreed to register the old notes.

On May 5, 2006, we filed a registration statement with Securities and Exchange Commission, which was amended by our filing on June 23, 2006. Under that registration statement we offered the new notes in exchange for surrender of the old notes, and as of the closing date for such exchange offer, August 4, 2006, holders of $175.0 million aggregate principal amount of the old notes tendered their notes and such old notes were exchanged by the Company for new notes. As such, $25.0 million aggregate principal amount of the old notes remain outstanding.

This registration statement is intended to satisfy in part our obligations relating to the remaining outstanding old notes under the registration rights agreement.

Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not our affiliate, as that term is interpreted by the Securities and Exchange Commission.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Terms of the exchange offer; Period for tendering old notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000, and any integral multiple of $1,000, in excess thereof. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on             , 2008, unless extended by us, in our sole discretion.

As of the date of this prospectus, $25.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about             , 2008 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “—Conditions to the exchange offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the exchange offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for tendering old notes

Valid tender

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Wells Fargo Bank, N.A. at the address set forth below under “—Exchange agent” on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

•	certificates for the old notes along with the letter of transmittal;

•

prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, or DTC, in accordance with the procedure for book-entry transfer described below; and

•	the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the letter of transmittal; or

•

for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner’s name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the letter of transmittal and the instructions to the letter of transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of us incur any liability for failure to give notification.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

•

neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Acceptance of old notes for exchange; Delivery of new notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the exchange offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC, (2) a properly completed and duly executed letter of transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration of the exchange offer.

Book-entry transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or “DTC,” for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Guaranteed delivery procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•

the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•

prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration date at the address set forth below under “—Exchange agent.” For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•

identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC);

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

We will determine all questions regarding the validity, form and eligibility (including time of receipt) of the notices and such determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for tendering old notes” above at any time on or prior to the expiration date of the exchange offer.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of new notes for the old notes, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth below:

By Registered and Certified Mail	By Overnight Courier or Regular Mail:	By Hand Delivery
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	6th & Marquette Avenue	Northstar East Building - 12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

6th & Marquette Avenue

Minneapolis, MN 55479

Or

By Facsimile Transmission:

(612) 667-6282

Telephone:

(800) 344-5128

Delivery other than as set forth above will not constitute a valid delivery.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of failure to exchange

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. The old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 12% per annum, and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Resales of new notes

Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of distribution.” We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions.” In this description, the word “SGS” refers only to SGS International, Inc. and not to any of its subsidiaries.

SGS issued and sold the old notes under an indenture among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. See “Notice to investors.” The terms of the notes will include those stated in the indenture, as amended and supplemented, and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture, as amended and supplemented, and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the supplemental indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the supplemental indenture and the registration rights agreement are available as set forth below under “—Additional information.” Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture, as amended and supplemented.

BRIEF DESCRIPTION OF THE NOTES AND THE NOTE GUARANTEES

The terms of the new notes are the same as the terms of the old notes in all material respects except that:

•	the new notes will be registered under the Securities Act of 1933, as amended, and will not bear legends restricting their transfer under the Securities Act;

•	holders of the new notes are not entitled to certain rights under the registration rights agreement; and

•	the new notes will bear a different CUSIP number than the old notes.

The notes:

•	are general unsecured obligations of SGS;

•	are subordinated in right of payment to all existing and future Senior Debt of SGS;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of SGS;

•	are senior in right of payment to any future junior subordinated Indebtedness of SGS; and

•	are unconditionally guaranteed by the Guarantors.

The note guarantees:

The notes are guaranteed by all of SGS’s existing and future Domestic Subsidiaries and any other Subsidiary (other than Unrestricted Subsidiaries) that guarantee payment of any Indebtedness of SGS or any Domestic Subsidiary.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future junior subordinated Indebtedness of that Guarantor.

As of December 31, 2007, SGS and the Guarantors had total Senior Debt of approximately $139.7 million, including $138.1 million under the senior secured loan and acquisition facilities. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees are subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

Not all of our Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The notes are not and will not be guaranteed by any Foreign Subsidiaries (including any future Foreign Subsidiaries), or by any future Unrestricted Subsidiary. The guarantor Subsidiaries generated 70.5% of our consolidated revenue in the year ended December 31, 2007 and held approximately 65.6% of our consolidated assets as of December 31, 2007.

As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

We issued $200.0 million in aggregate principal amount of old notes on December 30, 2005, of which $25.0 million in aggregate principal amount is currently outstanding. We may issue additional notes under the indenture from time to time in the future. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. SGS will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes mature on December 15, 2013.

Interest on the notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on December 15 and June 15 and commencing on June 15, 2006. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. SGS will make each interest payment to the holders of record on the immediately preceding December 1 and June 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a holder of notes has given wire transfer instructions to SGS, SGS will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless SGS elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The trustee will initially act as paying agent and registrar. SGS may change the paying agent or registrar without prior notice to the holders of the notes, and SGS or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. SGS will not be required to transfer or exchange any note selected for redemption. Also, SGS will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

NOTE GUARANTEES

The notes are guaranteed by all of SGS’s existing Domestic Subsidiaries and will be guaranteed by all of SGS’s future Domestic Subsidiaries and any other Subsidiary (other than Unrestricted Subsidiaries) that guarantees payment of any Indebtedness of SGS or any Domestic Subsidiary. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to our business—Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees and require noteholders to return payments received from subsidiary guarantors.” The notes are not and will not be guaranteed by SGS’ current or future Foreign Subsidiaries.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than SGS or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any liquidation or sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) SGS or a Restricted Subsidiary of SGS, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) SGS or a Restricted Subsidiary of SGS, if the sale or other disposition does not violate the “—Repurchase at the option of holders—Asset sales” provisions of the indenture;

(3) if SGS designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge.”

See “—Repurchase at the option of holders—Asset sales.”

SUBORDINATION

The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of SGS, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge”), in the event of any distribution to creditors of SGS:

(1) in a liquidation or dissolution of SGS;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to SGS or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of SGS’s assets and liabilities.

SGS also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from SGS or the holders of any Designated Senior Debt.

Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable

Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

SGS must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of SGS, holders of notes may recover less ratably than creditors of SGS who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of SGS. See “Risk factors—Risks related to the notes—Your right to receive payments on the notes and the related guarantees is subordinated to our and the guarantor’s senior debt, including our senior secured credit facility.”

OPTIONAL REDEMPTION

At any time prior to December 15, 2008, SGS may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (other than Disqualified Stock) of SGS, Parent or any of their respective successors; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by SGS and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

On or after December 15, 2009, SGS may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.000%
2010	103.000%
2011 and thereafter	100.000%

Unless SGS defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to December 15, 2009, SGS may also redeem all or a part of the notes upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

MANDATORY REDEMPTION

SGS is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

Change of control

If a Change of Control occurs, each holder of notes will have the right to require SGS to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, SGS will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, SGS will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. SGS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, SGS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, SGS will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by SGS.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. SGS will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, SGS will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

The provisions described above that require SGS to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that SGS repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

SGS will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by SGS and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of SGS and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require SGS to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SGS and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

SGS will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) SGS (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by SGS or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on SGS’s most recent consolidated balance sheet, of SGS or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases SGS or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by SGS or any such Restricted Subsidiary from such transferee that are, within 90 days of the Asset Sale, converted by SGS or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, if (i) the Asset Sale was made by SGS or any Guarantor, then SGS or any Guarantor may apply such Net Proceeds at their option or (ii) the Asset Sale was made by a Restricted Subsidiary that is not a Guarantor, then such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor may apply such Net Proceeds at their option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of SGS;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of clauses (1)-(4) of this paragraph.

In the case of clauses (2) and (4) SGS will also comply with its obligations above if it enters into a binding commitment to acquire such assets or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment. Pending the final application of any Net Proceeds, SGS may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, SGS will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase , and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, SGS may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SGS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, SGS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing SGS’s outstanding Indebtedness currently prohibit, and future agreements may prohibit, SGS from purchasing any notes, and also provides that certain change of control or asset sale events with respect to SGS would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which SGS becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when SGS is prohibited from purchasing notes, SGS could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If SGS does not obtain such a consent or repay such borrowings, SGS will remain prohibited from purchasing notes. In such case, SGS’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

CERTAIN COVENANTS

Restricted payments

SGS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of SGS’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving SGS or any of its Restricted Subsidiaries) or to the direct or indirect holders of SGS’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SGS and other than dividends or distributions payable to SGS or a Restricted Subsidiary of SGS);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving SGS) any Equity Interests of SGS or any direct or indirect parent of SGS;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of SGS or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among SGS and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) SGS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by SGS and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of SGS for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of SGS’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by SGS since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of SGS (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of SGS that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of SGS); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of SGS designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of SGS’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture.

Notwithstanding the foregoing, Restricted Payments of the type described in clauses (1) and (2) of the definition of Restricted Payments will not be permitted if prior to the time thereof SGS has not obtained confirmation of the notes’ rating after giving pro forma effect thereto of at least B3 by Moody’s and B– by S&P (or at least such equivalent ratings as may then be in use).

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of SGS) of, Equity Interests of SGS (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to SGS; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of SGS or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of SGS to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SGS or any Restricted Subsidiary of SGS held by any current or former officer, director or employee of SGS or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $750,000 in any twelve-month period plus (b) the net proceeds from the sale of Capital Stock to members of management or directors of SGS and its Subsidiaries that occurs after the date of the indenture, to the extent the net proceeds from the sale have not otherwise been applied to increase the amount of Restricted Payments permitted by virtue of clause (3)(b) above.

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent all or a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of SGS or any Restricted Subsidiary of SGS issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;”

(8) Permitted Payments to Parent; and

(9) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by SGS or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of SGS whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (9) above or is entitled to be made pursuant to the first paragraph of this covenant, SGS shall be permitted, in its sole discretion to classify (but not later reclassify) such Restricted Payment in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

SGS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and SGS will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that SGS may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage

Ratio for SGS’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by SGS and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $195.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility (other than repayments that are concurrently refunded or refinanced) that have been made by the Company or any of its Restricted Subsidiaries since the date of this Indenture, less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by SGS or any of its Restricted Subsidiaries since the date of this Indenture; provided, that Foreign Subsidiaries that are not guarantors of domestic Indebtedness shall be able to incur Indebtedness in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $20.0 million of Indebtedness under Credit Facilities (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(2) the incurrence by SGS and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by SGS and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by SGS or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of SGS or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by SGS or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9), (12) or (16) of this paragraph;

(6) the incurrence by SGS or any of its Restricted Subsidiaries of intercompany Indebtedness between or among SGS and any of its Restricted Subsidiaries; provided, however, that:

(a) if SGS or any Guarantor is the obligor on such Indebtedness and the payee is not SGS or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of SGS, or the Note Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SGS or a Restricted Subsidiary of SGS and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either SGS or a Restricted Subsidiary of SGS, will be deemed, in each case, to constitute an incurrence of such Indebtedness by SGS or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of SGS’s Restricted Subsidiaries to SGS or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than SGS or a Restricted Subsidiary of SGS; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either SGS or a Restricted Subsidiary of SGS, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by SGS or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by SGS or any of the Guarantors of Indebtedness of SGS or a Restricted Subsidiary of SGS that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by SGS or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by SGS or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by Foreign Subsidiaries or other Restricted Subsidiaries that are not Guarantors of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $20.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(13) the incurrence of Indebtedness by SGS or any of its Restricted Subsidiaries arising from provisions in agreements of SGS or any of its Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of assets, stock or a line of business;

(14) the incurrence of Indebtedness of SGS issued to any of its directors, employees, officers or consultants or a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock which complies with the covenant described above under the caption “—Restricted payments,” which indebtedness, by its terms, is subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, is not secured by any of the assets of SGS or the Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount which, when added with the amount of Indebtedness Incurred under this clause (14) and then outstanding, does not exceed $5.0 million;

(15) the incurrence of Indebtedness by SGS or any of its Restricted Subsidiaries owed to any Person in connection with workers’ compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to SGS or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations, in each case incurred in the ordinary course of business; and

(16) the incurrence by SGS or any of its Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, SGS will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of SGS as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that SGS or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

No layering of debt

SGS will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate in right of payment or contractually junior in right of payment to any Senior Debt of SGS and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate in right of payment or contractually junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

SGS will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or trade payables upon any of their property or assets, now owned of hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are not longer secured by a Lien.

Dividend and other payment restrictions affecting subsidiaries

SGS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to SGS or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to SGS or any of its Restricted Subsidiaries;

(2) make loans or advances to SGS or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to SGS or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and any other agreements, including Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by SGS or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of SGS’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) encumbrances and restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted to be incurred under the indenture so long as the restrictions solely restrict the transfer of the property governed by the security agreements or mortgages; and

(13) restrictions in any agreement that is not more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the date of the closing of this offering.

Merger, consolidation or sale of assets

SGS will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not SGS is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of SGS and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) SGS is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than SGS) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than SGS) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of SGS under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) SGS or the Person formed by or surviving any such consolidation or merger (if other than SGS), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock.”

In addition, SGS will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, consolidation or sale of assets” covenant will not apply to:

(1) a merger of SGS with an Affiliate solely for the purpose of reincorporating SGS in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among SGS and any of its Restricted Subsidiaries.

Transactions with affiliates

SGS will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of SGS (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to SGS or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SGS or such Restricted Subsidiary with an unrelated Person; and

(2) SGS delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of SGS set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of SGS; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to SGS or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, stock options, stock ownership or other equity compensation plans, officer or director indemnification agreement or any similar arrangement entered into by SGS or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among SGS and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of SGS) that is an Affiliate of SGS solely because SGS owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of SGS;

(5) any issuance of Equity Interests (other than Disqualified Stock) of SGS to Affiliates of SGS;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted payments”;

(7) payment of fees pursuant to the Advisory Agreement as in effect on the date of the indenture;

(8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(9) Permitted Payments to Parent;

(10) the provision by an Affiliate of commercial banking or lending services, investment banking, consulting, advisory or other similar services on terms that are no less favorable to SGS or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by the Board of Directors;

(11) transactions pursuant to any contract or agreement (including the Advisory Agreement) with SGS or any of the Restricted Subsidiaries in effect on the date of the indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not less favorable in any material respect to SGS and the Restricted Subsidiaries than the original agreement as in effect on the date of the indenture; and

(12) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business, including, without limitation, under joint venture agreements; provided, that the transactions set forth in this clause (12) are on terms that are no less favorable to SGS or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SGS or such Restricted Subsidiary with an unrelated Person.

Business activities

SGS will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, including as a result of any acquisition, except to such extent as would not be material to SGS and its Restricted Subsidiaries taken as a whole.

Additional note guarantees

If any non-guarantor Restricted Subsidiary guarantees any Indebtedness of SGS or any Domestic Subsidiary, or if SGS or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it guaranteed such payment by SGS of any Indebtedness of SGS or on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of SGS may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by SGS and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by SGS. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of SGS may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of SGS as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of SGS as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” SGS will be in default of such covenant. The Board of Directors of SGS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of SGS; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SGS of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for consent

SGS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, SGS will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if SGS were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if SGS were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on SGS’s consolidated financial statements by SGS’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, SGS will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after September 30, 2006 and for so long as any notes remain outstanding, SGS is not or is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, SGS will nevertheless file the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. SGS will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept SGS’s filings for any reason, SGS will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if SGS were required to file those reports with the SEC.

If SGS has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of SGS and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of SGS.

In addition, SGS and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by SGS or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the option of holders—Change of control,” “—Repurchase at the option of holders—Asset sales,” “—Certain covenants—Restricted payments,” “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” or “—Certain covenants—Merger, consolidation or sale of assets;”

(4) failure by SGS or any of its Restricted Subsidiaries for 60 days after notice to SGS by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SGS or any of its Restricted Subsidiaries (or the payment of which is guaranteed by SGS or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by SGS or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to SGS or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to SGS, any Restricted Subsidiary of SGS that is a Significant Subsidiary or any group of Restricted Subsidiaries of SGS that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

SGS is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, SGS is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator, stockholder or any controlling person, within the meaning of the Securities Act of 1933, as amended, of us or any Guarantor, as such, will have any liability for any of our obligations or the obligations of the Guarantors under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SGS may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) SGS’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and SGS’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, SGS may, at its option and at any time, elect to have the obligations of SGS and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) SGS must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and SGS must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, SGS must deliver to the trustee an opinion of counsel (subject to customary assumptions and qualifications) reasonably acceptable to the trustee confirming that (a) SGS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, SGS must deliver to the trustee an opinion of counsel (subject to customary assumptions and qualifications) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which SGS or any Guarantor is a party or by which SGS or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which SGS or any of its Subsidiaries is a party or by which SGS or any of its Subsidiaries is bound;

(6) SGS must deliver to the trustee an officers’ certificate stating that the deposit was not made by SGS with the intent of preferring the holders of notes over the other creditors of SGS with the intent of defeating, hindering, delaying or defrauding any creditors of SGS or others; and

(7) SGS must deliver to the trustee an officers’ certificate and an opinion of counsel (subject to customary assumptions and qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, SGS, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of SGS’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of SGS’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees, or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

SATISFACTION AND DISCHARGE

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to SGS, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and SGS or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which SGS or any Guarantor is a party or by which SGS or any Guarantor is bound;

(3) SGS or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) SGS has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, SGS must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of SGS or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to SGS International, Inc., 626 West Main Street, Suite 500, Louisville, KY 40202, Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”) and offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially were represented by one or more temporary notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering of the old notes and the closing of the offering of the old notes (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes were held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes were exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S notes and Rule 144A notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to investors.” Regulation S Notes will also bear the legend as described under “Notice to investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. SGS takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised SGS that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised SGS that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, SGS and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither SGS, the trustee nor any agent of SGS or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised SGS that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or SGS. Neither SGS nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and SGS and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised SGS that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of SGS, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies SGS that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, SGS fails to appoint a successor depositary;

(2) SGS, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to investors,” unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to investors.”

EXCHANGES BETWEEN REGULATION S NOTES AND RULE 144A NOTES

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

(2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

(a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

CERTIFICATIONS BY HOLDERS OF THE REGULATION S TEMPORARY GLOBAL NOTES

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the trustee (or the paying agent if other than the trustee) a certificate in the form required by the indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

SAME DAY SETTLEMENT AND PAYMENT

SGS will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. SGS will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. SGS expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised SGS that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that the amount of such Indebtedness shall be deemed to be the amount of the obligation so secured.

“Acquisition Agreement” means that certain Acquisition Agreement among SGS International, Inc., RMC Delaware, Inc., Southern Graphic Systems—Canada, Ltd./Systemes Graphiques Southern—Canada, Ltee. and Alcoa UK Holdings Limited dated as of November 11, 2005.

“Advisory Agreement” means the advisory agreement dated as of the date of the indenture by and between SGS and CVC Management LLC.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.

For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2009 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”) plus (ii) all required interest payments due on the note through December 15, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SGS and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of SGS’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries, other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among SGS and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of SGS to SGS or to a Restricted Subsidiary of SGS;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) Permitted Liens;

(7) the sale of the Eastgate Real Property; and

(8) a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants—Restricted payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13c1-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in

Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of SGS and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of SGS;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of SGS, measured by voting power rather than number of shares;

(4) after an initial public offering of SGS or any direct or indirect parent of SGS, the first day on which a majority of the members of the Board of Directors of SGS are not Continuing Directors; or

(5) the first day on which Southern Graphics, Inc. ceases to own 100% of the outstanding Equity Interests of SGS.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) up to $18.6 million of expenses incurred or amortization charges in connection with the transactions contemplated by the Acquisition Agreement to the extent such expenses or charges were deducted in computing such Consolidated Net Income; plus

(5) up to $2.1 million of expenses incurred in connection with the sale of the Eastgate Real Property to the extent such expenses or charges were deducted in computing such Consolidated Net Income; plus

(6) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Leverage Ratio,” as of any date of determination means, with respect to any Person, the ratio of (i) the sum of the aggregate outstanding Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the aggregate amount of Consolidated Cash Flow of such Person for the most recent four full consecutive fiscal quarters ending prior to the date of such determination; provided, however, that:

(1) if since the beginning of such period such Person or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business, the Consolidated Cash Flow for such period will be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period; and

(2) if since the beginning of such period such Person or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any other Person which becomes a Restricted Subsidiary or is merged with or into such person) or an acquisition of assets which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Cash Flow for such period will be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period; and

(3) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clauses (1) or (2) above if made by such Person or a Restricted Subsidiary during such period, Consolidated Cash Flow for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in accordance with Regulation S-X under the Securities Act.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) with respect to SGS and its Restricted Subsidiaries, an amount equal to the product of (a) the charges for amortization of intangibles as a result of purchase accounting in connection with the acquisition contemplated by the Acquisition Agreement, times (b) a fraction, the numerator of which is one minus the then current combined federal, state and local statutory tax rate and the denominator of which is one, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP, will be included; and

(5) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of SGS who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of December 30, 2005 by and among SGS International, Inc. and Southern Graphic Systems-Canada, Co./Systemes Graphiques Southern-Canada, Co., as Borrowers; UBS Securities LLC and Lehman Brothers Inc., as Joint Lead Arranger Lehman Brothers Inc., as Syndication Agent, CIT Lending Services Corporation as Documentation Agent; UBS Loan Finance LLC, as swingline lender; UBS AG, Stamford Branch, as Issuing Bank, US Administration Agent, US Collateral Agent and Canadian Collateral Agent; National City Bank, as Canadian Administrative Agent; and Lehman Brothers Inc., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent on the senior secured credit facility; and the Guarantors and Lenders Party thereto, providing for up to $193.7 million of revolving credit, term loan and acquisition facility borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Facilities; and

(2) after payment in full of all Obligations under the Credit Agreements, any other Senior Debt permitted under the indenture the principal amount (or committed amount) of which is $25.0 million or more and that has been designated by SGS as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require SGS to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that SGS may not repurchase or redeem any such

Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that SGS and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of SGS that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of SGS.

“Eastgate Real Property” means that certain real property owned by Southern Graphic Systems, Inc. at the address generally referred to as 2891 Sprouse Drive, Richmond, VA 23231.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of SGS and its Subsidiaries in existence on the date of the indenture after giving effect to the Transactions, excluding for the avoidance of doubt the Notes and Indebtedness under the Credit Agreement (including any debt incurred thereunder by Foreign Subsidiaries), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of SGS (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is or becomes a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not or ceases to be a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be based on the weighted average interest rate in effect for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of SGS (other than Disqualified Stock) or to SGS or a Restricted Subsidiary of SGS, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of SGS that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1) each Domestic Subsidiary of SGS that is a guarantor under the Credit Agreement on the date of the indenture; and

(2) any other Subsidiary of SGS that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of SGS; provided, further, that the revenues and total assets of all such subsidiaries shall not exceed $1.5 million in the aggregate.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person and the amount of such obligation being deemed to be the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SGS or any Subsidiary of SGS sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of SGS such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of SGS, SGS will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of SGS’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by SGS or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than the Credit Facilities (unless it is a permanent reduction in commitments), secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither SGS nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of SGS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SGS or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of SGS’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” shall mean any person that directly or indirectly owns all the outstanding Capital Stock of SGS.

“Permitted Business” means any business conducted by SGS and its Restricted Subsidiaries on the date of the indenture and any business reasonably related, ancillary or complimentary to, or reasonable extension of, its business or SGS or any of its Restricted Subsidiaries on the date of the Indenture.

“Permitted Investments” means:

(1) any Investment in SGS or in a Restricted Subsidiary of SGS that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by SGS or any Restricted Subsidiary of SGS in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of SGS and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SGS or a Restricted Subsidiary of SGS;

provided, however, that if the Consolidated Leverage Ratio of SGS is greater than 4.0x measured immediately prior to an Investment in a Person or Persons contemplated by this clause (3) in any transaction or series of related transactions involving purchase price, plus Indebtedness assumed or Acquired Debt in connection therewith, in excess of $50.0 million, then such Investment shall not be a Permitted Investment if SGS’s Consolidated Leverage Ratio after giving pro forma effect to such transaction or series of related transactions is greater than such ratio before giving pro forma effect thereto;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of SGS;

(6) any Investments received in compromise or resolution of (A) obligations that were incurred in the ordinary course of business of SGS or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of SGS or any Restricted Subsidiary of SGS in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person;

(11) receivables owing to SGS or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(12) any Investment by SGS or any Restricted Subsidiary of SGS in a Foreign Subsidiary or in a Person, if as a result of such Investment such Person becomes a Foreign Subsidiary, in an aggregate principal amount, when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $15.0 million; and

(13) other Investments in any Person other than an Affiliate of SGS having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $5.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in SGS or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1) Liens on assets of SGS or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of SGS or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with SGS or any Subsidiary of SGS; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with SGS or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by SGS or any Subsidiary of SGS; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) pledges or deposits by a Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) attachment or judgment Liens not giving rise (individually or in the aggregate) to an Event of Default;

(15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of SGS and its Restricted Subsidiaries;

(16) customary liens on deposits required in connection with the purchase of property, plant, equipment and inventory, in each case incurred in the ordinary course of business; and

(17) Liens incurred in the ordinary course of business of SGS or any Subsidiary of SGS with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $250,000 per annum; and

(2) for so long as SGS is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to SGS and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that SGS would owe if SGS were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of SGS and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from SGS shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to SGS.

“Permitted Refinancing Indebtedness” means any Indebtedness of SGS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of SGS or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by SGS or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (1) (i) Citigroup Venture Capital Equity Partners, L.P. (“CVC”), CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Citigroup Venture Capital Ltd., any CVC fund or co-investment partnership, Citigroup, any affiliate of Citigroup or any general partner of any CVC fund or co-investment partnership (collectively, a “CVC Partner”), and any corporation, partnership or other entity that is an Affiliate of Citigroup or any CVC Partner (collectively “CVC Affiliates”), (ii) any managing director, general partner, director, officer or employee of any CVC fund, any CVC Partner or any CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (ii) (collectively, “CVC Associates”) and (iii) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC, CVC Partners, CVC Affiliates, CVC Associates, their spouses or their lineal descendants; and officers and directors of SGS or its Subsidiaries on the date of the indenture.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of SGS pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of SGS).

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Debt” means:

(1) all Indebtedness of SGS or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of SGS or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by SGS;

(2) any intercompany Indebtedness of SGS or any of its Subsidiaries to SGS or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2009; provided, however that if the period from the redemption date to December 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of SGS that is designated by the Board of Directors of SGS as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain covenants—Transactions with affiliates,” is not party to any agreement, contract, arrangement or understanding with SGS or any Restricted Subsidiary of SGS unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SGS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SGS;

(3) is a Person with respect to which neither SGS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SGS or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a person who acquires notes in this offering at their initial offering price. Except where noted, the summary deals only with the notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons holding notes as part of a hedging or “conversion” transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of notes who are partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, or who are former citizens or long-term residents of the United States.

This summary addresses tax consequences relevant to a holder of the notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien or corporation, trust or estate that is not a U.S. Holder.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the “IRS,” with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. See “Exchange offer; Registration rights.” The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. We intend to take the position that the likelihood that the foregoing payments will be made is “remote” and “incidental” and therefore the notes are not subject to the rules governing contingent payment debt instruments, This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed U.S. Federal income tax return for the taxable year that includes the acquisition date of the note that such holder’s determination is different. It is possible, however, that the Internal Revenue Service may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

Payments of interest

Interest on the notes will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, redemption, retirement or other taxable disposition of the notes

Upon the sale, redemption, retirement or other taxable disposition of a note, the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid interest which generally will be taxable as ordinary income if not previously included in such holder’s income) and (2) the holder’s adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid by such holder for the note less any principal payments received (in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) by such holder.

Gain or loss realized on the sale, redemption, retirement or other taxable disposition of a note will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the notes for at least one year. Long-term capital gains recognized by certain non-corporate holders generally in tax years beginning before December 31, 2010 may qualify for a reduced rate of taxation of 15% or lower. The deductibility of capital losses is subject to certain limitations.

Exchange offer

The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange for U.S. federal income tax purposes because there is not a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. Therefore, if a U.S. holder exchanges old notes for new notes pursuant to the exchange offer, the U.S. holder (i) should not recognize a taxable gain or loss; (ii) will have the same holding period in the new notes that the U.S. holder had in the old notes; and (iii) will have the same tax basis in the new notes that the U.S. holder had in the old notes.

Information reporting and backup withholding

Backup withholding and information reporting requirements may apply to certain payments of interest on a note and to certain payments of the proceeds of the sale or redemption of a note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding (currently at a 28 percent rate) if a U.S. Holder fails to furnish his or her U.S. taxpayer identification number, or TIN, certify under penalties of perjury that such number is correct or that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

Payments of interest

Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of the notes—Book entry, delivery and form of notes” are observed upon issuance and throughout the term of the notes, the payment to a Non-U.S. Holder of interest on a note will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1) the interest is not effectively connected with the conduct of a trade or business in the United States;

(2) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all of our classes of stock and is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the notes on an extension of credit in the ordinary course of its trade or business; and

(3) either (A) the beneficial owner of the notes certifies to us or our paying agent, as applicable, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute to Form) or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in case of a non-qualified intermediary, furnishes the payor with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of an income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) providing a TIN and stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Notwithstanding the foregoing, if a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, or, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualities for a lower rate under an applicable income tax treaty.

Sale, redemption, retirement or other taxable disposition of notes

Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of a note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, or, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2) in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a note that is effectively connected with the conduct of such trade or business or, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a “branch profits tax” at a rate of 30 percent or a lower applicable income tax treaty rate.

If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the note and nonetheless is a Non-U.S. Holder, such Non-U.S, Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including gain from the sale, exchange, retirement or other disposition of the note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Exchange offer

The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange for U.S. federal income tax purposes because there is not a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. Therefore, if a Non-U.S. holder exchanges old notes for new notes pursuant to the exchange offer, then for U.S. federal income tax purposes the Non-U.S. holder (i) should not recognize a taxable gain or loss; (ii) will have the same holding period in the new notes that the Non-U.S. holder had in the old notes; and (iii) will have the same tax basis in the new notes that the Non-U.S. holder had in the old notes.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding (currently at a 28 percent rate) unless such holders provide to us or our paying agent, as the case may be, an Internal Revenue Service Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Nan-U.S. Holders, as described above.

Information reporting and backup withholding will also generally apply to a payment of the proceeds from the disposition of the notes (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the notes by or through a foreign office of a broker. If, however, such broker is (i) a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) a “controlled foreign corporation” as to the United States, or (iv) a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the sale of the notes offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2007 and for the year then ended included in this Prospectus have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2006 and for the year ended December 31, 2006 and the one-day ended December 31, 2005 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements for the period ended December 30, 2005 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO THE FINANCIAL STATEMENT SCHEDULES

Page
Reports of Independent Registered Public Accounting Firms	F - 2

Consolidated Balance Sheets — December 31, 2007 and December 31, 2006	F - 4

Consolidated / Combined Statements of Operations — Year Ended December 31. 2007, Year Ended December 31, 2006, One-Day Ended December 31, 2005, and Period Ended December 30, 2005	F - 5

Consolidated / Combined Statements of Comprehensive Income and Stockholder’s Equity and Enterprise Capital — Year Ended December 31, 2007, Year Ended December 31, 2006, One-Day Ended December  31, 2005, and Period Ended December 30, 2005,

F - 6

Consolidated / Combined Statements of Cash Flows — Year Ended December 31, 2007, Year Ended December 31, 2006, One-Day Ended December 31, 2005, and Period Ended December 30, 2005	F - 7

Notes to Consolidated / Combined Financial Statements	F - 8

Financial Statement Schedule:

II — Valuation and Qualifying Accounts	F - 34

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of

SGS International, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income and stockholder’s equity and cash flows present fairly, in all material respects, the financial position of SGS International, Inc. and its subsidiaries (the “Company”) at December 31, 2006 and the results of their operations and their cash flows for the year ended December 31, 2006 and the one-day ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index to the financial statement schedules presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

April 11, 2007
Except for Note T, for which the date is March 19, 2008
Louisville, Kentucky

Report of Independent Registered Public Accounting Firm

To the Shareholder of

Southern Graphic Systems:

In our opinion, the accompanying combined statement of operations, comprehensive income and enterprise capital and cash flows present fairly, in all material respects, the results of operations and cash flows of Southern Graphic Systems for the period ended December 30, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index to the financial statement schedules presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 28, 2006
Except for Note S, for which the date is May 1, 2006, and the Discontinued Operations as discussed in Note T, for which the date is March 19, 2008
Pittsburgh, Pennsylvania

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder

SGS International, Inc.

Louisville, Kentucky

We have audited the accompanying consolidated balance sheet of SGS International, Inc. as of December 31, 2007 and the related consolidated statements of operations, comprehensive income and stockholder’s equity, and cash flows for the year then ended. In connection with our audit of the financial statements, we have also audited the 2007 financial statement schedule listed in the index to the financial statement schedules. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SGS International, Inc. at December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the 2007 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP

Nashville, Tennessee

March 18, 2008

SGS International, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2007 and December 31, 2006

(in thousands of dollars, except share data)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$34,467	$12,658
Receivables from customers, less allowances of $830 and $1,422 at December 31, 2007 and December 31, 2006, respectively	61,142	57,417
Inventories	7,718	5,733
Deferred income taxes	575	1,676
Prepaid expenses and other current assets	11,039	8,053

Total current assets	114,941	85,537
Properties, plants and equipment, net	53,368	52,413
Goodwill	175,933	157,778
Other intangible assets, net	176,233	163,113
Deferred financing costs, net	8,848	10,177
Other assets	883	509

TOTAL ASSETS	$530,206	$469,527

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable, trade	$22,346	$15,719
Accrued compensation	7,928	6,122
Accrued taxes, including taxes on income	2,397	1,248
Accrued interest	1,048	1,091
Other current liabilities	7,101	7,046
Current portion of short-term and long-term obligations	2,226	3,605

Total current liabilities	43,046	34,831
Long-term obligations, net of current portion	360,859	318,384
Non-current liabilities	1,398	517
Deferred income taxes	5,693	5,524

Total liabilities	410,996	359,256

Commitments and contingencies

Stockholder’s equity:
Common stock, $.01 par value, 1,000 shares authorized and outstanding	—	—
Additional capital	107,000	107,000
Accumulated other comprehensive income—unrealized translation adjustments, net of tax	13,509	2,431
Retained earnings (accumulated deficit)	(1,299)	840

Total stockholder’s equity	119,210	110,271

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$530,206	$469,527

The accompanying notes are an integral part of the consolidated / combined financial statements.

SGS International, Inc. and Subsidiaries

Consolidated / Combined Statements of Operations

Year Ended December 31, 2007, Year Ended December 31, 2006,

One-Day Ended December 31, 2005, and Period Ended December 30, 2005

(in thousands of dollars)

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
NET SALES:
Net sales	$308,809	$276,276	$—	$254,930
Net sales to related parties	—	—	—	5,398

	308,809	276,276	—	260,328

COSTS OF OPERATIONS:
Cost of goods sold (exclusive of depreciation)	205,132	180,512	—	170,926
Selling, general, and administrative expenses	46,555	37,913	—	32,632
Depreciation and amortization	23,689	20,061	42	16,415

INCOME FROM (LOSS ON) OPERATIONS	33,433	37,790	(42)	40,355

NON-OPERATING EXPENSES:
Related party interest expense	—	—	—	6,431
Interest expense	36,929	35,012	97	10
Other expense, net	497	225	—	1,457

INCOME FROM (LOSS ON) CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,993)	2,553	(139)	32,457
PROVISION (BENEFIT) FOR INCOME TAXES	(1,182)	1,345	(54)	12,690

INCOME FROM (LOSS ON) CONTINUING OPERATIONS	(2,811)	1,208	(85)	19,767

INCOME FROM (LOSS ON) DISCONTINUED OPERATIONS (including gain on disposal of $935 during 2007)	842	(480)	—	94
PROVISION (BENEFIT) FOR INCOME TAXES ON DISCONTINUED OPERATIONS	170	(197)	—	67

NET INCOME (LOSS)	$(2,139)	$925	$(85)	$19,794

The accompanying notes are an integral part of the consolidated / combined financial statements.

SGS International, Inc. and Subsidiaries

Consolidated / Combined Statements of Comprehensive Income and Stockholder’s Equity / Enterprise Capital

Year Ended December 31, 2007, Year Ended December 31, 2006,

One-Day Ended December 31, 2005, and Period Ended December 30, 2005

(in thousands of dollars)

	Comprehensive Income	Common Stock	Additional Capital	Retained Earnings (Accumulated Deficit)	Enterprise Capital	Accumulated Other Comprehensive Income	Total Stockholder’s Equity / Enterprise Capital
Predecessor

Balance at December 31, 2004		$—	$—	$—	$133,376	$6,463	$139,839

Comprehensive income:
Net income	$19,794	—	—	—	19,794	—	19,794
Unrealized translation adjustments	1,807	—	—	—	—	1,807	1,807

Comprehensive income	$21,601

Stock compensation	—	—	—	—	246	—	246
Capital contributions	—	—	—	—	60,885	—	60,885

Balance at December 30, 2005		$—	$—	$—	$214,301	$8,270	$222,571

Successor

Southern Graphics, Inc. Holding Company investment in SGS International, Inc.		$—	$107,000	$—	$—	$—	$107,000
Net loss		—	—	(85)	—	—	(85)

Balance at December 31, 2005		—	107,000	(85)	—	—	106,915

Comprehensive income:
Net income	$925	—	—	925	—	—	925
Unrealized translation adjustments	2,431	—	—	—	—	2,431	2,431

Comprehensive income	$3,356

Balance at December 31, 2006		—	107,000	840	—	2,431	110,271

Comprehensive income:
Net loss	$(2,139)	—	—	(2,139)	—	—	(2,139)
Unrealized translation adjustments	11,078	—	—	—	—	11,078	11,078

Comprehensive income	$8,939

Balance at December 31, 2007		$—	$107,000	$(1,299)	$—	$13,509	$119,210

The accompanying notes are an integral part of the consolidated / combined financial statements.

SGS International, Inc. and Subsidiaries

Consolidated / Combined Statements of Cash Flows

Year Ended December 31, 2007, Year Ended December 31, 2006,

One-Day Ended December 31, 2005, and Period Ended December 30, 2005

(in thousands of dollars)

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Cash from Operations
Net income (loss)	$(2,139)	$925	$(85)	$19,794
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation and amortization	23,761	20,507	42	16,890
Amortization of deferred financing fees	1,393	1,226	5	—
Foreign currency loss on senior secured term loan	215	1,384	—	—
Change in deferred income taxes	(1,174)	754	—	(1,555)
Loss (gain) on disposal of assets	816	—	—	(319)
Gain on divestiture of business	(935)	—	—	—
Increase (decrease) in cash due to changes in operating assets and liabilities, net of acquisitions:
Receivables	(804)	(277)	851	(6,064)
Related party receivables	—	—	—	(24,050)
Inventories	(1,254)	(1,146)		—
Prepaid expenses and other current assets	(2,632)	(122)	—	487
Accounts payable and accrued expenses	5,833	(2,382)	92	(3,415)
Related party payables	—	—	—	10,385
Taxes, including taxes on income	89	(486)	(54)	516
Noncurrent assets and liabilities	641	(181)	—	1,877

Cash provided by operations	23,810	20,202	851	14,546

Investing Activities
Capital expenditures	(11,108)	(8,650)	—	(13,941)
Proceeds from sale of assets	—	2,060	—	570
Proceeds from divestiture of business, net of cash divested	628	—	—	—
Business acquisitions, net of cash acquired	(29,262)	(4,424)	(412,505)	(15,446)

Cash used in investing activities	(39,742)	(11,014)	(412,505)	(28,817)

Financing Activities
Common Stock Issuance	—	—	107,000	—
Borrowings on senior secured credit facility	—	—	118,700	—
Proceeds from senior subordinated notes	—	—	200,000	—
Borrowings on acquisition facility	40,000	—	—	—
Deferred financing fees	(65)	(218)	(11,190)	—
Net changes in short-term borrowings	—	1,600	—	17,485
Contributions of minority interest holder	—	—	—	221
Payments on senior secured notes	(1,454)	(1,202)	—	—
Payments on other long-term debt	(2,060)	(672)	—	(342)

Cash (used in) provided by financing activities	36,421	(492)	414,510	17,364

Effect of exchange rate changes on cash	1,320	(119)	—	(49)

Net change in cash and cash equivalents	21,809	8,577	2,856	3,044
Cash and cash equivalents at beginning of period	12,658	4,081	1,225	828

Cash and cash equivalents at end of period	$34,467	$12,658	$4,081	$3,872

The accompanying notes are an integral part of the consolidated / combined financial statements.

(Dollars in thousands, except per share amounts and where otherwise noted)

A.	Summary of Significant Accounting Policies

General Nature of Business

SGS International, Inc. (“the Company” or “the Successor”), headquartered in Louisville, Kentucky, operates in one operating business segment, pre-press graphic services. The Company provides a variety of services that include the preparatory steps that precede the actual printing of an image onto packaging material. The Company supplies photographic images, digital images, flexographic printing plates and rotogravure cylinders for the packaging printing industry. The Successor has 39 locations in the United States, Canada, Mexico, the United Kingdom, the Netherlands, and Hong Kong.

Acquisition of Southern Graphic Systems

On December 30, 2005, the Successor, a wholly-owned subsidiary of Southern Graphics Inc., which is a majority owned subsidiary of Citigroup Venture Capital Equity Partners, LP (CVC), purchased Southern Graphic Systems (“the Predecessor”) from Alcoa Inc. (Alcoa), for approximately $416.9 million (“the Acquisition”), including acquisition costs of $7.9 million, which was paid via a combination of cash and the proceeds from the issuance of senior subordinated notes and borrowings under a senior credit facility, as summarized herein. CVC and certain other investors contributed a cash equity investment of $107.0 million. (In subsequent transactions, Lyon Southern, Inc. (of which the Successor’s director, Richard Leong, is Chief Investment Advisor), certain members of management and others made an aggregate equity investment of $17.8 million, the proceeds of which were used to repurchase from CVC the same number of shares of common stock and preferred stock of Southern Graphics Inc. originally acquired by CVC.) The Successor also issued $200.0 million aggregate principal amount of its 12% senior subordinated notes due in 2013, resulting in net proceeds of $194.5 million. In addition, the Successor also obtained a new senior credit facility of $193.7 million, of which $118.7 million was drawn at closing to fund a portion of the Acquisition purchase price. These total proceeds were reduced by certain debt issuance and other transaction costs.

In conjunction with the Acquisition, the purchase price was allocated to reflect the fair value of the assets acquired and liabilities assumed as of December 30, 2005 in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, (SFAS No. 141). The following table summarizes the allocation of the purchase price to the Successor’s assets acquired and liabilities assumed:

Purchase price	(in millions)
Acquisition price	$409.0	(1)
Transaction costs	7.9	(2)

Total acquisition price	$416.9

(1)

The acquisition price in the table above consists of the initial purchase price of $409.4 million, plus revisions to the estimated working capital adjustment component ($5.0 million at December 31, 2005 included in other current liabilities) of the purchase price of $1.3 million, less debt assumed of $1.7 million.

(2)	The transaction costs in the table above consist of the initial estimate of transaction costs of $7.7 million, plus revisions to the estimated transaction costs of $0.2 million.

Allocation of acquisition price	(in millions)
Current assets	$70.8
Properties, plants and equipment	56.5
Goodwill	157.7
Customer relationships	142.7
Other intangible assets	23.1
Other assets	0.5
Liabilities assumed	(34.4)

Total acquisition price	$416.9

Supplemental Unaudited Pro Forma Information

The following unaudited pro forma information for the period ended December 30, 2005 assumes that the Acquisition of the Company had occurred as of January 1, 2005. The Pro Forma adjustments relate to depreciation, amortization, interest, management fees and include the results of operations for MCG Graphics Limited (see Footnote F) for the full period. The tax effects of the pro forma adjustments have been reflected at the Company’s blended federal and state income tax rate of 39.2%.

The pro forma results are not necessarily indicative of the results that would have occurred had the Acquisition occurred as of such date and are not intended to provide a forecast of future expected results.

	Period Ended December 30, 2005	Pro Forma Period Ended December 30, 2005
Revenue	260,328	275,195
Net income	19,794	4,686

Successor Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2007 and December 31, 2006, and for the one-day December 31, 2005 include the accounts of SGS International, Inc., its wholly owned subsidiaries and companies more than fifty percent owned. These subsidiaries include Southern Graphic Systems, Inc. (“SGS”), Project Dove Holdco, Inc., Project Dove Manitoba, L.P., Southern Graphic Systems-Canada, Co., Southern Graphic Systems Mexico, S. De R.L. De C.V (“SGS Mexico”), SGS Packaging Europe Holdings Limited, SGS Packaging Europe Limited, MCG Graphics Limited, and SGS Packaging Netherlands B.V. These subsidiaries also include The Box Room Limited since June 30, 2006, Mozaic Group, Ltd (“Mozaic”) through February 28, 2007, McGurk Studios Limited and Thames McGurk Limited since April 2, 2007, and SGS Asia Pacific Limited since July 11, 2007. Accordingly, the accompanying financial statements for the periods subsequent to the Acquisition are labeled Successor and the periods prior to the Acquisition are labeled Predecessor.

On February 28, 2007, the Company sold its controlling interest in Mozaic to a third party. The Company has retained a 10% interest in Mozaic. The accompanying consolidated balance sheet as of December 31, 2007 does not include the accounts of Mozaic, but includes our investment in Mozaic recorded at cost, adjusted for impairment. The carrying value of our investment in Mozaic is zero at December 31, 2007. The historical results of Mozaic are presented as discontinued operations in the accompanying consolidated statement of operations.

The Company currently has an annual user license agreement with Mozaic, which grants the Company rights to access and use certain software. The use of these services is approximately $50 per month.

The following table represents the major classes of assets and liabilities as of the date of the disposal of Mozaic.

Current assets	$3,120
Non-current assets	$812

Current liabilities	$4,209
Non-current liabilities	$288

Below are the amounts of revenue and pre-tax profit (loss) reported from the discontinued operations of Mozaic. The pre-tax profit of $842 for the year ended December 31, 2007 includes a gain on the sale of Mozaic of $935. Net of this gain on sale, the pre-tax loss is ($93).

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005

Revenues	$2,406	$13,798	$—	$12,439
Pre-tax profit (loss)	$842	$(480)	$—	$94

Predecessor Principles of Combination

The accompanying combined financial statements for the period ended December 30, 2005 are stated at historical cost basis and include the combined accounts of SGS, Southern Graphic Systems-Canada, Ltd., SGS Mexico and companies more than fifty percent owned by them (Mozaic). The combined financial statements for this period have been derived from the books and records of Alcoa. The combined statement of income includes all items of revenue and income generated by the

Predecessor, and all items of expense incurred by the Predecessor. These include expenses charged to the Predecessor by Alcoa in the normal course of business. The combined financial statements reflect amounts that have been pushed down from Alcoa in order to depict the combined results of operations and cash flows of the Predecessor on a stand-alone basis. As a result of recording these amounts, the combined financial statements of the Predecessor may not be indicative of the results that would be presented if the Predecessor had operated as an independent stand-alone entity. Management believes the method of allocation is reasonable.

Use of Estimates

The consolidated / combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Areas that require significant judgments, estimates and assumptions include revenue recognition, accounts receivable and the allowance for doubtful accounts, work-in-process inventory, impairment of goodwill, other intangible assets and long-lived assets, accrued health and welfare benefits, and tax matters. Management uses historical experience and all available information to make these judgments and actual results could differ from those estimates upon subsequent resolution of some matters.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable. The Company determines the allowance based on specifically identified probable credit losses and historical write-off experience. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. In addition, the Company maintains allowances for customer claims due to returned products, billing errors, disputed amounts, and other items, which result in credit memos charged to net sales. The Company determines the allowance for claims based on historical experience, specific notification of pending claims, and estimated lag times for processing credit memos. The Company does not have any off-balance-sheet credit exposure related to its customers.

Properties, Plants and Equipment

Properties, plants and equipment are recorded at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets, averaging 20 years for structures, between 3 and 10 years for machinery and equipment, and 3 years for software. The provision for depreciation also includes depreciation on assets under capital lease arrangements. Properties, plants and equipment are evaluated for impairment when indicators of impairment exist. Gains or losses from the sale of assets are included in other income. Repairs and maintenance are charged to expense as incurred.

Capitalized software costs are included in properties, plants and equipment. We record software development costs in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Goodwill and Other Intangible Assets

The Company has goodwill and other intangible assets, most notably customer relationships. Goodwill represents the excess of costs over the fair values of net assets of businesses acquired. Intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited, with a weighted average useful life of 20 years. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, (SFAS No. 142) goodwill is not amortized, but instead is tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The Company performs the annual test for impairment during the fourth quarter. The impairment test compares the carrying amount of the reporting unit to the fair value of the reporting unit. The Company has one reporting unit. The impairment tests in 2007, 2006, and 2005 supported the carrying value of goodwill, and as such, no write-downs in the carrying value of goodwill were recorded.

Impairments of Other Intangible Assets and Long-Lived Assets

Other intangible assets and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). Recoverability of assets in accordance with SFAS No. 144 compares the projected undiscounted future cash flows from use and disposition of assets to the carrying amounts of those assets. When the sum of projected undiscounted cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. The Company has not recorded impairment losses on other intangible assets or long-lived assets in the consolidated / combined financial statements for 2007, 2006, or 2005.

Deferred Financing Costs

Deferred financing costs reflect costs incurred in connection with obtaining the financing for the Acquisition and the registration of the senior subordinated notes. Deferred financing costs are amortized (included in interest expense) using the effective interest method, over the life of the related debt.

Accrued Health and Welfare Benefits

The Company is partially self-insured for health and welfare benefits since April 1, 2006. The accrual for health and welfare benefits is the Company’s best estimate of health and welfare costs incurred but not paid as of the balance sheet date. The Company estimates the liability for claims incurred by applying a lag factor to historical claims experience. As of December 31, 2007 and 2006, the Company had accrued $677 and $744, respectively, within other current liabilities for accrued health and welfare benefits.

Revenue Recognition

The Company recognizes revenue when title, ownership, and risk of loss pass to the customer in accordance with the provisions of Staff Accounting Bulletin No. 104, Revenue Recognition. Revenues are recorded net of allowances for customer rebates and cash discounts. The Company records revenue in the period when shipped because all of the requirements of SAB No. 104 have been met and the price can be reasonably estimated based on the services performed, historical experience and customer information.

The majority of the Company’s revenue is from the sale of prepress services and image carriers for the printing industry. The products for prepress services consist of electronic image files for which the Company recognizes revenue when the electronic file is delivered to the customer. The product for image carriers consists of the engravings on gravure cylinders and flexographic printing plates for which the Company recognizes revenue when the product is shipped and risk of loss has passed to the customer.

Inventories and Cost of Goods Sold

Raw materials inventory is valued at the lower of cost or market with cost determined using the first-in, first-out (“FIFO”) method. Work-in-process inventory is valued at the lower of cost or net realizable value. There is no finished goods inventory since all products are shipped upon completion. Raw materials inventory and work-in-process inventory are as follows:

	Successor	Successor
	December 31, 2007	December 31, 2006
Raw materials	$2,709	$1,311
Work-in-process	5,009	4,422

	$7,718	$5,733

Rebates

The Company receives rebates from certain vendors. The Company records these rebates as a reduction of cost of goods sold in accordance with Emerging Issues Task Force (EITF) 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Receivables for vendor rebates of $7,597 and $5,923 as of December 31, 2007 and 2006, respectively, are included as a component of prepaid expenses and other current assets.

The Company also grants rebates to certain customers. The Company records these rebates as a reduction of sales in accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Liabilities for customer rebates of $2,997 and $1,941 as of December 31, 2007 and 2006, respectively, are included as a component of other current liabilities.

Shipping and Handling Costs

Effective January 1, 2007, the Company included amounts invoiced to customers for shipping and handling costs as a component of net sales. Net sales included $4,321 for amounts invoiced to customers for shipping and handling costs for the year ended December 31, 2007. Prior to January 1, 2007, amounts invoiced to customers for shipping and handling costs were netted against the actual cost incurred and reflected as a reduction in cost of sales. Amounts prior to January 1, 2007 were not material.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year, plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce the deferred tax assets when it is more likely than not that a tax benefit will not be realized. Amounts payable for non-U.S. income taxes are reflected in accrued income taxes payable.

For the Predecessor periods, the Company was included in Alcoa’s U.S. consolidated tax return. Deferred income taxes and income tax expense are presented on a “separate return” basis.

In accordance with Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48), the Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There were no such amounts recognized for the year ended December 31, 2007.

Tax returns filed for the one-day ended December 31, 2005 and for the year ended December 31, 2006 are currently still subject to examination by taxing authorities.

Successor Stock-Based Compensation

On January 1, 2006, the Successor adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values.

On July 25, 2006, the Board of Directors of Southern Graphics Inc. (the parent of SGS International, Inc.) adopted the Southern Graphics Inc. Stock Incentive Plan. The total shares available for grant under the Southern Graphics Inc. Stock Incentive Plan are not to exceed 31,000 shares. Also on July 25, 2006, Southern Graphics Inc. granted options to certain employees of SGS International, Inc. and its subsidiaries to acquire an aggregate of 7,300 shares of Southern Graphics Inc. Class A Common Stock. On February 20, 2007 Southern Graphics Inc. granted options to an employee of SGS International, Inc. and its subsidiaries to acquire an aggregate of 1,500 shares of Southern Graphics Inc.

Stock option features based on the date of original grant are as follows:

Date of Original Grant	Vesting	Term	Exercise Price
July 25, 2006	20% each year, beginning on December 31, 2006 and ending on December 31, 2010	10 years	$161 at grant date; declines semi-annually until exercise price reaches $113 on July 1, 2010

February 20, 2007	20% each year, beginning on March 31, 2008 and ending on February 20, 2012	10 years	$161 at grant date; declines semi-annually until exercise price reaches $113 on August 21, 2011

The options above are the only options granted by Southern Graphics Inc. or SGS International, Inc., as of December 31, 2007. During the year ended December 31, 2007, a former employee of SGS International, Inc. and its subsidiaries forfeited 1,200 of the options granted on July 25, 2006.

Compensation expense for share-based awards granted is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R and determined using the straight-line expense attribution method. The fair value of share-based awards is determined using the Black-Scholes option pricing model. The Company recorded less than $0.1 of compensation expense for share-based awards for the each of the years ended December 31, 2007 and 2006.

The primary assumptions utilized in the Black-Scholes option pricing model are as follows:

	Grant Date of February 20, 2007	Grant Date of July 25, 2006
Stock price volatility	28.0%	27.9%
Dividend yield	0.0%	0.0%
Risk-free interest rate	4.7%	5.0%
Expected life of options	10 years	10 years
Derived service period	10 years	10 years

The stock price volatility utilized above was determined using historical data for companies in the Successor’s industry as there is not an established market for the Successors stock.

The risk-free interest rate utilized above was based on the rate of United States Treasury Bonds with a remaining term approximately equal to the expected term of the options being valued.

The derived service period of the options was determined using a risk-neutral option pricing simulation model.

The fair value of options granted during the years ended December 31, 2007 and 2006 was $0.07 per option for each year.

As of December 31, 2007, there was $0.1 of total unrecognized compensation cost related to nonvested options outstanding. That cost is expected to be recognized over 5 years with an annual charge of less than $0.1.

Predecessor Stock-Based Compensation

Certain employees of the Company received stock options under Alcoa’s stock incentive plans. Stock options under Alcoa’s stock incentive plans have been granted at not less than market prices on the dates of grant. The Company accounted for stock-based compensation of the Predecessor in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations using the intrinsic value method which resulted in no compensation costs for options granted. In addition to stock option awards, Alcoa granted stock awards and performance share awards that vest over three years from the date of grant. Compensation expense for stock awards was calculated based on the fair value at the grant date, and compensation expense for performance share awards was based on the fair value on the date the performance criteria are determined. The after-tax expense (at a rate of 35%) for these awards was $174 in 2005.

Stock option features based on the date of original grant are as follows:

Date of Original Grant	Vesting	Term	Reload Feature
2003	3 years ( 1/3 each year)	10 years	One reloaded in 2004 for 1/3 vesting in 2004
2004 and Forward	3 years ( 1/3 each year)	6 years	None

The Company’s net income would have been reduced to the pro forma amounts shown below if compensation cost had been determined based on the fair value of the grant dates in accordance with SFAS No. 123 and SFAS No. 148, Accounting for Stock Based Compensation.

Predecessor
Period Ended December 30, 2005
Net income, as reported	$19,794
Less: additional compensation cost determined under the fair value method, net of tax	598

Pro forma net income	$19,196

On December 31, 2005, Alcoa accelerated the vesting of stock options granted to employees on January 13, 2005. The 2005 accelerated options have weighted average exercise prices of $29.54. The decision to accelerate the vesting of the 2005 options was made primarily to avoid recognizing the related compensation cost in future financial statements upon the adoption of SFAS No. 123R.

In anticipation of the adoptions of SFAS No. 123R Alcoa switched from the Black-Scholes pricing model to a lattice model to estimate fair value at grant date for options granted in 2005. The fair value of each option is estimated on the date of grant or subsequent reload using the lattice or Black-Scholes pricing model with the following assumptions:

2005
Average risk free interest rate	2.65-4.2%
Expected dividend yield	1.8%
Expected volatility	27%-35%
Expected life (years):
New option grants	3.8
Reload option grants	—

The weighted average fair value per option granted was $6.18 in 2005.

Foreign Currency

The local currency is the functional currency for locations in Canada, Mexico, the United Kingdom, the Netherlands and Hong Kong. In accordance with SFAS No. 52, Foreign Currency Translation, assets and liabilities of those operations denominated in foreign currencies are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using average exchange rates for the reporting period. Gains or losses from the translation are recorded as currency translation adjustment in other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated / combined statements of income. In 2007, 2006 and 2005, transaction gains (losses) recognized in the statement of operations due to exchange rate changes were ($1,141), ($1,332) and $298, respectively. We also have certain intercompany loans that are deemed to be permanently reinvested. Transaction gains and losses on these intercompany loans are charged to cumulative translation adjustment in other comprehensive income.

Recently Issued and Adopted Accounting Standards

On January 1, 2007, the Company adopted the provisions of FIN 48. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. At the adoption date and as of December 31, 2007, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS 141(R)). SFAS 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS 141(R) is effective for acquisitions completed in fiscal years beginning after December 15, 2008. The effect the adoption of SFAS 141(R) will have on the Company’s financial statements will depend on the nature and size of acquisitions completed after the Company adopts SFAS 141(R).

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, (SFAS 160). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 160 is not expected to have an impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115, (SFAS 159). SFAS 159 permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 will not have a significant impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Upon adoption, the provisions of SFAS 157 are to be applied prospectively with limited exceptions. The adoption of SFAS 157 will not have a significant impact on the Company’s consolidated financial statements.

Reclassifications

Certain amounts as of and for the year ended December, 31, 2006, for the one-day ended December 31, 2005 and for the period ended December 30, 2005 have been reclassified to conform to their 2007 presentation due to the presentation of the results of operations for Mozaic as a discontinued operation.

B.	Nature of Operations

The Company operates in a single reportable segment whose product offerings include package design, prepress, imaging and managing the entire graphics development cycle for customers in a broad spectrum of industries. There were no customers that comprised in excess of 10% of total revenues in 2007, 2006 or 2005.

The following summarizes the concentrations of sales and long-lived assets by major geographic region. Sales are attributed to the geographic region based on the point of origin of the sale.

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Net sales
United States	$221,426	$216,835	$—	$220,559
Canada	42,582	40,853	—	40,486
United Kingdom	44,576	23,867	—	3,188
Other	6,423	1,881	—	2,114
Eliminations	(6,198)	(7,160)	—	(6,019)

Total sales	$308,809	$276,276	$—	$260,328

	Successor	Successor
	December 31, 2007	December 31, 2006
Long-lived assets
United States	$301,319	$299,097
Canada	71,895	62,365
United Kingdom	38,014	19,410
Other	4,037	3,118

Total long-lived assets	$415,265	$383,990

C.	Prepaid Expenses and Other Current Assets

	Successor	Successor
	December 31, 2007	December 31, 2006
Receivables for vendor rebates	$7,597	$5,923
Prepaid expenses	2,060	1,722
Other	1,382	408

	$11,039	$8,053

D.	Properties, Plants and Equipment, net

	Successor	Successor
	December 31, 2007	December 31, 2006
Land	$941	$941
Structures	8,778	7,275
Machinery and equipment	52,273	43,912
Software	15,123	10,526

	77,115	62,654
Accumulated depreciation	(25,833)	(12,126)

	51,282	50,528
Construction work-in-progress	2,086	1,885

	$53,368	$52,413

Depreciation expense on properties, plants, and equipment was $14,298, $11,570, $20, and $7,393, for the years ended December 31, 2007 and 2006, the one-day ended December 31, 2005 and the period ended December 30, 2005, respectively.

E.	Goodwill and Other Intangible Assets

	Successor	Successor
	December 31, 2007	December 31, 2006
Goodwill, cost	$175,933	$157,778

Customer relationships, cost	168,070	148,572
Customer relationships, accumulated amortization	(15,733)	(7,415)

Other intangible assets, cost	26,327	23,115
Other intangible assets, accumulated amortization	(2,431)	(1,159)

	$352,166	$320,891

The change in goodwill during 2007 is due to the following:

Goodwill at December 31, 2006	$157,778
Acquisitions during 2007	11,844
Changes due to foreign currency fluctuations	6,311

Goodwill at December 31, 2007	$175,933

The change in customer relationships, cost during 2007 is due to the following:

Customer relationships at December 31, 2006	$148,572
Acquisitions during 2007	15,500
Changes due to foreign currency fluctuations	3,998

Customer relationships at December 31, 2007	$168,070

The change in other intangible assets, cost during 2007 is due to the following:

Other intangible assets at December 31, 2006	$23,115
Acquisitions during 2007	2,583
Changes due to foreign currency fluctuations	629

Other intangible assets at December 31, 2007	$26,327

Amortization expense on customer relationships and other intangible assets was $9,391, $8,491, $22, and $9,022 for the year ended December 31, 2007 and 2006, the one-day ended December 31, 2005 and the period ended December 30, 2005, respectively.

Amortization of customer relationships and other intangible assets is estimated to be approximately $8,600 and $1,300 respectively, each year from 2008 through 2012.

F.	Acquisitions

The Company has consummated acquisitions for a variety of reasons, including obtaining additional scale, acquiring a specific design or technical skill, achieving geographic diversification, strengthening existing customer relationships, forming new customer relationships and/or acquiring an underutilized asset that could more efficiently perform existing services within our organization.

Acquisitions during the year ended December 31, 2007

On February 28, 2007, the Company’s subsidiary, Southern Graphic Systems, Inc., entered into an Asset Purchase Agreement (the “Purchase Agreement”) with C.M. Jackson Associates, Inc. (“CMJ”), a supplier of design and creative, production art and pre-press, packaging management, project tracking and digital asset management services with an emphasis on “store brands.” Under the Purchase Agreement, the Company acquired substantially all of CMJ’s assets for an aggregate cash consideration of $16,650 (the “CMJ Consideration”). In conjunction with this acquisition, the Company borrowed $8,000 on its acquisition facility. The acquired assets include CMJ’s leasehold interest in its single facility located in Ramsey, New Jersey. The Company operates the acquired business under the “C.M. Jackson Associates, Inc.” name. The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. $5,000 of the CMJ Consideration is payable in two equal installments on February 28, 2008 and 2009, respectively. The deferred consideration installments are subject to forfeiture if certain key CMJ employees now employed by the Company terminate their employment before the expiration of their respective employment agreements. A portion of the second deferred installment is payable only if the acquired business achieves a specified threshold of earnings before interest, depreciation and amortization. This $5,000 of deferred consideration will continue to be recorded as compensation expense through February 2009. The purchase price allocation for the acquisition from CMJ is provided below.

Purchase price	$11,650
Transaction costs	300

Total cash acquisition price	$11,950

Allocation of acquisition price:
Current assets	$265
Properties, plants and equipment	217
Goodwill	2,570
Customer relationships	7,600
Other intangible assets	1,600
Liabilities assumed	(302)

Total cash acquisition price	$11,950

Results of operations of the business acquired from CMJ are included in the condensed consolidated statements of operations from the date of the acquisition. Pro forma results of the Company, assuming the acquisition from CMJ had been made at the beginning of each period presented, would not have been materially different from the results reported.

On April 2, 2007, the Company and SGS Packaging Europe Holdings Limited (“Holdings”), a wholly owned subsidiary of the Company, entered into Share Sale and Purchase Agreements (the “Agreements”) under which Holdings acquired the outstanding shares of McGurk Studios Limited (“Studios”) and Thames McGurk Limited (“Thames” and, together with Studios, “McGurk”) for an initial aggregate consideration (the “Initial McGurk Consideration”) of 9,388 pounds sterling (approximately $18,566 based on the U.S. dollar/pound sterling exchange rate on April 2, 2007), subject to adjustment as described in the Agreements. The Initial McGurk Consideration consisted of a cash payment in the amount of 8,543 pounds sterling (approximately $16,896 based on the April 2, 2007 U.S. dollar/pound sterling exchange rate) and assumption of McGurk’s short-term and long-term indebtedness in the amount of 845 pounds sterling (approximately $1,670 based on the April 2, 2007 U.S. dollar/pound sterling exchange rate). On September 4, 2007, 375 pounds sterling (approximately $742 based on the April 2, 2007 U.S. dollar/pound sterling exchange rate) was paid as additional consideration to McGurk based on the financial results of McGurk. McGurk is a UK-based provider of end-to-end digital design, artwork and reprographics for packaging solutions with locations in Hull and London, England, and Hong Kong.

On March 30, 2007, in connection with the financing of the acquisition of McGurk described above, the Company borrowed the sum of $15.0 million under its acquisition facility (“the McGurk Borrowing”).

The purchase price allocation for this acquisition is provided below. The purchase price allocation for this acquisition is subject to completion of final fair value allocations.

Purchase price	$17,638	(1)
Transaction costs	604

Total cash acquisition price	$18,242

Allocation of acquisition price:
Current assets	$5,835
Properties, plant and equipment	2,845
Goodwill	9,125
Customer relationships	7,792
Other intangible assets	969
Liabilities assumed	(8,324)

Total cash acquisition price	$18,242

(1)	The cash acquisition price in the table above consists of the aggregate consideration of $19,308 (9,763 pounds sterling) less debt assumed of $1,670 (845 pounds sterling).

The following table presents the unaudited pro forma results of operations for the Company for the years ended December 31, 2007 and 2006. The unaudited pro forma financial information summarizes the results of operations for the periods indicated as if the McGurk acquisition had occurred as of the beginning of each period. The pro forma information contains the actual combined operating results of the Company and McGurk, with the results prior to the acquisition adjusted to include the pro forma impact of (1) amortization expense associated with the customer relationships and other intangible assets (calculated using a useful life of 20 years) recorded in connection with the preliminary purchase price allocation, (2) interest expense associated with the McGurk Borrowing of $15,000 at a variable rate of LIBOR plus 2.5%, and (3) income tax expense at a blended rate of 38.5% in 2007 and 37.9% in 2006.

Pro forma

	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenues	$313,548	$295,936
Net income (loss)	(2,134)	1,470

Acquisitions during the year ended December 31, 2006

During 2006, the Company completed three acquisitions at an aggregate purchase price of $5,403. Each of the acquisitions was funded through cash generated from operations. On June 30, 2006, SGS Packaging Europe Holdings Limited purchased The Box Room Limited, a supplier of photographic and digital images for the packaging printing industry in the United Kingdom. On August 31, 2006, SGS Packaging Europe Holdings Limited purchased a business supplying photographic and digital images for the packaging printing industry in the Netherlands through an asset purchase. On December 29, 2006, Southern Graphic Systems-Canada, Co. purchased Synnoflex Inc., a supplier of photographic and digital images for the packaging printing industry in Canada. The purchase price allocations for these three acquisitions included an aggregate $1,956 for working capital, $788 for properties, plant, and equipment, $4,186 for customer relationships, $26 for other assets, ($605) for non current liabilities, and ($948) for non current deferred tax liabilities.

Results of operations of the acquired businesses are included in the consolidated statement of operations from the respective dates of the acquisitions. Pro forma results of the Company, assuming all acquisitions had been made at the beginning of each period presented, would not have been materially different from the results reported.

Acquisitions during the period ended December 30, 2005

During 2005, the Company completed two acquisitions at a cost of $15,446. The most significant of these transactions was the acquisition of MCG Graphics Limited (“MCG”) in November 2005. The MCG transaction was valued at $14,434. The purchase price allocation included $2,550 of property, plant and equipment, $9,866 of customer relationships, $4,155 of goodwill, ($506) of long-term capital lease obligations, ($2,496) of deferred income tax liabilities and $865 of working capital.

Results of operations of the acquired businesses are included in the consolidated / combined statements of income from the respective dates of the acquisitions. Pro forma results of the Company, assuming all acquisitions had been made at the beginning of each period presented, would not have been materially different from the results reported.

G.	Short-Term and Long-Term Obligations

	December 31, 2007	December 31, 2006
Senior secured term loan	$121,586	$118,986
Borrowings on senior acquisition loan facility	39,766	—
Senior subordinated notes	200,000	200,000
Capital lease obligations	1,733	836
Borrowings on line of credit	—	1,600
Other	—	567

	363,085	321,989
Less short-term and long-term obligations due within one year	(2,226)	(3,605)

	$360,859	$318,384

In connection with the Acquisition, the Company entered into a new $193,700 senior credit facility, of which $118,700 was drawn at the closing of the Acquisition. The $193,700 senior credit facility consists of a $118,700 term loan facility, a $35,000 revolving credit facility, and a $40,000 loan facility for acquisitions.

The $121,586 outstanding on the term loan facility at December 31, 2007 is payable in quarterly installments of approximately $300 through September 2011, with the remaining amount due at maturity on December 30, 2011. At December 31, 2007, the balance outstanding on the term loan facility consisted of $86,926 of borrowings denominated in the United States dollar, $23,286 of borrowings denominated in the Canadian dollar, and $11,374 of borrowings denominated in pound sterling. Borrowings on the term loan facility bear interest at a variable rate of LIBOR plus 2.5%. At December 31, 2007, the weighted average interest rate on the term loan facility was 7.4%

The senior credit facility requires mandatory prepayment, subject to certain exceptions and limitations, with: 100% of the net cash proceeds from asset sales by the Registrant or any of its subsidiaries (together, the “Company”); 100% of the net cash proceeds of issuances of debt or preferred stock by the Company; and 50% of the Company’s excess cash flow, as defined in the senior secured credit facility.

At December 31, 2007 and 2006, no amounts were drawn on the revolving credit facility. Unused portions of the revolving credit facility are charged a fee of 0.5%. Fees incurred on the unused portion of the revolving credit facility were $175 for each of the years ended December 31, 2007 and 2006. The revolving credit facility is available through December 30, 2010. Borrowings on the revolving credit facility bear interest at a variable rate of LIBOR plus 2.5%.

At December 31, 2007, $39,766 was outstanding on the acquisition loan facility. At December 31, 2006, no amounts were outstanding on the acquisition facility. Unused portions of the acquisition loan facility are charged a fee of 1.5%. Fees incurred on the unused portion of the acquisition loan facility were $320 and $600 for the years ended December 31, 2007 and 2006. As of December 31, 2007, the Company has no additional borrowings available through the acquisition loan facility. Borrowings on the acquisition loan facility bear interest at a variable rate of LIBOR plus 2.5%. At December 31, 2007, the weighted average interest rate on the acquisition loan facility was 7.4%.

The senior secured credit facility contains customary financial and other covenants, including a maximum leverage ratio and a minimum interest coverage ratio, as defined in the senior credit facility agreement. The senior credit facility also places certain restrictions on our ability to make capital expenditures. As of December 31, 2007, the Company was in compliance with these covenants.

Also in connection with the Acquisition, the Company issued $200.0 million of 12% senior subordinated notes. The senior subordinated notes mature on December 15, 2013 and bear interest at the rate of 12% per year, which is payable semi-annually in arrears on June 15 and December 15 of each year. The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company’s subsidiaries and rank secondary to the Company’s senior credit facility. The senior subordinated notes contain restrictive covenants as stated in the indenture agreement, including limitations on the Company’s ability to incur additional debt.

Through December 15, 2008, the Company may redeem up to 35% of the aggregate principal amount of the senior subordinated notes at a redemption price of 112% of the principal amount, plus accrued and unpaid interest to the redemption date. After December 15, 2008, the Company may redeem all or part of the aggregate principal amount of the senior subordinated notes at a redemption price from 106% in 2009 to 100% in 2011 of the principal amount, plus accrued and unpaid interest to the redemption date.

The capital lease obligations relate to vehicles and computer graphic design and related equipment. Lease payments are due in equal monthly installments and the leases mature at various dates through December 2012.

The amount of long-term debt, including capital lease obligations, maturing in each of the next five years and thereafter is $2,226 in 2008, $2,194 in 2009, $2,134 in 2010, $156,485 in 2011, $37 in 2012, and $200,009 thereafter.

H.	Interest Expense

Interest expense consists of the following:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Interest on senior term loan	$9,436	$8,948	$25	$—
Interest on borrowings on acquisition facility	1,493	—	—	—
Interest on senior subordinated notes	24,000	24,000	67	—
Amortization of deferred financing costs	1,394	1,226	5	—
Commitment fees on senior credit facility	577	775	—	—
Other	29	63	—	10

Total	$36,929	$35,012	$97	$10

I.	Other Expense, net

Other expense, net consists of the following:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Realized foreign exchange (gain) loss	$1,141	$1,332	$—	$(298)
Restructuring and closure costs	—	—	—	1,563
Interest income	(748)	(795)	—	—
Other	104	(312)	—	192

Total	$497	$225	$—	$1,457

J.	Related Party Transactions

Successor

The company incurred and paid management advisory fees of $500 annually during both 2007 and 2006 to a related party in accordance with the Advisory Agreement between the Company and CVC Management LLC, which was assigned to Court Square Advisor LLC on July 31, 2006. The Company will pay $500 annually in advisory fees through 2015 in accordance with this Advisory Agreement.

Predecessor

During the period ended December 30, 2005, the Company purchased products from and sold products to various related companies, consisting of other Alcoa subsidiaries, at negotiated prices between the two parties. These transactions are recorded as related party sales on the combined statements of income.

On December 30, 2005, the Company recorded a capital contribution of $35,595 for the write-off of related party receivables of $10,311 and related party payables of $45,906. On November 30, 2005, the Company recorded a capital contribution of $10,856 for the write-off of related party receivables of $84,211, related party payables of $81 and short-term borrowings with related parties of $94,986. In November 2005, the Company recorded a capital contribution of $14,434 for the write-off of short-term borrowings related to the MCG acquisition.

On November 1, 1996 and November 25, 1997, the Company entered into promissory notes with RMC Delaware, Inc., a wholly owned subsidiary of Alcoa, for $32,629 and $5,000, respectively. The principal was payable on demand, and the promissory notes compounded interest quarterly at the prime rate plus 1.5%. The promissory notes were settled in full in December 2005 through a contribution from Alcoa.

On April 7, 2000, CGA Acquisition Corp., a wholly owned subsidiary of the Company, entered into a promissory note with RMC Delaware, Inc. for $11,496. The principal was payable on demand, and the promissory note compounded interest quarterly at the prime rate plus 1.0%. The promissory note was settled in full in December 2005 through a contribution from Alcoa.

On June 30, 2004, Mozaic, then a majority owned subsidiary of the Company, entered into a revolving loan agreement with Alcoa Securities Corporation for $3,100. In December 2005, Alcoa Securities Corporation assigned the note to the Company. Interest is payable quarterly at the LIBOR rate plus 3.5%. The interest rate on the note was 8.87% at December 31, 2006. This loan is eliminated in the presentation of the consolidated balance sheets as of December 31, 2006. The loan and note were sold to a third party in connection with the Company’s divestiture of its controlling interest in Mozaic on February 28, 2007.

For the period ended December 30, 2005, the Company had sales of $5,280 to Reynolds Metals Company, a wholly owned subsidiary of Alcoa. The Company had sales to other wholly owned subsidiaries of Alcoa of $118 for the period ended December 30, 2005.

The expenses allocated to the Company by Alcoa in the normal course of business consist of the following, and are reflected in cost of products sold and selling, general and administrative expenses in the combined statements of operations:

Predecessor
Period Ended December 30, 2005
Pension expense	$2,955
Other postretirement benefit costs	392
Information technology	1,549
Insurance	302
Other services	2,508

$7,706

The allocation of pension expense and the charges for other postretirement benefit costs included in these financial statements were determined based on the number of employees participating in the various plans and average costs per employee.

Alcoa charged the Company for various other services, including financial shared services (accounts receivable, accounts payable, shared ledger, payroll, etc.), insurance, credit and collection, audit, energy management, legal, environmental health and safety, information technology and other administrative costs. These charges are allocated primarily based on headcount. Insurance costs are allocated based upon historical claims cost per person for the Company. Management believes such methods of allocation are reasonable.

K.	Lease Expense

Certain buildings and office space are under operating lease agreements. Total expense for all leases was $7,902, $7,064, and $7,724, in 2007, 2006, and 2005, respectively. Under long-term leases, minimum annual rentals are $6,648 in 2008, $4,846 in 2009, $3,237 in 2010, $2,424 in 2011 and $3,681 for 2012. There are no minimum annual rentals after 2012.

L.	Defined Contribution Plans

Effective January 1, 2006, the Company adopted the Southern Graphic Systems, Inc. Savings Plan (the “Plan”), a defined contribution plan under Section 401(k) of the Internal Revenue Code, for the benefit of eligible employees and their beneficiaries. Employees were eligible to make elective deferral contributions to the Plan beginning on the first day of any payroll period on or following April 1, 2006. The Plan is funded with both employer and employee contributions. Participants may voluntarily contribute up to 16% of their annual pay into the plan, not to exceed an annual dollar limitation, which was $15,500 and $15,000 in 2007 and 2006, respectively. The Plan provides that, for each payroll period beginning on or after July 1, 2006, the Company may make matching contributions in an amount to be determined by the Board of Directors, which amount for each payroll period shall not be greater than 100% of the participant’s elective deferrals that do not exceed the first 6% of the participant’s compensation for the payroll period. In addition, the Plan provides that, for any Plan year, the Company may make discretionary contributions in an amount to be determined by the Board of Directors as of the last day of the Plan year on behalf of each participant, subject to certain Internal Revenue Code limitations. Contributions to the plan were $3,376 and $2,305 in 2007 and 2006, respectively.

During the period ended December 30, 2005, the Company participated in certain of Alcoa’s defined contribution plans. These plans covered substantially all employees in the U.S. and Canada. Contributions to the plans were $2,837 in the period ended December 30, 2005.

M.	Income Taxes

The components of income (loss) before taxes on income (loss) from continuing operations were:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
U.S.	$(5,255)	$1,060	$(132)	$23,304
Foreign	1,262	1,493	(7)	9,153

	$(3,993)	$2,553	$(139)	$32,457

The provision (benefit) for taxes on income (loss) from continuing operations consisted of:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Current:
U.S. Federal	$—	$—	$(50)	$9,114
Foreign	162	523	—	3,436
State	—	—	(4)	1,729

	162	523	(54)	14,279

Deferred:
U.S. Federal	(463)	484	—	(1,133)
Foreign	(857)	261	—	(243)
State	(24)	77	—	(213)

	(1,344)	822	—	(1,589)

	$(1,182)	$1,345	$(54)	$12,690

The reconciliation between the provision (benefit) for taxes on income (loss) for continuing operations computed by applying the federal statutory tax rate to income (loss) before taxes on income (loss) from continuing operations and the actual provision is as follows:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
U.S. federal statutory rate	34.0%	34.0%	35.0%	35.0%
State tax net of federal benefit	0.7%	1.0%	3.0%	3.0%
Taxes on foreign income	0.3%	-0.9%	0.0%	0.0%
Permanent differences	-9.6%	13.2%	0.0%	0.0%
Valuation allowance	-6.3%	4.8%	0.0%	-0.4%
Rate changes (1)	10.1%	0.0%	0.0%	0.0%
Other	0.4%	0.6%	0.0%	1.5%

Effective tax rate	29.6%	52.7%	38.0%	39.1%

(1)

The impact for the rate changes above is primarily due to the United Kingdom enacting a tax rate change in July 2007 that will reduce the tax rate in the United Kingdom by 2 percentage points effective April 1, 2008.

The components of net deferred tax assets and liabilities at December 31, 2007 and 2006 were as follows:

	Successor	Successor
	December 31, 2007	December 31, 2006
Deferred Tax Assets:
Employee benefits	$261	$1,318
Foreign tax credit carryforwards	977	412
Foreign currency loss on senior secured term loan	575	533
Tax loss carry forwards	11,880	6,004
Other	334	407
Valuation allowance	(706)	(297)

Total deferred tax assets	$13,321	$8,377

Deferred Tax Liabilities:
Depreciation and amortization	$(14,905)	$(10,740)
Interest on intercompany notes	(3,423)	(1,485)
Other	(111)	—

Total deferred tax liabilities	$(18,439)	$(12,225)

The December 31, 2007 depreciation and amortization deferred tax liability includes $2,412 of deferred tax liabilities that the Company obtained as part of the acquisition of McGurk. These liabilities are recorded as a component of the opening balance sheet of McGurk in accordance with SFAS No. 142.

The Company has recorded a valuation allowance against a portion of its foreign tax credit carry forwards because it is more likely than not that this portion of the carry forwards will not be realized.

The Company has net operating loss carry forwards in various tax jurisdictions at December 31, 2007 as follows:

United States	$25,895 expiring December 31, 2026
Canada	$5,037 expiration beginning December 31, 2016
United Kingdom	$884 with no expiration date
Netherlands	$206 with no expiration date
Mexico	$81 expiring December 31, 2016

Although the Company expects to continue to generate additional net operating loss carry forwards for the next two years, it further believes it will be able to utilize all of these loss carry forwards prior to their expiration. As such, no valuation allowance has been recorded against the net operating loss carryforwards. The Company continuously evaluates the need to record a valuation allowance and will recognize such valuation allowance if it is deemed necessary due to a change in expectations about the ability to realize the full value of the net operating loss carryforwards.

The Company has not recorded a deferred tax liability for undistributed earnings of certain international subsidiaries because such earnings are considered permanently invested in foreign countries. As of December 31, 2007 and 2006, undistributed earnings of international subsidiaries considered permanently reinvested were approximately $1,113 and $566, respectively. The unrecognized deferred tax liability is dependent on many factors, including withholding taxes under current tax treaties and foreign tax credits. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable. The Company does not consider undistributed earnings from certain other international operations to be permanently reinvested. A portion of the estimated tax liabilities upon repatriation of earnings from these international operations are expected to be offset with foreign tax credits.

N.	Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and borrowings under the senior secured credit facility approximate their carrying amount. The fair value of the senior subordinated notes is based on quoted market prices. At December 31, 2007, the senior subordinated notes had a carrying value of $200,000 and a fair value of $198,250.

O.	Cash Flow Information

Cash payments for interest are as follows:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Interest	$35,479	$32,952	$—	$103

Cash paid for income taxes was not significant for the years ended December 31, 2007 and 2006. Taxes were paid by Alcoa in conjunction with Alcoa’s consolidated tax returns in 2005.

The effects of certain noncash activities were as follows:

	Successor	Successor	Successor	Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	One-Day Ended December 31, 2005	Period Ended December 30, 2005
Assets acquired under capital lease obligations	$1,512	$212	$—	$—
Elimination of related party receivables through contributions	$—	$—	$—	$94,522
Elimination of related party payables through contributions	$—	$—	$—	$(45,987)
Elimination of short-term borrowings with related parties through contributions	$—	$—	$—	$(109,420)
Noncash contributions	$—	$—	$—	$(60,855)

P.	Condensed Consolidated Quarterly Financial Information (unaudited)

Unaudited summarized financial data by quarter for 2007 and 2006 is presented below. The amounts presented below have been adjusted from amounts previously reported for discontinued operations and for certain immaterial prior period adjustments discussed below.

	Quarter Ended March 31, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007
Sales (1)	$75,126	$80,363	$76,482	$76,838
Income from operations	10,829	8,076	7,816	6,712
Income (loss) from continuing operations	1,337	(1,106)	(1,343)	(1,699)
Income (loss) from discontinued operations	672	—	—	—

Net income (2)	$2,009	$(1,106)	$(1,343)	$(1,699)

	Quarter Ended March 31, 2006	Quarter Ended June 30, 2006	Quarter Ended September 30, 2006	Quarter Ended December 31, 2006
Sales	$68,823	$72,597	$65,709	$69,147
Income from operations	9,400	11,937	8,882	7,571
Income (loss) from continuing operations	504	1,585	(196)	(685)
Income (loss) from discontinued operations	(133)	(4)	(139)	(7)

Net income (3)	$371	$1,581	$(335)	$(692)

(1)

Sales were adjusted by $1,019 and $1,026 from the amounts previously reported for the quarters ended March 31, 2007 and June 30, 2007, respectively. The adjustments to the amounts previously reported for the quarters ended March 31, 2007 and June 30, 2007 were due the Company including amounts invoiced to customers for shipping and handling costs as a component of net sales, effective January 1, 2007. In the amounts previously reported for the quarters ended March 31, 2007 and June 30, 2007, amounts invoiced to customers for shipping and handling costs were netted against the actual cost incurred and reflected as a reduction in cost of sales.

(2)

Net income was increased by $59 and $194 from the amounts previously reported for the quarters ended June 30, 2007 and September 30, 2007, respectively. The adjustments to net income are net of income taxes of $26 and $119 for the quarters ended June 30, 2007 and September 30, 2007, respectively. The adjustment to the amounts previously reported for the quarter ended June 30, 2007 was due to certain non-income tax related accounting items related to periods prior to 2007. The adjustment to the amounts previously reported for the quarter ended September 30, 2007 was due to certain inventory items that were accounted for as a correction of an error in accordance with SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108) during the third quarter of 2007. The Company re-evaluated the treatment of the inventory items during the year end close process and determined these adjustments were a change in accounting estimate and should not impact prior periods.

(3)

Net income was decreased by $4 and increased by $132 to the amounts previously reported for the quarters ended June 30, 2006 and December 31, 2006, respectively. The adjustments to net income are net of income taxes of $1 and $55 for the quarters ended June 30, 2006 and December 31, 2006, respectively. The adjustments to the amounts previously reported for the quarters ended June 30, 2006 and December 31, 2006 related to certain non-income tax related accounting items identified during 2007.

Q.	Contingencies and Commitments

Various lawsuits, claims and proceedings have been or may be instituted or asserted against entities within the Company. While the amounts claimed may be substantial, the ultimate liability cannot be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on currently available facts and in light of legal and other defenses available to us, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the Company’s financial position, results of operations, and liquidity.

R.	Subsequent Events

On January 3, 2008, Southern Graphic Systems-Canada, Co. (“SGS Canada”), a wholly owned subsidiary of SGS International, Inc., entered into a Share Purchase Agreement (the “SPA”) under which SGS Canada acquired the outstanding shares of 1043497 Ontario Limited (“1043497”) and Cooper & Williamson, Inc. (together with 1043497 and its wholly owned subsidiaries Tri-Ad Graphic Communications Ltd. and Flex-Art Design Inc., “Tri-Ad”), for a cash purchase price of 22,000 Canadian dollars (approximately $22,211 based on the U.S. dollar/Canadian dollar exchange rate on January 2, 2008), subject to adjustment as described in the SPA. Tri-Ad is a Canadian provider of packaging and retail graphics services with locations in Toronto, Ontario and outside of Montreal, Quebec.

The acquisition of Tri-Ad will be recorded as a business acquisition in 2008 in accordance with SFAS No. 141.

S.	Supplemental Guarantor Information

The Successor’s debt includes the senior credit facility and the 12% senior subordinated notes. The U.S. borrowings under the senior credit facility have been guaranteed by Southern Graphics Inc. (the parent of SGS International, Inc.), Southern Graphic Systems, Inc. and Project Dove Holdco, Inc. The Canadian borrowings under the senior credit facility have been guaranteed by SGS Packaging Europe Holdings Limited, SGS Packaging Europe Limited, MCG Graphics Limited, Southern Graphic Systems Mexico, S. De R.L. De C.V., The Box Room Limited, SGS Packaging Netherlands, B.V., Synnoflex Inc., McGurk Studios Limited, Thames McGurk Limited, SGS Asia Pacific Limited, Southern Graphic Systems, Inc., Project Dove Holdco, Inc., Project Dove Manitoba, L.P., Southern Graphics Inc., SGS International, Inc., 1043497 Ontario Limited, Cooper & Williamson, Inc., Tri-Ad Graphic Communications, Ltd., and Flex-Art Design Inc. The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Successor’s domestic subsidiaries and rank secondary to the Successor’s senior credit facility. Guarantor subsidiaries for the senior subordinated notes include Southern Graphic Systems, Inc. and Project Dove Holdco, Inc. Non- Guarantor subsidiaries for the senior subordinated notes include the remaining direct and indirect domestic and foreign subsidiaries. The subsidiary guarantors are 100% owned by the Successor, the guarantees are full and unconditional, and the guarantees are joint and several.

Following are condensed consolidating / combining financial statements of the Successor and Predecessor. The guarantor subsidiaries for the senior subordinated notes are presented in a combined format for the Predecessor. There was not a parent company/subsidiary relationship under the combined Predecessor reporting. Under the Successor, investments in subsidiaries are either consolidated or accounted for under the equity method of accounting. Intercompany balances and transactions have been eliminated.

Supplemental Consolidating Balance Sheet

December 31, 2007

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$17,515	$3,068	$13,884	$—	$34,467
Receivables from customers, less allowances	—	38,712	22,430	—	61,142
Related party receivables	312,755	53,455	42,209	(408,419)	—
Inventories	—	5,013	2,705	—	7,718
Deferred income taxes	—	508	67	—	575
Prepaid expenses and other current assets	10	8,119	2,910	—	11,039

Total current assets	330,280	108,875	84,205	(408,419)	114,941
Investment in subsidiaries	117,232	23,001	36,567	(176,800)	—
Properties, plants and equipment, net	—	43,058	10,310	—	53,368
Goodwill	—	119,962	55,971	—	175,933
Other intangible assets, net	—	129,219	47,014	—	176,233
Deferred financing costs, net	8,848	—	—	—	8,848
Deferred income taxes	1,320	460	—	(1,780)	—
Other assets	47	184	652	—	883

Total assets	$457,727	$424,759	$234,719	$(586,999)	$530,206

Liabilities
Current liabilities
Accounts payable, trade	$428	$15,389	$6,529	$—	$22,346
Related party payables	—	330,874	77,545	(408,419)	—
Accrued compensation	—	6,185	1,743	—	7,928
Accrued taxes, including taxes on income	—	273	2,124	—	2,397
Accrued interest	23	1,018	7	—	1,048
Other current liabilities	—	4,438	2,663	—	7,101
Current portion of long-term obligations	1,401	507	318	—	2,226

Total current liabilities	1,852	358,684	90,929	(408,419)	43,046
Noncurrent liabilities
Long-term obligations, net of current portion	336,665	1,127	23,067	—	360,859
Noncurrent liabilities	—	1,042	356	—	1,398
Deferred income taxes	—	—	7,473	(1,780)	5,693

Total noncurrent liabilities	336,665	2,169	30,896	(1,780)	367,950

Total liabilities	338,517	360,853	121,825	(410,199)	410,996

Minority interest	—	—	—	—	—
Contingencies and commitments
Stockholders’ equity:
Common stock; $.01 par value; 1,000 shares authorized and outstanding
Additional capital	107,000	63,001	96,068	(159,069)	107,000
Accumulated other comprehensive income - cumulative translation adjustment, net of tax	13,509	3	13,506	(13,509)	13,509
Retained earnings (accumulated deficit)	(1,299)	902	3,320	(4,222)	(1,299)

Total stockholder’s equity	119,210	63,906	112,894	(176,800)	119,210

Total liabilities and stockholders’ equity	$457,727	$424,759	$234,719	$(586,999)	$530,206

Supplemental Consolidating Balance Sheet

December 31, 2006

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$2,100	$2,286	$8,272	$—	$12,658
Receivables from customers, less allowances	—	39,005	18,412	—	57,417
Related party receivables	289,829	37,289	41,748	(368,866)	—
Inventories	—	3,588	2,145		5,733
Deferred income taxes	—	1,547	129	—	1,676
Prepaid expenses and other current assets	80	6,020	1,953	—	8,053

Total current assets	292,009	89,735	72,659	(368,866)	85,537
Investment in subsidiaries	105,669	23,001	14,800	(143,470)	—
Properties, plants and equipment, net	—	43,322	9,091	—	52,413
Goodwill	—	117,391	40,387	—	157,778
Other intangible assets, net	—	127,049	36,064	—	163,113
Deferred financing costs, net	10,177	—	—	—	10,177
Deferred income taxes	1,923	—	—	(1,923)	—
Other assets	—	275	234	—	509

Total assets	$409,778	$400,773	$173,235	$(514,259)	$469,527

Liabilities
Current liabilities
Accounts payable, trade	$413	$8,852	$6,454	$—	$15,719
Related party payables	—	314,588	54,278	(368,866)	—
Accrued compensation	—	4,025	2,097	—	6,122
Accrued taxes, including taxes on income	—	391	857	—	1,248
Accrued interest	6	1,058	27	—	1,091
Other current liabilities	—	4,318	2,728	—	7,046
Current portion of long-term obligations	1,000	57	2,548	—	3,605

Total current liabilities	1,419	333,289	68,989	(368,866)	34,831
Noncurrent liabilities
Long-term obligations, net of current portion	298,088	155	20,141	—	318,384
Noncurrent liabilities	—	—	517	—	517
Deferred income taxes	—	2,952	4,495	(1,923)	5,524

Total noncurrent liabilities	298,088	3,107	25,153	(1,923)	324,425

Total liabilities	299,507	336,396	94,142	(370,789)	359,256

Minority interest	—	—	—	—	—
Contingencies and commitments
Stockholders’ equity:
Common stock; $.01 par value; 1,000 shares authorized and outstanding
Additional capital	107,000	63,001	74,300	(137,301)	107,000
Accumulated other comprehensive income - cumulative translation adjustment, net of tax	2,431	3	2,428	(2,431)	2,431
Retained earnings (accumulated deficit)	840	1,373	2,365	(3,738)	840

Total stockholder’s equity	110,271	64,377	79,093	(143,470)	110,271

Total liabilities and stockholders’ equity	$409,778	$400,773	$173,235	$(514,259)	$469,527

Supplemental Successor Consolidating Statement of Operations

For the Year Ended December 31, 2007

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales
Sales	$—	$217,611	$91,198	$—	$308,809
Sales to related parties	—	3,522	2,676	(6,198)	—

Total net sales	—	221,133	93,874	(6,198)	308,809

Costs and expenses
Cost of goods sold	—	139,951	71,379	(6,198)	205,132
Selling, general and administrative expenses	1,934	35,896	8,725	—	46,555
Depreciation and amortization	—	17,602	6,087	—	23,689

Income from (loss on) operations	(1,934)	27,684	7,683	—	33,433

Non-operating expenses
Related party interest expense	—	—	—	—	—
Interest expense, net	3,463	30,937	2,529	—	36,929
Other (income) expense, net	(3,376)	(954)	4,827	—	497

Total non-operating expenses	87	29,983	7,356	—	37,426

Equity in net income of subsidiaries	484	—	—	(484)	—

Income (loss) on continuing operations before income taxes	(1,537)	(2,299)	327	(484)	(3,993)
(Benefit) provision for taxes on income	602	(2,374)	590	—	(1,182)

Income (loss) on continuing operations	(2,139)	75	(263)	(484)	(2,811)

Income (loss) discontinued operations	—	—	842	—	842
(Benefit) provision for taxes on income on discontinued operations	—	—	170	—	170

Net income (loss)	$(2,139)	$75	$409	$(484)	$(2,139)

Supplemental Successor Consolidating Statement of Operations

For the Year Ended December 31, 2006

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales
Sales	$—	$212,221	$64,055	$—	$276,276
Sales to related parties	—	3,477	2,547	(6,024)	—

Total net sales	—	215,698	66,602	(6,024)	276,276

Costs and expenses
Cost of goods sold	—	135,592	50,944	(6,024)	180,512
Selling, general and administrative expenses	1,872	31,100	4,941	—	37,913
Depreciation and amortization	—	16,037	4,024	—	20,061

Income from (loss on) operations	(1,872)	32,969	6,693	—	37,790

Non-operating expenses
Related party interest expense	—	—	—	—	—
Interest expense, net	1,937	30,839	2,236	—	35,012
Other (income) expense, net	806	(576)	(5)	—	225

Total non-operating expenses	2,743	30,263	2,231	—	35,237

Equity in net income of subsidiaries	3,765	—	—	(3,765)	—

Income (loss) on continuing operations before income taxes	(850)	2,706	4,462	(3,765)	2,553
(Benefit) provision for taxes on income	(1,775)	1,311	1,809	—	1,345

Income (loss) on continuing operations	925	1,395	2,653	(3,765)	1,208

Income (loss) discontinued operations	—	—	(480)	—	(480)
(Benefit) provision for taxes on income on discontinued operations	—	—	(197)	—	(197)

Net income (loss)	$925	$1,395	$2,370	$(3,765)	$925

Supplemental Successor Consolidating Statement of Operations

For the One-Day Ended December 31, 2005

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales
Sales	$—	$—	$—	$—	$—
Sales to related parties	—	—	—	—	—

Total net sales	—	—	—	—	—

Costs and expenses
Cost of goods sold	—	—	—	—	—
Selling, general and administrative expenses	—	—	—	—	—
Depreciation and amortization	—	35	7	—	42

Income from (loss on) operations	—	(35)	(7)	—	(42)

Non-operating expenses
Related party interest expense	—	—	—	—	—
Interest expense, net	97	—	—	—	97
Other (income) expense, net	—	—	—	—	—

Total non-operating expenses	97	—	—	—	97

Equity in net income of subsidiaries	(26)	—	—	26	—

Income (loss) on continuing operations before income taxes	(123)	(35)	(7)	26	(139)
(Benefit) provision for taxes on income	(38)	(15)	(1)	—	(54)

Income (loss) on continuing operations	(85)	(20)	(6)	26	(85)

Income (loss) discontinued operations	—	—	—	—	—
(Benefit) provision for taxes on income on discontinued operations	—	—	—	—	—

Net income (loss)	$(85)	$(20)	$(6)	$26	$(85)

Supplemental Predecessor Combining Statement of Income For the Period Ended December 30, 2005

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales
Sales	$—	$211,524	$43,406	$—	$254,930
Sales to related parties	—	9,035	2,382	(6,019)	5,398

Total net sales	—	220,559	45,788	(6,019)	260,328

Costs and expenses
Cost of goods sold	—	146,395	30,550	(6,019)	170,926
Selling, general and administrative expenses	—	29,320	3,312	—	32,632
Depreciation and amortization	—	13,675	2,740	—	16,415

Income from (loss on) operations	—	31,169	9,186	—	40,355

Non-operating expenses
Related party interest expense	—	6,767	(336)	—	6,431
Interest expense, net	—	—	10	—	10
Other (income) expense, net	—	1,312	145	—	1,457

Total non-operating expenses	—	8,079	(181)	—	7,898

Equity in net income of subsidiaries	—	—	—	—	—

Income (loss) on continuing operations before income taxes	—	23,090	9,367	—	32,457
(Benefit) provision for taxes on income	—	9,171	3,519	—	12,690

Income (loss) on continuing operations	—	13,919	5,848	—	19,767

Income (loss) discontinued operations	—	—	94	—	94
(Benefit) provision for taxes on income on discontinued operations	—	—	67	—	67

Net income (loss)	$—	$13,919	$5,875	$—	$19,794

Supplemental Successor Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operations	$5,238	$8,285	$10,287	$—	$23,810

Investing activities:
Capital expenditures	—	(8,913)	(2,195)	—	(11,108)
Proceeds from sales of assets	—	1,500	(872)	—	628
Business acquisitions, net of cash acquired	(28,520)	—	(742)	—	(29,262)

Cash used in investing activities	(28,520)	(7,413)	(3,809)	—	(39,742)

Financing activities:
Deferred financing fees	(65)	—	—	—	(65)
Borrowings on acquisition facility	40,000	—	—	—	40,000
Payments on senior secured notes	(1,238)	—	(216)		(1,454)
Payments on other long-term debt	—	(90)	(1,970)	—	(2,060)

Cash provided by (used in) financing activities	38,697	(90)	(2,186)	—	36,421

Effect of exchange rate changes on cash	—	—	1,320	—	1,320

Net change in cash and cash equivalents	15,415	782	5,612	—	21,809

Cash and cash equivalents, beginning of period	2,100	2,286	8,272	—	12,658

Cash and cash equivalents, end of period	$17,515	$3,068	$13,884	$—	$34,467

Supplemental Successor Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operations	$1,309	$6,809	$12,084	$—	$20,202

Investing activities:
Capital expenditures	—	(7,435)	(1,215)	—	(8,650)
Proceeds from sales of assets	—	2,060	—	—	2,060
Business acquisitions, net of cash acquired	—	—	(4,424)	—	(4,424)

Cash used in investing activities	—	(5,375)	(5,639)	—	(11,014)

Financing activities:
Deferred financing fees	(218)	—	—	—	(218)
Net borrowings on lines of credit	—	—	1,600	—	1,600
Payments on senior secured notes	(996)	—	(206)		(1,202)
Payments on other long-term debt	—	—	(672)	—	(672)

Cash provided by (used in) financing activities	(1,214)	—	722	—	(492)

Effect of exchange rate changes on cash	—	—	(119)	—	(119)

Net change in cash and cash equivalents	95	1,434	7,048	—	8,577

Cash and cash equivalents, beginning of period	2,005	851	1,225	—	4,081

Cash and cash equivalents, end of period	$2,100	$2,285	$8,273	$—	$12,658

Supplemental Successor Condensed Consolidating Statement of Cash Flows

For the One-Day Ended December 31, 2005

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operations	$—	$851	$—	$—	$851

Investing activities:
Capital expenditures	—	—	—	—	—
Proceeds from sales of assets	—	—	—	—	—
Business acquisitions, net of cash acquired	(412,505)	—	—	—	(412,505)

Cash used in investing activities	(412,505)	—	—	—	(412,505)

Financing activities:
Common Stock Issuance	107,000	—	—	—	107,000
Borrowings on senior secured credit facility	118,700	—	—	—	118,700
Proceeds from senior subordinated notes	200,000	—	—	—	200,000
Deferred financing fees	(11,190)	—	—	—	(11,190)
Net borrowings on lines of credit	—	—	—	—	—
Payments on senior secured notes	—	—	—		—
Payments on long-term debt, net	—	—	—	—	—

Cash provided by (used in) financing activities	414,510	—	—	—	414,510

Effect of exchange rate changes on cash	—	—	—	—	—

Net change in cash and cash equivalents	2,005	851	—	—	2,856

Cash and cash equivalents, beginning of period	—	—	1,225	—	1,225

Cash and cash equivalents, end of period	$2,005	$851	$1,225	$—	$4,081

Supplemental Predecessor Condensed Consolidating Statement of Cash Flows

For the Period Ended December 30, 2005

	Parent / Issuer	Consolidated Guarantor Subsidiaries	Consolidated Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operations	$—	$11,440	$3,106	$—	$14,546

Investing activities:
Capital expenditures	—	(13,284)	(657)	—	(13,941)
Proceeds from sales of assets	—	570	—	—	570
Business acquisitions, net of cash acquired	—	—	(15,446)	—	(15,446)

Cash used in investing activities	—	(12,714)	(16,103)	—	(28,817)

Financing activities:
Net changes in short-term borrowings	—	3,173	14,312	—	17,485
Contributions of minority interest holder	—	221	—	—	221
Payments on long-term debt, net	—	(342)	—	—	(342)

Cash provided by (used in) financing activities	—	3,052	14,312	—	17,364

Effect of exchange rate changes on cash	—	—	(49)	—	(49)

Net change in cash and cash equivalents	—	1,778	1,266	—	3,044

Cash and cash equivalents, beginning of period	—	—	828	—	828

Cash and cash equivalents, end of period	$—	$1,778	$2,094	$—	$3,872

T.	Revisions

On February 28, 2007, the Company sold its controlling interest in Mozaic to a third party. The historical results of Mozaic are presented as discontinued operations for all years presented in accordance with SFAS 144.

During 2007, the Company identified certain 2006 non-income tax related errors, which resulted in a $432 overstatement of costs of goods sold. We assessed the materiality of these errors on the 2006 quarters and year ended December 31, 2006, in accordance with the SEC’s Staff Accounting Bulletin No. 99 (“SAB 99”) and concluded that these errors were not material to those periods. However, because the correction of these errors in the 2007 financial statements would be material to 2007 results, in accordance with the SEC’s Staff Accounting Bulletin No. 108 (“SAB 108”), the 2006 financial statements have been revised to correct the immaterial errors within the appropriate prior periods The revision to the 2006 financial statements resulted in a reduction in cost of goods sold of $432 and an increase in income tax expense of $129.

Schedule II—Valuation and Qualifying Accounts

		BALANCE AT BEGINNING OF PERIOD	ADDITIONS CHARGED TO EXPENSE	WRITE-OFFS TO THE ALLOWANCE	CHANGES DUE TO PURCHASE ACCOUNTING	BALANCE AT END OF PERIOD
		(IN THOUSANDS)
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Successor	Year ended December 31, 2007	$1,422	$1,236	$(1,828)	$—	$830
	Year ended December 31, 2006	1,362	1340	(1,484)	204	1,422
	One-day ended December 31, 2005	—	—	—	1,362	1,362

Predecessor	Period ended December 30, 2005	$1,091	$1,638	$(1,650)	$282	$1,361

DEFERRED TAX VALUATION ALLOWANCE

Successor	Year ended December 31, 2007	$297	$409	$—	$—	$706
	Year ended December 31, 2006	—	297	—	—	297
	One-day ended December 31, 2005	—	—	—	—	—

Predecessor	Period ended December 30, 2005	$198	—	(140)	—	$58

SGS INTERNATIONAL, INC.

OFFER TO EXCHANGE

$25,000,000 12% Senior Subordinated Notes due 2013 and related Guarantees for all outstanding 12% Senior Subordinated Notes due 2013

Prospectus

                , 2008

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws contain provisions for indemnification of its directors and officers. The Articles of Incorporation provide that directors are entitled to all limitations on liability available under Delaware law and are not liable to us or our stockholders for breaches of fiduciary duty except for any breach of the director’s duty of loyalty, for acts or omissions by a director that are not in good faith or which involve intentional misconduct or a knowing violation of law, for breaches where indemnity would not be permitted by Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit. The Bylaws provide that directors and officers have the right to indemnification unless such indemnification is prohibited by law. Indemnification would cover expenses (including attorneys’ fees), liability and loss actually and reasonably incurred.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following Report of Independent Registered Public Accounting Firm and financial statement schedules are included in this Registration Statement:

Reports of Independent Registered Public Accounting Firm on a Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because they are inapplicable, or not required, or the information is included in the financial statements or footnotes.

The following Exhibits are filed as part of this report:

EXHIBIT NUMBER	DESCRIPTION

3.	CERTIFICATE OF INCORPORATION AND BY-LAWS

3.1	Certificate of Incorporation of SGS International, Inc. filed with the Secretary of State of the State of Delaware on November 8, 2005 (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

3.2	By-Laws of SGS International, Inc. adopted on November 8, 2005 (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1	Certificate of Incorporation. See Exhibit 3.1.

4.2	By-laws. See Exhibit 3.2.

4.3	Indenture dated as of December 30, 2005, by and between SGS International, Inc., Southern Graphic Systems, Inc. and Wells Fargo Bank National Association, as trustee, relating to the 12% Senior Subordinated Notes due 2013 (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

EXHIBIT NUMBER	DESCRIPTION

4.4	Form of Global 12% Notes due 2013 (included in Exhibit 4.3).

4.5	Form of Regulation S Temporary Global 12% Notes due 2013 (included in Exhibit 4.3).

4.6	Supplemental Indenture, dated April 25, 2006, by and among SGS International, Inc., Southern Graphic Systems, Inc., Project Dove Holdco, Inc. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.7	Registration Rights Agreement, dated as of December 30, 2005, by and between SGS International, Inc., certain of its subsidiaries as Guarantors, and UBS Securities LLC and Lehman Brothers Inc. as Initial Purchasers (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.8	Credit Agreement, dated as of December 30, 2005, among SGS International, Inc. and Southern Graphic Systems – Canada, Co., as borrowers, certain of the Registrant’s subsidiaries, as guarantors, UBS Securities LLC and Lehman Brothers Inc., as joint arrangers and joint bookmanagers, UBS AG, Stamford Branch, as issuing bank, US administrative agent, US collateral agent and Canadian collateral agent, Lehman Brothers Inc., as syndication agent, CIT Lending Services Corporation, as documentation agent, National City Bank, as Canadian administrative agent, UBS Loan Finance LLC, as swingline lender, and the lenders referred to therein (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.9	First Amendment to Credit Agreement by and among SGS International, Inc. and Southern Graphic Systems - Canada, Co., as borrowers, certain affiliates of the borrowers, as guarantors, and the lenders party to the Credit Agreement as described therein (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.10	Security Agreement, dated as of December 30, 2005, by SGS International, Inc., as borrower, certain of SGS International, Inc.’s subsidiaries, as guarantors, and UBS AG, Stamford Branch, as US collateral agent (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.11	Canadian Security Agreement, dated as of December 30, 2005, by certain of the SGS International, Inc.’s subsidiaries, as pledgors, and UBS AG, Stamford Branch, as Canadian collateral agent (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

4.12	Debenture dated as of December 30, 2005, from SGS-UK Holdings Limited and others, as chargors, in favour of UBS AG, Stamford Branch, as Canadian collateral agent (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

EXHIBIT NUMBER	DESCRIPTION

4.13	Limited Waiver and Consent to Credit Agreement dated as of April 11, 2007 among the SGS International, Inc. and Southern Graphic Systems – Canada, Co., as borrowers, certain of the Registrant’s subsidiaries, as guarantors, the lenders signatory thereto, UBS AG, Stamford Branch, as US administrative agent, US collateral agent and Canadian collateral agent, and National City Bank, as Canadian administrative agent (incorporated by reference to Exhibit 4.13 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 15, 2007, File No. 333-133825).

5	OPINION RE LEGALITY

5.1	Opinion of Dechert LLP as to the legality of the securities to be issued in the Exchange Offer subject to this Registration Statement.

9.	VOTING TRUST AGREEMENTS

9.1	Stockholder Agreement, dated as of December 30, 2005, among Southern Graphics Inc. and the parties referred to therein (incorporated by reference to Exhibit 9.1 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.	MATERIAL CONTRACTS

10.1	Acquisition Agreement dated as of November 11, 2005, by and among SGS International, Inc., RMC Delaware, Inc., Southern Graphic Systems-Canada, Ltd., and Alcoa UK Holdings Limited (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.2	First Amendment to the Acquisition Agreement dated as of December 30, 2005, by and among SGS International, Inc., Project Dove Holdco, Inc., Southern Graphics Systems-Canada, Co., SGS-UK Holdings Limited, RMC Delaware, Inc., Southern Graphic Systems-Canada, Ltd., and Alcoa UK Holdings Limited (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.3	Indenture. See Exhibit 4.3.

10.4	Supplemental Indenture. See Exhibit 4.6.

10.5	Registration Rights Agreement. See Exhibit 4.7.

10.6	Credit Agreement. See Exhibit 4.8.

10.7	First Amendment to Credit Agreement. See Exhibit 4.9.

10.8	Security Agreement. See Exhibit 4.10.

10.9	Canadian Security Agreement. See Exhibit 4.11.

10.10	Debenture. See Exhibit 4.12.

10.11*	Employment Agreement, dated December 30, 2005, between SGS International, Inc. and Henry R. Baughman (incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

EXHIBIT NUMBER	DESCRIPTION

10.12*	Amendment, dated as of January 15, 2006, to Employment Agreement dated December 30, 2005 between SGS International, Inc. and Henry R. Baughman (incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.13*	Amendment, dated August 9, 2006, to Employment Agreement, dated December 30, 2005 between the Registrant and Henry R. Baughman (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 14, 2006, File No. 333-133825).

10.14*	Agreement, dated as of August 9, 2006, regarding vesting of management investment, between Southern Graphics Inc. and Henry R. Baughman (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 14, 2006, File No. 333-133825).

10.15*	Employment Agreement, dated December 30, 2005, between SGS International, Inc. and Luca C. Naccarato (incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.16*	Amendment, dated as of January 15, 2006, to Employment Agreement dated December 30, 2005 between SGS International, Inc. and Luca C. Naccarato (incorporated by reference to Exhibit 10.16 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.17*	Agreement, dated as of June 23, 2003, regarding reimbursement of educational expenses between SGS International, Inc. and Luca C. Naccarato (incorporated by reference to Exhibit 10.17 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.18*	Amendment, dated as of August 9, 2006, to Employment Agreement between SGS International, Inc. and Luca C. Naccarato (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 14, 2006, File No. 333-133825).

10.19*	Employment Agreement, dated January 27, 2006, between SGS International, Inc. and Benjamin F. Harmon, IV (incorporated by reference to Exhibit 10.22 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.20	Stock Purchase Agreement, dated November 4, 2005, by and among Omnipack PLC, SGS-UK Limited, and Daniel M. Bejarano (incorporated by reference to Exhibit 10.28 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.21	Advisory Agreement between SGS International, Inc. and Court Square Advisors LLC (as assignee of CVC Management LLC) dated December 30, 2005 (incorporated by reference to Exhibit 10.29 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.22	Deed of Lease dated as of April 2005 between 5301 Lewis Road, L.L.C. and Southern Graphic Systems, Inc. (incorporated by reference to Exhibit 10.30 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

EXHIBIT NUMBER	DESCRIPTION

10.23*	Stockholder Agreement. See Exhibit 9.1.

10.24*	Employment Agreement, dated as of April 10, 2006, between SGS International, Inc. and James M. Dahmus (incorporated by reference to Exhibit 10.32 of the Registrant’s Registration Statement on Form S-4, filed May 5, 2006, File No. 333-133825).

10.25*	Southern Graphic Systems, Inc. Deferred Compensation Plan Effective April 1, 2006 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 14, 2006, File No. 333-133825).

10.26*	Southern Graphics Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 14, 2006, File No. 333-133825).

10.27*	Form of Stock Option Agreement for Southern Graphics Inc. Stock Incentive Plan (included in Exhibit 10.26).

10.28*	Form of Subscription Agreement for Southern Graphics Inc. Stock Incentive Plan (included in Exhibit 10.26).

10.29*	SGS International, Inc. Management Incentive Plan – 2006 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed November 13, 2006, File No. 333-133825).

10.30*	Undertaking Agreement, dated February 20, 2007, by and between the Registrant and Marriott W. Winchester, Jr. (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated February 20, 2007, File No. 333-133825).

10.31*	Amendment No. 1 dated as of January 2, 2008 to the Undertaking Agreement dated February 20, 2007 between the Registrant and Marriott W. Winchester (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 27, 2007, File No. 333-133825).

10.32	Asset Purchase Agreement dated as of February 28, 2007, between C. M. Jackson Associates, Inc. and Southern Graphic Systems, Inc. (incorporated by reference to Exhibit 10.32 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed April 13, 2007, File No. 333-133825).

10.33	Share Sale and Purchase Agreement dated April 2, 2007 among (1) McGurk Group Limited, Mr. P.J. Fraine, Ms J.K. Martindale, Ms A.J. Crisp and (2) SGS Packaging Europe Holdings Limited and (3) Mr. P.E. McGurk, Mr. L. McGurk, Ms. A.L. Austin, Mr. J.R. McCarthy and (4) Mr. P.E. McGurk and (5) SGS International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 15, 2007, File No. 333-133825).

10.34	Share Sale and Purchase Agreement dated April 2, 2007 among (1) Mr. P.E. McGurk, Mr. L. McGurk, Ms. A.L. Austin, Mr. J.R. McCarthy and (2) SGS Packaging Europe Holdings Limited and (3) McGurk Group Limited, Mr. P.J. Fraine, Ms J.K. Martindale, Ms A.J. Crisp and (4) Mr. P.E. McGurk and (5) SGS International, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 15, 2007, File No. 333-133825).

EXHIBIT NUMBER	DESCRIPTION

10.35*	Supplemental Pension Agreement, dated as of April 6, 1999, between Southern Graphic Systems, Inc. and Henry R. Baughman (incorporated by reference to exhibit 10.14 of the Registrant’s registration statement on Form S-4 filed on May 5, 2006, File No. 333-133825).

10.36	Share Purchase Agreement, dated as of January 2, 2008, between Southern Graphic Systems-Canada, Co., Janko Herak, Adrianne Herak, Adrianne Herak Trust and C.J.K. Photo Engravers Limited (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 27, 2007, File No. 333-133825).

10.37*	First Amendment of the Southern Graphic Systems, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.37 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 20, 2008, File No. 333-133825).

12	RATIO OF EARNINGS TO FIXED CHARGES

12.1	Statement regarding the computation of ratio of earnings to fixed charges for the Company

21	SUBSIDIARIES

21.1	Subsidiaries of SGS International, Inc. (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 20, 2008, File No. 333-133825)

23	CONSENTS OF EXPERTS AND COUNSEL

23.1	Consent of Dechert LLP (included as part of Exhibit 5.1).

23.2	Consent of BDO Seidman LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of PricewaterhouseCoopers LLP

24.	POWERS OF ATTORNEY

24.1	Powers of Attorney for SGS International, Inc.

24.2	Powers of Attorney for Southern Graphic Systems, Inc.

24.3	Powers of Attorney for Project Dove Holdco, Inc.

25.	STATEMENT OF ELIGIBILITY OF TRUSTEE

25.1	Statement of Eligibility of Wells Fargo Bank, N.A. as Trustee under the Indenture on Form T-1 under the Trust Indenture Act of 1939, as amended.

99	ADDITIONAL EXHIBITS

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

EXHIBIT NUMBER	DESCRIPTION

99.3	Form of Letter to the holders of SGS International, Inc.’s 12% Senior Subordinated Notes due 2013

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5	Form of Letter to Clients

*	Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 601 of Regulation S-K.

UNDERTAKINGS

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, state of Kentucky.

Date: March 28, 2008	SGS INTERNATIONAL, INC.

	By:	/s/ Henry R. Baughman
	Name:	Henry R. Baughman
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HENRY R. BAUGHMAN Henry R. Baughman	President and Chief Executive Officer, and Director (Principal Executive Officer)	March 28, 2008

/s/ JAMES M. DAHMUS James M. Dahmus	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	March 28, 2008

* Joseph M. Silvestri	Director	March 28, 2008

* John P. Civantos	Director	March 28, 2008

* Thomas L. Hammond	Director	March 28, 2008

* Richard Leong	Director	March 28, 2008

*By:	/s/ BENJAMIN F. HARMON, IV	March 28, 2008
Benjamin F. Harmon, IV
Attorney-in-Fact

S-1

Date: March 28, 2008	SOUTHERN GRAPHIC SYSTEMS, INC.

	By:	/s/ Henry R. Baughman
	Name:	Henry R. Baughman
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HENRY R. BAUGHMAN Henry R. Baughman	President and Chief Executive Officer, and Director (Principal Executive Officer)	March 28, 2008

/s/ JAMES M. DAHMUS James M. Dahmus	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	March 28, 2008

* Joseph M. Silvestri	Director	March 28, 2008

* John P. Civantos	Director	March 28, 2008

* Thomas L. Hammond	Director	March 28, 2008

* Richard Leong	Director	March 28, 2008

*By:	/s/ BENJAMIN F. HARMON, IV	March 28, 2008
Benjamin F. Harmon, IV
Attorney-in-Fact

S-2

Date: March 28, 2008	PROJECT DOVE HOLDCO, INC.

	By:	/s/ Luca C. Naccarato
	Name:	Luca C. Naccarato
	Title:	President

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ LUCA C. NACCARATO Luca C. Naccarato	President (Principal Executive Officer)	March 28, 2008

/S/ JAMES M. DAHMUS James M. Dahmus	Chief Financial Officer (Principal Financial Officer)	March 28, 2008

/S/ BENJAMIN F. HARMON IV Benjamin F. Harmon, IV	Director	March 28, 2008

/S/ HENRY R. BAUGHMAN Henry R. Baughman	Director	March 28, 2008

S-3